                       THE DOE RUN RESOURCES CORPORATION
 EXCHANGE OFFER, CASH OFFER, CONSENT SOLICITATION AND SENIOR LOAN PARTICIPATION
                              FOR ALL OUTSTANDING
                11.25% SENIOR SECURED NOTES DUE 2005, SERIES B;
                  11.25% SENIOR NOTES DUE 2005, SERIES B; AND
             FLOATING INTEREST RATE SENIOR NOTES DUE 2003, SERIES B

    The 11.25% Senior Notes due 2005, Series B ("Senior Notes") and Floating Interest Rate Senior Notes due 2003, Series B (the "Floaters") were issued pursuant to that certain Indenture (the "Senior Notes/Floaters Indenture") dated March 12, 1998 among The Doe Run Resources Corporation ("Doe Run" or the "Company"), the Guarantors named therein and State Street Bank and Trust Company, as trustee. The 11.25% Senior Secured Notes due 2005, Series B (the "Senior Secured Notes") were issued pursuant to that certain Indenture (the "Senior Secured Notes Indenture"; and together with the Senior Notes/Floaters Indenture, the "Old Notes Indentures") dated September 1, 1998 among Doe Run, the Guarantors named therein and State Street Bank and Trust Company, as trustee.

    Doe Run is hereby offering the holders of the notes described above (collectively, the "Old Notes") the opportunity to exchange the Old Notes for new notes and/or tender the Old Notes for cash, in each case subject to the terms and conditions set forth below. As part of the exchange and/or tender offer, Doe Run is also soliciting the consent of the holders of Old Notes to certain amendments (the "Proposed Amendments") to the Old Notes Indentures were issued. Finally, Doe Run is offering each holder of Old Notes who initially elects to participate in the exchange offer the opportunity to participate in a senior credit facility (on terms further described herein), pursuant to which Doe Run will borrow an aggregate principal amount of $35.7 million (subject to increase under certain conditions described herein). The exchange and/or tender offer, the consent solicitation and the senior loan participation described below are collectively referred to herein as the "Transactions."

                                 EXCHANGE OFFER

    Doe Run is offering holders of the Old Notes (each a "Holder" and as a group, "Holders") the opportunity to exchange such Old Notes (the "Exchange Offer") for the following consideration:

FOR EACH $1,000 PRINCIPAL AMOUNT OF:
------------------------------------
11.25% Senior Secured Notes due 2005, Series
  B.............................................  -  $770 aggregate principal amount of new
                                                       11.25% notes due 2007 of Doe Run, having
                                                       substantially the terms described herein (the
                                                       "Exchange Notes")

                                                  -  cash payment equal to the amount of all
                                                       accrued and unpaid interest through March 15,
                                                       2002 (such interest as computed for such
                                                       periods of time on any series of Old Notes, as
                                                       applicable, the "Accrued Interest Payment")
                                                       equal to $56.25 per $1,000 principal amount
                                                       held

11.25% Senior Notes due 2005, Series B..........  -  $670 aggregate principal amount of Exchange
                                                       Notes

                                                  -  the Accrued Interest Payment equal to $56.25
                                                       per $1,000 principal amount held

Floating Interest Rate Senior Notes due 2003,
  Series B......................................  -  $670 aggregate principal amount of Exchange
                                                       Notes

                                                  -  the Accrued Interest Payment equal to $47.1606
                                                       per $1,000 principal amount held

    Only Holders who are reasonably believed by Doe Run to be Accredited Investors (as such term is defined in Rule 501(a) of the Securities Act of 1933, as amended) will be allowed to participate in the Exchange Offer.

                                   CASH OFFER

    Doe Run is also, simultaneously with the Exchange Offer, offering the Holders the opportunity to tender their Old Notes for cash (the "Cash Offer"; the Cash Offer and the Exchange Offer are referred to from time to time herein collectively as the "Offers") at prices not greater than $350 nor less than $250 per $1,000 face amount of Old Notes tendered, subject to the "Modified Dutch Auction Procedure" described below.

    Doe Run will select the highest price (the "Cash Payment") specified by a Holder of Old Notes validly tendered (and not withdrawn) in the Cash Offer that will enable Doe Run to purchase the maximum amount of Old Notes for an aggregate purchase price not to exceed $44.0 million (the "Total Cash Available"). Doe Run will pay at the closing of the Transactions (the "Closing Date") the same Cash Payment for all Old Notes validly tendered at or below the Cash Payment (and not withdrawn), upon the terms, and subject to the conditions, of the Cash Offer.

    A Holder tendering Old Notes in the Cash Offer, to the extent such Old Notes are accepted for tender pursuant to the terms hereof, shall not receive any payment of interest or penalty of any kind on account of such Old Notes purchased by Doe Run pursuant to the Cash Offer. A Holder may elect to tender such Holder's Old Notes for participation in the Exchange Offer or the Cash Offer. Any Holder tendering Old Notes pursuant to the Cash Offer shall be required to tender, and likewise shall have been deemed to have tendered, such Old Notes for participation in the Exchange Offer. Any Old Notes tendered in the Cash Offer that cannot be purchased for cash pursuant to the Cash Offer shall be exchanged for Exchange Notes pursuant to the Exchange Offer, and the Holders of such Old Notes shall receive the Accrued Interest Payment on such Old Notes so exchanged.

    In the event that the amount of Old Notes validly tendered (and not withdrawn) on or prior to the Expiration Date (as defined herein) exceeds that which can be purchased with the Total Cash Available, then, subject to the terms and conditions of the Cash Offer, Doe Run will (i) first, accept for payment all such Old Notes validly tendered (and not withdrawn) at prices below the Cash Payment and (ii) second, accept for payment such Old Notes that are validly tendered (and not withdrawn) at a price equal to the Cash Payment on a pro rata basis from among such Old Notes tendered. A HOLDER SEEKING TO MAXIMIZE THE PROBABILITY OF RECEIVING THE CASH PAYMENT FOR ALL OF SUCH HOLDER'S OLD NOTES SHOULD TENDER SUCH HOLDER'S OLD NOTES AT $250 PER $1,000 FACE AMOUNT OF OLD NOTES TENDERED. See "The Offers--Terms of Cash Offer" for an example of the Modified Dutch Auction procedure.

                              CONSENT SOLICITATION

    The tender of the Old Notes in the Exchange Offer or the Cash Offer will constitute consent to certain amendments to the indentures under which such Old Notes were issued. The primary purpose of the Proposed Amendments is to eliminate substantially all of the restrictive operating and financial covenants and to modify a number of the event of default provisions and various other provisions in the Old Notes Indentures. See "The Proposed Amendments."

    If a Holder does not tender its Old Notes and the Offers are consummated, Doe Run may leave such unexchanged or unpurchased Old Notes outstanding. With respect to such Old Notes not tendered, Doe Run also reserves the right (but is under no obligation) to purchase, subject to the terms of the New Senior Credit Facility (as defined herein) and the Congress/CIT Credit Facility (as defined herein), such Old Notes (whether pursuant to open market purchases, negotiated transactions or otherwise and whether for consideration similar to or different from that offered in the Exchange Offer and/or Cash Offer), to defease such Old Notes pursuant to the terms of the Old Notes Indentures or as otherwise agreed with the Holder of such Old Notes or to redeem such Old Notes in accordance with their terms. In the event Old Notes that are not tendered in the Exchange Offer are left outstanding and the Exchange Offer is successfully consummated, Holders of such Old Notes will not be entitled to the benefit of substantially all of the restrictive operating and financial covenants and certain event of default provisions presently contained in the Old Notes Indentures because of the effects of the Proposed Amendments. See "Risk Factors--Risks for Holders Not Tendering in the Exchange Offer."

                           SENIOR LOAN PARTICIPATION

    In connection with the Offers, Doe Run will enter into a new senior secured credit facility (having substantially the terms described herein) with Regiment Capital Advisors, L.L.C. ("Regiment") and any other Holders electing to participate (the "New Senior Credit Facility"), pursuant to which Doe Run will initially borrow $35.7 million (subject to increase under certain conditions described herein). Upon the request of Doe Run, and subject to the consent of the holders of a majority of the loans outstanding under the New Senior Credit Facility (the "Required Lenders"), additional credit may be extended to Doe Run from time to time after the Closing Date, up to an aggregate principal amount of $20.0 million, on terms and conditions satisfactory to the Required Lenders (each such subsequent loan, a "Subsequent Senior Loan"). Doe Run is offering Holders who initially elect to participate in the Exchange Offer by validly tendering (and not withdrawing) their Old Notes the opportunity to participate as lenders (the "Senior Loan Participation") in the initial loan made under the New Senior Credit Facility as of the Closing Date (the "Initial Senior Loan"), pro rata in accordance with such Holders' respective interests in the Old Notes initially tendered in the Exchange Offer, subject to Regiment's right, in its sole and absolute discretion, to lend at least 60% of the aggregate principal amount of the Initial Senior Loan. Each Holder who elects to participate in the Initial Senior Loan must also participate as a co-lender (each, a "Co-Lender") in any Subsequent Senior Loan approved by the Required Lenders, pro rata in accordance with such Holder's percentage interest in the Initial Senior Loan. The proceeds of the New Senior Credit Facility will be used to consummate the Offers. See "Description of Certain Other Indebtedness--New Senior Credit Facility."

    Participants in the Initial Senior Loan will receive, on a pro-rata basis in accordance with such Participant's interest in the Initial Senior Loan, warrants (the "Warrants") exercisable for up to 20% of the fully diluted common stock of Doe Run, at an initial aggregate exercise price of $2.0 million.

                            CONDITIONS TO THE OFFERS

    The consummation of the Exchange Offer and the Cash Offer is subject to a number of conditions as discussed in "The Offers--Conditions of the Offers" section of this Exchange Offer, Cash Offer, Consent Solicitation and Senior Loan Participation.

                                EXPIRATION DATE

    Each of the Exchange Offer, Cash Offer and the Senior Loan Participation will expire at 5:00 p.m., New York City time, on July 9, 2002, unless each of such Exchange Offer, Cash Offer and Senior Loan Participation right is extended (such time and date, as it may be extended, the "Expiration Date"). Tendered Old Notes may be withdrawn at any time prior to the Expiration Date.

    DOE RUN'S OFFER OF EXCHANGE NOTES IN THE EXCHANGE OFFER, OFFER OF THE SENIOR LOAN PARTICIPATION AND OFFER OF THE WARRANTS IN CONNECTION WITH THE SENIOR LOAN PARTICIPATION ARE BEING MADE IN RELIANCE ON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"). ACCORDINGLY, THIS EXCHANGE OFFER, CASH OFFER, CONSENT SOLICITATION AND SENIOR LOAN PARTICIPATION IS BEING

DISTRIBUTED ONLY TO HOLDERS BELIEVED BY DOE RUN TO BE "ACCREDITED INVESTORS", AS DEFINED IN THE RULES UNDER THE SECURITIES ACT. IN THE EVENT THAT THIS EXCHANGE OFFER, CASH OFFER, CONSENT SOLICITATION AND SENIOR LOAN PARTICIPATION IS DELIVERED TO A PERSON THAT IS NOT AN ACCREDITED INVESTOR, SUCH DELIVERY SHALL BE FOR INFORMATIONAL PURPOSES ONLY AND NO OFFER OF SECURITIES IS MADE TO SUCH PERSON. EACH HOLDER TENDERING FOR EXCHANGE NOTES PURSUANT TO THE EXCHANGE OFFER, IN MAKING SUCH TENDER, AND EACH HOLDER OF OLD NOTES PARTICIPATING IN THE NEW SENIOR CREDIT FACILITY, WILL BE DEEMED TO HAVE MADE CERTAIN ACKNOWLEDGMENTS, REPRESENTATIONS AND AGREEMENTS AS SET FORTH IN THE BLUE LETTER OF TRANSMITTAL AND CONSENT TO PROPOSED AMENDMENTS UNDER "THE EXCHANGE OFFER--NOTICE TO INVESTORS IN THE EXCHANGE NOTES."

    NONE OF THE SECURITIES OFFERED HEREBY OR THE PROPOSED AMENDMENTS HAVE BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE OR FOREIGN SECURITIES AUTHORITY OR ANY OTHER REGULATORY AUTHORITY, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY SUCH AUTHORITY PASSED UPON THE FAIRNESS OR MERITS OF THESE TRANSACTIONS OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS OFFERING CIRCULAR AND CONSENT SOLICITATION. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

    BECAUSE THE EXCHANGE NOTES, THE SENIOR CREDIT FACILITY PARTICIPATIONS AND THE WARRANTS HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OR ANY STATE OR FOREIGN SECURITIES LAWS, NONE OF SUCH SECURITIES MAY BE OFFERED OR SOLD OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE OR FOREIGN SECURITIES LAWS. ACCORDINGLY, THE RESALE OF EXCHANGE NOTES BY HOLDERS PARTICIPATING IN THE EXCHANGE OFFER AND THE RESALE OF THE LOAN PARTICIPATIONS AND WARRANTS WILL BE RESTRICTED.

JUNE 6, 2002

                             AVAILABLE INFORMATION

    We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). You may read and copy any document we file at the Commission's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. Our Commission filings are also available to the public at the Commission's web site at http://www.sec.gov.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents filed by Doe Run with the Commission are incorporated in this Exchange Offer, Cash Offer, Consent Solicitation and Senior Loan Participation by reference:

    1. Doe Run's Annual Report on Form 10-K for the fiscal year ended October 31, 2001;

    2.  Doe Run's Current Report on Form 8-K dated January 30, 2002;

    3. Doe Run's Quarterly Report on Form 10-Q for the fiscal quarter ended January 31, 2002;

    4.  Doe Run's Current Report on Form 8-K dated March 15, 2002;

    5.  Doe Run's Current Report on Form 8-K dated April 15, 2002; and

    6.  Doe Run's Current Report on Form 8-K dated May 15, 2002.

    All documents filed by Doe Run pursuant to section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Exchange Offer, Cash Offer, Consent Solicitation and Senior Loan Participation and prior to the termination of the offers made hereunder shall be deemed to be incorporated by reference into this Exchange Offer, Cash Offer, Consent Solicitation and Senior Loan Participation and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Exchange Offer, Cash Offer, Consent Solicitation and Senior Loan Participation to the extent that a statement contained herein or in any other subsequently filed document which supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Exchange Offer, Cash Offer, Consent Solicitation and Senior Loan Participation. Please note the following typographical errors appearing in footnote (8) (Guarantor Subsidiaries) to Doe Run's Condensed Consolidating Balance Sheet as filed in Doe Run's most recent quarterly report filed on Form 10-Q: references on pages 19 and 23 to "October 31, 2002" should read "October 31, 2001" and references to
"January 31, 2002" on page 21 should read "January 31, 2001". These typographical errors do not appear in the copies of such documents delivered herewith.

    Doe Run will furnish without charge to each person, including any beneficial owner, to whom this Exchange Offer, Cash Offer, Consent Solicitation and Senior Loan Participation is delivered, upon written or oral request, a copy of any or all of the documents incorporated herein by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to:

    The Doe Run Resources Corporation
    1801 Park 270 Drive
    Suite 300
    St. Louis, Missouri 63146
    Attention: Marvin K. Kaiser

    Furthermore, Doe Run's most recent Annual Report on Form 10-K and most recent Quarterly Report on Form 10-Q are delivered with this Exchange Offer, Cash Offer, Consent Solicitation and Senior Loan Participation.

    For a presentation of certain projected financial information concerning Doe Run (along with critical assumptions forming the basis thereof) see "Financial Projections," attached as an appendix hereto. Also see "Risks Relating to the Exchange Notes--Doe Run's Actual Results of Operations May Differ Materially from Doe Run's Projections."

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

    This Exchange Offer, Cash Offer, Consent Solicitation and Senior Loan Participation includes "forward-looking statements" within the meaning of
Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact included in this Exchange Offer, Cash Offer, Consent Solicitation and Senior Loan Participation, including, without limitation, statements regarding financial position, budgets and plans and objectives for future operations are forward-looking statements. Although Doe Run believes that the expectations reflected in such forward-looking statements are reasonable, Doe Run can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from Doe Run's expectations ("Cautionary Statements") are disclosed in the section captioned "Risk Factors" and elsewhere in this Exchange Offer, Cash Offer, Consent Solicitation and Senior Loan Participation. All subsequent written and oral forward-looking statements attributable to Doe Run or any person acting on its behalf are expressly qualified in their entirety by the Cautionary Statements.

                                    SUMMARY

    THE FOLLOWING IS A SUMMARY OF CERTAIN INFORMATION CONTAINED ELSEWHERE IN THIS EXCHANGE OFFER, CASH OFFER, CONSENT SOLICITATION AND SENIOR LOAN PARTICIPATION AND IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS AND THE RELATED NOTES THERETO APPEARING ELSEWHERE IN THIS EXCHANGE OFFER, CASH OFFER, CONSENT SOLICITATION AND SENIOR LOAN PARTICIPATION AND/OR INCORPORATED BY REFERENCE THEREIN. PROSPECTIVE INVESTORS ARE URGED TO READ THIS EXCHANGE OFFER, CASH OFFER, CONSENT SOLICITATION AND SENIOR LOAN PARTICIPATION IN ITS ENTIRETY BEFORE PARTICIPATING IN THIS EXCHANGE OFFER, CASH OFFER, CONSENT SOLICITATION OR SENIOR LOAN PARTICIPATION.

                                  THE COMPANY

    Doe Run is a producer of base and precious metals with operations in the United States and Peru. Doe Run is the largest integrated lead producer in North America and the largest primary lead producer in the western world. In Peru, Doe Run operates the La Oroya smelter ("La Oroya"), one of the largest polymetallic processing facilities in the world offering an extensive product mix of non-ferrous and precious metals, including silver, copper, zinc, lead and gold.

    All of Doe Run's issued and outstanding capital stock is indirectly owned by The Renco Group, Inc. ("Renco"). Renco is owned by trusts established by Mr. Ira Leon Rennert, Renco's Chairman and Chief Executive Officer, for himself and members of his family. As a result of such ownership, Mr. Rennert controls Doe Run and its subsidiaries. Doe Run owns 100% of Doe Run Cayman Ltd. ("Doe Run Cayman"), a Cayman Islands corporation. Doe Run Cayman owns in excess of 99% of the interest in Doe Run Peru S.R.L. ("Doe Run Peru"), with a de minimis number of shares owned by current and former employees of both Doe Run Peru and Empresa Minera del Centro del Peru S.A. ("Centromin") pursuant to Peruvian law. Centromin is the Peruvian government entity whose subsidiary held the assets and liabilities of La Oroya, which was purchased by Doe Run Peru in October, 1997. Doe Run Peru is a Peruvian limited liability company.

    Doe Run's business in the United States includes an integrated primary lead operation, a secondary lead operation and lead fabrication operations. In Peru, Doe Run produces various base metals and precious metals and has a copper mining and milling operation.

    Doe Run's U.S. primary lead operation consists of two primary smelters, which obtain concentrates from Doe Run's four operating mills supplemented from time to time with concentrates purchased in the open market. The mills are supplied with ore mined from six production shafts along approximately 40 miles of the Viburnum Trend in southeastern Missouri, one of the world's most productive lead deposits. As of October 31, 2001, Doe Run's U.S. ore reserves consisted of approximately 50 million proven and probable tons, containing grades of 5.85% lead, 1.34% zinc and .25% copper. Doe Run also operates a secondary smelter in southeastern Missouri where it produces lead metal from recycled lead-acid batteries and other lead bearing materials. Through its subsidiary, Fabricated Products, Inc. ("Fabricated Products"), Doe Run produces value-added lead products such as lead oxide, lead sheet and lead bricks at facilities in Arizona, Washington and Texas. These operations permit Doe Run to participate in and manage the entire lead life cycle from mining lead ore, to producing refined lead metal, to fabricating value-added lead products, to recycling batteries and other materials containing lead.

    Doe Run's Peruvian operations consist of the La Oroya smelting complex, acquired in October 1997, and the Cobriza mine and mill, acquired in August 1998. La Oroya's unique combination of base metal smelters, refineries and by-product circuits enable it to process complex polymetallic concentrates and to produce high quality finished metals and by-products. In 2001, La Oroya was one of Peru's largest exporters, exporting approximately 89% of its total shipments to North America,

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Europe and Asia, as well as other Latin American countries. Its customers include end-users of base metals and metal by-products, as well as international metal trading companies.

BACKGROUND, PURPOSE AND OVERVIEW OF THE TRANSACTIONS

    Doe Run has substantial indebtedness and debt service requirements. As of October 31, 2001, on a consolidated basis, Doe Run had $496 million of indebtedness outstanding, or $371.0 million net of the $125.0 million Special Term Deposit made in a foreign bank as collateral for a loan made to Doe Run Peru, securing indebtedness of a like amount.

    Low metal prices over the past four years, coupled with Doe Run's substantial debt service requirements, have significantly depleted Doe Run's operating liquidity. In fiscal 2001, cash from operating activities was sufficient to meet Doe Run's capital and debt service requirements due to significant cash generated from reductions in net working capital. Doe Run received a significant tax refund payment in Peru, reduced trade receivables and significantly reduced inventories by $11.3 million during 2001. The reductions in receivables and inventory coupled with increases in borrowings on revolving credit lines have significantly reduced availability under revolving credit facilities.

    Notwithstanding the cash generated or conserved by these activities, Doe Run was not able to stay in compliance under its various debt obligations. At October 31, 2001, Doe Run failed to maintain consolidated net worth and EBITDA for U.S. operations, as required by Doe Run's existing revolving credit facility with Congress Financial Corporation ("Congress"). Previously granted waivers of these defaults expired on March 14, 2002. Any extension of the waivers or amendment of the covenants is at the option of Congress. On March 18, 2002, Doe Run announced that it did not make scheduled interest payments on the Old Notes and it did not make the required interest payments on the Old Notes prior to the grace periods granted by the Old Notes Indentures, all of which expired on April 15, 2002. On this date, Doe Run announced its agreement in principle with Regiment and Renco relating to its intention to consummate the Transactions.

    On May 15, 2002, Doe Run filed on Form 8-K the terms of its agreement in principle with Regiment and Renco. As part of that filing on Form 8-K, Doe Run announced that, in addition to its intention to launch the Exchange Offer, Cash Offer, Consent Solicitation and Senior Loan Participation, and to enter into the New Senior Credit Facility, Renco will purchase (the "Renco Investment"), on the Closing Date, $20.0 million aggregate liquidation preference of Doe Run's 12.5% Series A Redeemable Preferred Stock (the "Series A Preferred Stock"). The
Series A Preferred Stock will accrue dividends at a rate of 12.5% per annum, but such dividends will be paid in kind until (x) the Warrants have expired or have been repurchased and (y) no amounts are outstanding under the New Senior Credit Facility. The Series A Preferred Stock will rank senior to all other classes of capital stock of Doe Run for purposes of liquidation preference and dividends and will be redeemable, at the option of Renco, at any time after the date which is six months after the maturity date of the Exchange Notes. See "Description of Equity Investment, Corporate Governance and Other Transactions--The Renco Investment."

    In addition to the Renco Investment, Renco will enter into a Credit Support Agreement (the "Renco Credit Support Agreement") on the Closing Date among Renco, Doe Run, Congress and The CIT Group/Business Credit, Inc. ("CIT"), pursuant to which, at certain times, advances in excess of the amounts otherwise available pursuant to the borrower's borrowing base under the Congress/CIT Credit Facility would be made available to Doe Run and the other borrowers thereunder up to an aggregate amount of $10.0 million.

    At the Closing Date, Doe Run, Fabricated Products and The Buick Resource Recycling Facility LLC (the "Buick LLC"), a newly formed subsidiary of Doe Run, will enter into an Amended and

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Restated Loan and Security Agreement with Congress and CIT (the "Congress/CIT
Credit Facility"). Pursuant to the Congress/CIT Credit Facility, the borrowers under the facility shall be able to borrow up to a maximum of $75.0 million (including a letter of credit sub-limit up to $10.0 million) based upon a borrowing base consisting of certain accounts receivable and eligible inventories. The Congress/CIT Credit Facility will mature on the third anniversary of the Closing Date and will bear interest at a per annum rate equal to the "prime rate" plus 100 basis points, and be subject to certain standard fees. See "Description of Certain Other Indebtedness--Congress/CIT Credit Facility".

    At the Closing Date, Doe Run Peru will enter into an amended and restated revolving credit facility with Banco de Credito del Peru (the "BCP Revolving Credit Facility"). Pursuant to the BCP Revolving Credit Facility, assuming the successful completion of the requisite syndication (described below) of the full loan amounts, Doe Run Peru will be able to borrow (i) up to a maximum amount of $45 million (including a $5.0 million letter of credit sub-facility) based upon a borrowing base consisting of certain accounts receivable and eligible inventories and (ii) up to $13.0 million for the issuance of certain payment and performance bonds. The BCP Revolving Credit Facility will have maturities of 1, 3 or 6 months for each drawing thereunder (at the option of Doe Run Peru), with a final maturity for the entire facility three years from the Closing Date, and bear interest at a per annum rate equal to the London Interbank Offer Rate (based upon certain periods of duration) plus a fixed margin and be subject to certain standard fees. As of the date hereof, the lender under the BCP Revolving Credit Facility has only committed to lend an aggregate of $40.0 million, and has given a best efforts undertaking to syndicate the balance of the $58.0 million aggregate credit facility. The $40.0 million committed facility will satisfy the condition precedent to the closing of the Transactions. No assurance can be given that the syndication of the additional $18.0 million will be fully accomplished prior to or after the Closing Date. See "Description of Certain Other Indebtedness--BCP Revolving Credit Facility".

    Regiment and certain of its affiliates have agreed to tender and/or exchange a minimum of $55 million of Old Notes held by them into the Offers.

    Doe Run is undertaking the Transactions in order to reduce its leverage, increase its liquidity and enable it to capitalize on its competitive strengths. In addition, management has made significant changes to operations which it believes will significantly improve profit margins and cash generated from operations. However, such improvements were not sufficient to enable Doe Run to make the scheduled March 15, 2002 interest payments on the Old Notes, nor were they sufficient to enable Doe Run to make the requisite interest payments prior to the expiration of the grace periods provided by the Old Notes Indentures.

    Management believes that it is in the best interest of all Doe Run's investors and creditors to continue to operate in an effort to optimize the productive capacity of Doe Run's assets and therefore has no plans to discontinue operations. Management believes that if the Transactions are consummated, Doe Run will be able to capitalize on its competitive strengths due to the decreased leverage and increased liquidity that may result. If successful, the Transactions would result in Doe Run's replacing its existing $305.0 million of Old Notes with, depending upon the amount of Old Notes that participate in the Offers and assuming a $350 Cash Payment, $158.0 to $168.0 million of debt consisting of the New Senior Credit Facility, the Exchange Notes and Old Notes that did not participate in the Offers. The Transactions are also expected to lower Doe Run's future debt service requirements by approximately $119.0 million. However, there can be no assurance that liquidity will be adequate to meet Doe Run's obligations prior to restructuring or even if the Transactions are consummated. If Doe Run is unable to meet its obligations, certain actions by creditors could result in an interruption or discontinuance of operations.

    The consummation of the Transactions is contingent upon a number of conditions including: (i) the valid tender (without subsequent withdrawal) of at least $125.0 million of aggregate principal amount of

Old Notes into the Cash Offer; (ii) a minimum of 90% of the aggregate principal amount of each of (x) the Senior Secured Notes, (y) the Senior Notes and
(z) the Floaters outstanding being properly tendered into the Exchange Offer and/or Cash Offer (and not withdrawn) (the "Minimum Tender"); (iii) the receipt of the Requisite Consents (as defined herein); (iv) the consummation of the Renco Investment; (v) the execution of the Renco Credit Support Agreement;
(vi) the closing of the New Senior Credit Facility; and (vii) the consummation of the Congress/CIT Credit Facility and the BCP Revolving Credit Facility on terms satisfactory to Doe Run and the lenders under the New Senior Credit Facility (including the satisfaction of all conditions precedent to the closing of such credit facilities).

    There can be no assurance that Doe Run will be able to satisfactorily consummate any of the Transactions.

                          SUMMARY OF THE TRANSACTIONS

THE EXCHANGE OFFER

Terms of the Exchange Offer..................  Doe Run is offering, upon the terms and subject to the conditions contained in this
                                               Exchange Offer, Cash Offer, Consent
                                               Solicitation and Senior Loan Participation
                                               and in the accompanying Letter of Transmittal
                                               and Consent to Proposed Amendments for the
                                               Old Notes, to exchange each outstanding
                                               $1,000 principal amount of Old Notes, for the
                                               following consideration:

                                               -  in the case of the Senior Secured Notes,
                                                  (i) $770 aggregate principal amount of
                                                  Exchange Notes; PLUS (ii) the Accrued
                                                  Interest Payment equal to $56.25 per
                                                  $1,000 principal amount held.

                                               -  in the case of the Senior Notes, (i) $670
                                                  aggregate principal amount of Exchange
                                                  Notes PLUS (ii) the Accrued Interest
                                                  Payment equal to $56.25 per $1,000
                                                  principal amount held.

                                               -  in the case of the Floaters, (i) $670
                                               aggregate principal amount of Exchange Notes
                                                  plus (ii) the Accrued Interest Payment
                                                  equal to $47.1606 per $1,000 principal
                                                  amount held.

                                               The Exchange Offer will not affect Doe Run's
                                               obligation to pay principal, interest and
                                               penalties on any Old Notes which are not
                                               tendered pursuant to the Exchange Offer
                                               and/or the Cash Offer. However, if the
                                               Exchange Offer is consummated, the covenants
                                               and certain other terms in the indentures
                                               governing the Old Notes will be substantially
                                               less restrictive and will afford
                                               significantly reduced protections to the
                                               Holders of Old Notes who do not so tender
                                               pursuant to the Exchange Offer and/or the
                                               Cash Offer. See "Risk Factors--Risks for
                                               Holders Not Tendering in the Exchange Offer
                                               or Cash Offer."

THE EXCHANGE NOTES

Issue Date...................................  The Exchange Notes will be issued three days after the Expiration Date of the Offers, at
                                               which time, the Exchange Notes will be
                                               issued, the Cash Payment paid to Holders
                                               whose Old Notes are accepted for
                                               participation in the Cash Offer and the
                                               transactions contemplated by the Congress/
                                               CIT Credit Facility, the New Senior Credit

                                               Facility, the Renco Investment and the BCP
                                               Revolving Credit Facility will be consummated
                                               and the Renco Credit Support Agreement will
                                               be executed.

Maturity Date................................  On or about the fifth anniversary of the
                                               Closing Date, at which time all outstanding
                                               principal as well as all accrued and unpaid
                                               interest shall be due in full.

Interest.....................................  Interest on the Exchange Notes will accrue at the rate of 11.25% per annum and will be
                                               payable on March 15 and September 15 of each
                                               year commencing on September 15, 2002;
                                               PROVIDED that, on each interest payment date
                                               occurring on or prior to March 15, 2003,
                                               interest may be paid, at Doe Run's option, by
                                               the issuance of additional Exchange Notes
                                               ("PIK Notes") with a principal amount equal
                                               to the interest accrued on such date at an
                                               annual rate of 15% per annum ("PIK Payment");
                                               PROVIDED further, that interest on the
                                               Exchange Notes will be increased to 12% per
                                               annum from the Issue Date until such Exchange
                                               Notes are paid in full or a different
                                               interest rate is applied pursuant to the
                                               Indenture governing the Exchange Notes, in
                                               the event that Doe Run elects to make such a
                                               PIK Payment, which is probable. Although the
                                               Exchange Notes will be issued on the Closing
                                               Date, interest will accrue from March 16,
                                               2002 until the first scheduled interest
                                               payment. Interest on the Exchange Notes will
                                               be computed on the basis of a 360 day year
                                               composed of twelve 30 day months. Interest on
                                               PIK Notes will accrue from the issue date
                                               thereof and not from March 16, 2002.

Optional Redemption..........................  The Exchange Notes will be subject to redemption, in whole or in part, at the
                                               option of Doe Run, at any time, at the
                                               following redemption prices (expressed as a
                                               percentage of principal amount): (i) if
                                               redeemed during the twelve month period
                                               beginning on the Closing Date, 100%; (ii) if
                                               redeemed during the twelve month period
                                               beginning on the anniversary of the Closing
                                               Date in 2003, 106%; (iii) if redeemed during
                                               the twelve month period beginning on the
                                               anniversary of the Closing Date in 2004,
                                               104%; (iv) if redeemed during the twelve
                                               month period beginning on the anniversary of
                                               the Closing Date in 2005, 102%; and (v) if
                                               redeemed during the twelve month period
                                               beginning on the anniversary of the Closing
                                               Date in 2006 and at any time thereafter,
                                               100%; plus, in each case, accrued interest to
                                               the redemption date. See "Description of
                                               Exchange Notes--Optional Redemption".

Renco Call...................................  Renco will have the right, at any time, to require that all or part of the then
                                               outstanding Exchange Notes be sold to Renco
                                               at a price equal to, at any given time, the
                                               price (including accrued interest) that Doe
                                               Run would have to pay to redeem such Exchange
                                               Notes at such time (the "Renco Call"). The
                                               Renco Call will be subject to terms (as to
                                               selection of Exchange Notes to be purchased,
                                               notices, etc) substantially similar to Doe
                                               Run's right to redeem the Exchange Notes. See
                                               "Description of Exchange Notes."

Guarantees...................................  Doe Run's obligations under the Exchange
                                               Notes will be guaranteed by the following
                                               subsidiaries of Doe Run: Fabricated Products,
                                               DR Land Holdings, LLC, Doe Run Cayman, Buick
                                               LLC and Doe Run Peru (each a "Subsidiary" and
                                               each a "Guarantor"). In the future, Doe Run's
                                               obligations may be guaranteed by certain of
                                               Doe Run's Restricted Subsidiaries (as defined
                                               herein). See "Description of Exchange
                                               Notes--Certain Covenants; Future Guarantees."

Ranking......................................  Except to the extent of any assets securing the New Senior Credit Facility and the
                                               Congress/CIT Credit Facility (see
                                               "Description of Certain Other Indebtedness")
                                               and the Senior Secured Notes (to the extent
                                               they remain outstanding), the Exchange Notes
                                               will rank equally in right of payment to the
                                               New Senior Credit Facility and the
                                               Congress/CIT Credit Facility. Further, except
                                               as described herein with respect to the
                                               guarantee of Doe Run Peru, the indebtedness
                                               of Doe Run and the Guarantors evidenced by
                                               the Exchange Notes and the guarantees rank
                                               senior in right of payment to all future
                                               unsecured senior subordinated and
                                               subordinated indebtedness of Doe Run and the
                                               Guarantors, respectively, and equally in
                                               right of payment with all other existing and
                                               future unsubordinated indebtedness of Doe Run
                                               and the Guarantors.

                                               Notwithstanding the foregoing, the
                                               indebtedness of Doe Run Peru evidenced by its
                                               guarantee will be contractually subordinated
                                               to the indebtedness under the BCP Revolving
                                               Credit Facility (see "Description of Certain
                                               Other Indebtedness").

Change of Control............................  Upon the occurrence of a Change of Control
                                               (as defined herein), Doe Run will be
                                               obligated to make an offer to purchase all of
                                               the then outstanding Exchange Notes at a
                                               purchase price equal to 101% of the principal
                                               amount of the Exchange Notes plus accrued and
                                               unpaid interest thereon to the date of
                                               purchase. Doe Run cannot guarantee that it
                                               will have the financial resources necessary
                                               to purchase the Exchange Notes or that the
                                               purchase will be permitted under the New
                                               Senior Credit Facility or the Congress/CIT
                                               Credit Facility. For a summary of what
                                               constitutes a Change of Control please see
                                               "Description of Exchange Notes--Change of
                                               Control."

Covenants....................................  The Indenture contains covenants that, among other things, limit the ability of Doe Run,
                                               and the ability of its subsidiaries, to incur
                                               additional indebtedness, pay dividends or
                                               make other distributions, make investments,
                                               dispose of assets, issue capital stock of
                                               subsidiaries, create liens securing
                                               indebtedness, enter into transactions with
                                               affiliates, or enter into mergers or
                                               consolidations or sell all or substantially
                                               all of its or its subsidiaries' assets. See
                                               "Description of Exchange Notes--Certain
                                               Covenants."

THE CASH OFFER

Terms of Cash Offer..........................  Simultaneously with the Exchange Offer, Doe
                                               Run is offering the Holders of Old Notes the
                                               opportunity to tender their Old Notes for
                                               cash, at prices not greater than $350 nor
                                               less than $250 per $1,000 face amount of Old
                                               Notes tendered. Doe Run will spend up to
                                               $44.0 million to consummate the Cash Offer.
                                               Doe Run will select the highest price
                                               specified by a Holder of Old Notes validly
                                               tendered (and not withdrawn) in the Cash
                                               Offer that will enable Doe Run to purchase
                                               the maximum amount of Old Notes with the
                                               Total Cash Available. A Holder tendering Old
                                               Notes in the Cash Offer, to the extent such
                                               Old Notes are accepted for tender pursuant to
                                               the terms hereof, shall not receive any
                                               payment of interest or penalty of any kind on
                                               account of such Old Notes purchased by Doe
                                               Run pursuant to the Cash Offer.

Excess Tender; Proration.....................  In the event that the amount of Old Notes validly tendered (and not withdrawn) on or
                                               prior to the Expiration Date exceeds that
                                               which can be exchanged with the Total Cash
                                               Available, then, subject to the terms and
                                               conditions of the Cash Offer, Doe Run will
                                               (i) first, accept for payment all such Old
                                               Notes validly tendered (and not withdrawn) at
                                               prices below the Cash Payment and
                                               (ii) second, accept for payment such Old
                                               Notes that are validly tendered (and not
                                               withdrawn) at a price equal to the Cash
                                               Payment on a pro rata basis among such Old
                                               Notes tendered. Any Old Notes properly
                                               tendered (and not withdrawn) for
                                               participation in the Cash Offer that cannot
                                               be purchased pursuant to the terms thereof
                                               will be exchanged for Exchange Notes pursuant
                                               to the terms of the Exchange Offer.

CONSENT SOLICITATION; CONDITIONS TO THE
  EXCHANGE OFFER AND THE CASH OFFER

Consent Solicitation.........................  Concurrently with the Exchange Offer and the
                                               Cash Offer, Doe Run is soliciting consents to
                                               certain Proposed Amendments to the Old Notes
                                               Indentures and waivers to certain provisions
                                               contained in the Old Notes Indentures (such
                                               consents and waivers being referred to
                                               collectively as the "Consents"). The tender
                                               of the Old Notes in the Exchange Offer or the
                                               Cash Offer will constitute delivery of a
                                               Consent. The Proposed Amendments to the Old
                                               Notes Indentures would eliminate
                                               substantially all of the restrictive
                                               operating and financial covenants and would
                                               modify a number of the event of default
                                               provisions and various other provisions in
                                               the Old Notes Indentures. The Proposed
                                               Amendments will not become operative unless
                                               and until the Exchange Offer and the Cash
                                               Offer are consummated. In order to amend each
                                               of the Old Notes Indentures, Consents are
                                               needed from Holders of a majority of the
                                               outstanding Old Notes issued under such
                                               indentures ("Requisite Consents"). See
                                               "Description of Exchange Notes; The Proposed
                                               Amendments."

Conditions to Exchange Offer and Cash
  Offer......................................  The consummation of the Exchange Offer and the Cash Offer is contingent upon a number of
                                               conditions including (i) the valid tender
                                               (without subsequent withdrawal) of at least
                                               $125.0 million of aggregate principal amount
                                               of Old Notes into the Cash Offer; (ii) a
                                               minimum of 90% of the aggregate principal
                                               amount of each of (x) the Senior Secured
                                               Notes, (y) the Senior Notes and (z) the
                                               Floaters outstanding being properly tendered
                                               into the Exchange Offer and/or Cash Offer
                                               (and not withdrawn); (iii) the receipt of the
                                               Requisite Consents; (iv) the consummation of
                                               the Renco Investment; (v) the execution of
                                               the Renco Credit Support Agreement; (vi) the
                                               closing of the New Senior Credit Facility;
                                               and (vii) the consummation of the
                                               Congress/CIT Credit Facility and the BCP
                                               Revolving Credit Facility on terms
                                               satisfactory to Doe Run and the lenders under
                                               the New Senior Credit Facility (including the
                                               satisfaction of all conditions precedent to
                                               the closing of such credit facilities).

NEW SENIOR CREDIT FACILITY AND SENIOR LOAN
  PARTICIPATION

New Senior Credit Facility...................  The loan to be made pursuant to the New
                                               Senior Credit Facility will initially be
                                               issued in an aggregate principal amount of
                                               $35.7 million. Upon the request of Doe Run,
                                               and subject to the consent of the Required
                                               Lenders, additional credit may be extended
                                               under the New Senior Credit Facility to Doe
                                               Run from time to time after the Closing Date,
                                               up to an aggregate principal amount of
                                               $20.0 million, on terms and conditions
                                               satisfactory to the Required Lenders.

Participation................................  Doe Run will, concurrently with the Offers, offer each Holder that initially elects to
                                               participate in the Exchange Offer the
                                               opportunity to participate as a Co-Lender in
                                               the Initial Senior Loan pro-rata in
                                               accordance with such Holder's pro-rata
                                               interest in the Old Notes initially tendered
                                               in the Exchange Offer, subject to Regiment's
                                               right, in its sole and absolute discretion,
                                               to lend at least 60% of the aggregate
                                               principal amount of the Initial Senior Loan.
                                               Each Holder who elects to participate in the
                                               Initial Senior Loan must also participate as
                                               a Co-Lender in any Subsequent Senior Loan
                                               approved by the Required Lenders, pro-rata in
                                               accordance with such Holder's percentage
                                               interest in the Initial Senior Loan. Holders
                                               desiring to participate in the Senior Loan
                                               Participation must contact Regiment no later
                                               than June 28, 2002, at the following address:

                                                      Regiment Capital Advisors, LLC
                                                             70 Federal Street
                                                        Boston, Massachusetts 02110
                                                           Tel: (617) 488-1600
                                                           Fax: (617) 488-1660

Interest.....................................  The Initial Senior Loan will initially accrue and bear interest at the rate of 11.25% per
                                               annum, payable monthly. Under certain
                                               circumstances, the rate of interest payable
                                               with respect to the Initial Senior Loan may
                                               increase. Upon the repayment in full of the
                                               Initial Senior Loan, Doe Run will be required
                                               to pay Regiment and the Co-Lenders contingent
                                               interest, pro rata in accordance with their
                                               percentage participation in the Initial
                                               Senior Loan, in amounts ranging, in the
                                               aggregate, from $3.0 million to $8.0 million
                                               depending on the date of repayment.

Fees.........................................  Upon the commencement of the Offers, Doe Run will pay Regiment a commitment fee of
                                               $175,000. At the Closing Date, Doe Run will
                                               pay Regiment and the Co-Lenders, pro rata in
                                               accordance with their percentage
                                               participation in the Initial Senior Loan, an
                                               aggregate funding fee of $875,000.
                                               Thereafter, until the Initial Senior Loan
                                               shall have been repaid in full, Doe Run will
                                               pay Regiment and the Co-Lenders, pro rata in
                                               accordance with their percentage
                                               participation in the Initial Senior Loan, a
                                               yearly anniversary fee equal to an aggregate
                                               of $175,000.

Maturity.....................................  The Initial Senior Loan will mature on the fourth anniversary of the Closing Date.

Amortization.................................  Doe Run will be required to repay the Initial
                                               Senior Loan in accordance with the following
                                               schedule:

                                               -  $2.0 million on the first anniversary of
                                               the Closing Date;

                                               -  $5.0 million on each of the second and
                                               third anniversary of the Closing Date; and

                                               -  the balance of the outstanding aggregate
                                                  principal amount, plus all accrued
                                                  premiums, interest and fees, on the
                                                  Maturity Date.

                                               Contingent prepayment of principal may also
                                               be required under circumstances set forth in
                                               agreements governing the New Senior Credit
                                               Facility.

Corporate Governance.........................  The terms of the Warrants issued under the
                                               New Senior Credit Facility will require the
                                               expansion, on the Closing Date, of Doe Run's
                                               Board of Directors to three members from its
                                               present composition of one director (who is
                                               Mr. Rennert) and will entitle the Required
                                               Lenders to designate one of these three
                                               directors, whose consent will be required for
                                               certain corporate transactions. As long as
                                               any indebtedness is outstanding under the New
                                               Senior Credit Facility, or any Warrants
                                               remain outstanding, the Required Lenders or
                                               Majority Holders, as the case may be, will
                                               retain the right to designate this director.
                                               Under certain circumstances constituting a
                                               default under the New Senior Credit Facility
                                               or the Warrants, an additional director (the
                                               "Special Director") may be appointed by the
                                               Required Lenders or Majority Holders. This
                                               Special Director will have the right to
                                               direct Doe Run to: (x) sell all of the
                                               Capital Stock of Doe Run or any of its
                                               subsidiaries; or (y) merge or consolidate Doe
                                               Run with another entity; or (z) sell any or
                                               all of the assets of Doe Run or any of its
                                               subsidiaries and apply the proceeds to cure
                                               the applicable default which entitled the
                                               Required Lenders or Majority Holders, as the
                                               case may be, to appoint such director. See
                                               "Description of Equity Investment, Corporate
                                               Governance and Other Related Party
                                               Transactions"

Covenants; Events of Default.................  The New Senior Credit Facility contains certain financial covenants and other
                                               covenants that, among other things, limit the
                                               ability of Doe Run, and the ability of its
                                               subsidiaries, to incur additional
                                               indebtedness, pay dividends or make other
                                               distributions, make voluntary prepayments of
                                               any financing debt (with certain exceptions),
                                               make investments, dispose of assets, issue
                                               capital stock of subsidiaries, create liens
                                               securing indebtedness, enter into
                                               transactions with affiliates, or enter into
                                               mergers or consolidations or sell all or
                                               substantially all of its or its subsidiaries'
                                               assets. The New Senior Credit Facility will
                                               also contain covenants requiring Doe Run to
                                               maintain certain financial ratios and
                                               standards. Events of Default under the New
                                               Senior Credit Facility will arise for
                                               non-payment, certain bankruptcy events and
                                               failure to maintain certain financial
                                               covenants previously described. See
                                               "Description of Certain Other Indebtedness--
                                               New Senior Credit Facility."

Guarantee; Security..........................  The Initial Senior Loan and each Subsequent
                                               Senior Loan will be guaranteed by certain of
                                               the subsidiaries of Doe Run. The Initial
                                               Senior Loan will be secured by liens on
                                               certain of the assets of Doe Run and certain
                                               of its subsidiaries, including certain of Doe
                                               Run's real estate interests and the
                                               Intercompany Note (as defined herein). The
                                               Initial Senior Loan will also be secured by a
                                               first priority lien on the shares of capital
                                               stock and/or membership interests, as the
                                               case may be, of Doe Run and certain of its
                                               subsidiaries, including Buick LLC, held
                                               directly or indirectly by Renco.
                                               Notwithstanding the foregoing, the
                                               indebtedness of Doe Run Peru evidenced by its
                                               guarantee will be contractually subordinated
                                               to the indebtedness under the BCP Revolving
                                               Credit Facility (see "Description of Certain
                                               Other Indebtedness").

Warrants.....................................  Participants in the Initial Senior Loan will receive, on a pro-rata basis in accordance
                                               with such Participant's interest in the
                                               Initial Senior Loan, warrants exercisable for
                                               up to 20% of the fully diluted common stock
                                               of Doe Run, at an initial aggregate exercise
                                               price of $2.0 million. Doe Run may, at any
                                               time the New Senior Credit Facility is not
                                               outstanding, repurchase all (but not less
                                               than all) of the Warrants at a specified
                                               price based upon the equity value of Doe Run.
                                               The Majority Holders may, at any time after
                                               March 31, 2004, require Doe Run or Renco to
                                               repurchase all (but not less than all) of the
                                               Warrants at a price based upon the equity
                                               value of Doe Run. If this option is exercised
                                               by the Majority Holders, Doe Run may, under
                                               certain circumstances, defer the payment of
                                               the purchase price to the Holders of the
                                               Warrants.

                                               For a further description of the New Senior
                                               Credit Facility, see "Description of Certain
                                               Other Indebtedness--New Senior Credit
                                               Facility." For a further description of the
                                               Warrants, see "Description of Certain Other
                                               Indebtedness--Warrants in Connection with New
                                               Senior Credit Facility."

EXPIRATION OF EXCHANGE OFFER, CASH OFFER AND
  SENIOR LOAN PARTICIPATION; CLOSING DATE

Expiration of Exchange Offer, Cash Offer and
  Senior Loan Participation..................  5:00 p.m., New York City time, on July 9,
                                               2002, unless extended.

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
Closing Date.................................  Three Business Days after the Expiration
                                               Date, assuming the satisfaction of all
                                               conditions precedent as set forth herein.

PROCEDURES FOR TENDERING THE OLD NOTES AND
  CONSENTS

Exchange Offer Tender Procedures.............  Holders desiring to tender pursuant to the
                                               Exchange Offer must use a BLUE Letter of
                                               Transmittal and Consent to Proposed
                                               Amendments to tender Old Notes in exchange
                                               for Exchange Notes.

                                               A Holder may request his or her broker,
                                               dealer, commercial bank, trust company or
                                               other nominee to effect the transaction for
                                               him or her. A Holder having Old Notes
                                               registered in the name of a broker, dealer,
                                               commercial bank, trust company or other
                                               nominee must contact that broker, dealer,
                                               commercial bank, trust company or other
                                               nominee if he or she intends to tender such
                                               Old Notes in the Exchange Offer.

                                               A Holder whose Old Notes are not immediately
                                               available or who cannot deliver the BLUE
                                               Letter of Transmittal and Consent to Proposed
                                               Amendments or other documents required to be
                                               delivered to the Exchange Agent prior to the
                                               Expiration Date may nevertheless tender Old
                                               Notes in accordance with the guaranteed
                                               delivery procedures described herein. See
                                               "The Offers--Procedures for Tendering and
                                               Consenting."

Cash Offer Tender Procedures.................  Holders desiring to tender pursuant to the
                                               Cash Offer must use a YELLOW Letter of
                                               Transmittal and Consent to Proposed
                                               Amendments to tender Old Notes pursuant to
                                               the Cash Offer. Each Holder must specify the
                                               cash price (subject to the minimum and
                                               maximum amounts described above) at which
                                               such Holder is willing to have Doe Run
                                               purchase such Holder's Old Notes.

                                               A Holder may request his or her broker,
                                               dealer, commercial bank, trust company or
                                               other nominee to effect the transaction for
                                               him or her. A Holder having Old Notes
                                               registered in the name of a broker, dealer,
                                               commercial bank, trust company or other
                                               nominee must contact that broker, dealer,
                                               commercial bank, trust company or other
                                               nominee if he or she intends to tender Old
                                               Notes.

                                               Holders whose Old Notes are not immediately
                                               available or who cannot deliver the YELLOW
                                               Letter of Transmittal and Consent to Proposed
                                               Amendments or other documents required to be
                                               delivered to the Depositary prior to the
                                               Expiration Date may nevertheless tender Old
                                               Notes in accordance with the guaranteed
                                               delivery procedures described herein. See
                                               "The Offers--Procedures for Tendering and
                                               Consenting."

                                               All Holders tendering Old Notes for
                                               participation in the Cash Offer must also
                                               tender such Old Notes for exchange pursuant
                                               to the Exchange Offer and, accordingly, must
                                               execute Consents to the Proposed Amendments.

Withdrawal Rights............................  Tenders may be withdrawn at any time prior to the Expiration Date. To be effective, a
                                               written or facsimile notice of withdrawal
                                               must be received in a timely manner by the
                                               Depositary. See "The Offers--Withdrawal of
                                               Tenders and Revocation of Consents."

MISCELLANEOUS

Financial Advisor............................  Jefferies & Company, Inc. is acting as the
                                               Financial Advisor to Doe Run in connection
                                               with the Offers.

Information Agent............................  MacKenzie Partners, Inc. is acting as
                                               Information Agent in connection with the
                                               Offers. Any questions regarding the Offers,
                                               including procedures for tendering Old Notes
                                               in the Offers should be directed to the
                                               Information Agent as follows: (212) 929-5500
                                               (Call Collect) or (800) 322-2885 (Toll Free).

Exchange Agent...............................  State Street Bank and Trust Company is the
                                               Exchange Agent for the Exchange Offer.

Depositary...................................  State Street Bank and Trust Company is the
                                               Depositary for the Cash Offer.

                                  RISK FACTORS

    Prior to deciding whether to (a) participate in the Cash Offer,
(b) participate in the Exchange Offer, (c) deliver Consents to the Proposed Amendments and (d) participate in the New Senior Credit Facility, Holders should consider carefully the following factors as well as the other matters in this Exchange Offer, Cash Offer, Consent Solicitation and Senior Loan Participation. These risks are not intended to represent a complete list of the general or specific risks that may affect Holders who tender or fail to tender in the offers.

FAILURE TO CONSUMMATE THE OFFERS

    WE BELIEVE THAT THE COMPLETION OF THE CASH OFFER AND THE EXCHANGE OFFER IS
     CRITICAL TO OUR CONTINUING VIABILITY.

    Doe Run is in default under our Old Notes and our existing revolving credit facility with Congress. Furthermore, the existing Peruvian working capital facility will expire July 25, 2002 and Doe Run Peru is not currently in compliance with certain financial covenants contained in such facility. Unless we consummate the Transactions described in this document, including the Initial Senior Loan and the Renco Investment, we will not have sufficient cash flow to continue our operations. If the Offers are not consummated, we may seek to accomplish an alternative out-of-court or bankruptcy court approved restructuring of our capitalization and our obligations to our creditors and equity holders or liquidation pursuant to a case under the Bankruptcy Code. There can be no assurance that any alternative restructuring arrangement or plan can be accomplished, or, if accomplished, would result in a successful reorganization of Doe Run, or that any reorganization or liquidation would be on terms as favorable to the Holders of Old Notes as the terms of the Cash Offer and the Exchange Offer. Moreover, any subsequent commencement of a Chapter 11 case could adversely affect the relationships between us and our employees, customers and suppliers, both in the United States and in Peru. In addition, there is a risk that distributions to Holders of Old Notes under a liquidation or under another form of reorganization would be substantially delayed and diminished.

RISKS FOR HOLDERS TENDERING IN THE EXCHANGE OFFER

    CLAIMS BY NON-TENDERING HOLDERS OF OLD NOTES

    It is a condition to the consummation of each of the Cash Offer and Exchange Offer (which condition may be waived by Doe Run subject to approval of the Required Lenders under the New Senior Credit Facility) that (x) at least 90% of each series of the outstanding Old Notes be validly tendered and not withdrawn in either the Cash Offer or the Exchange Offer and (y) $125.0 million of Old Notes be validly tendered and not withdrawn in the Cash Offer. There can be no assurance that Holders of such percentages will validly tender and not withdraw their Old Notes in the Offers or that we will not waive these conditions and consummate the Offers with lower percentages or that non-tendering Holders will not seek to assert claims for damages and/or injunctive relief in connection with the Offers otherwise against Doe Run or its officers, directors or stockholders. While we believe that any such claims would be without merit, such claims could have a material adverse effect on the consummation of the Offers and/or Doe Run. We have agreed to indemnify our directors and officers, and their respective affiliates with respect to any such claims.

    LIQUIDITY OF EXCHANGE NOTES; NO PRIOR PUBLIC MARKET FOR EXCHANGE NOTES

    We do not plan to list the Exchange Notes on any national securities exchange or interdealer quotation system sponsored by a national securities association. Although the Old Notes are not so listed, there is currently a limited trading market for the Old Notes. The Exchange Notes are new securities for which there is currently no market. There can be no assurance that an active trading

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market for the Exchange Notes will develop or, if such market develops, as to the liquidity or sustainability of any such market.

    PREFERENTIAL TRANSFER; FRAUDULENT CONVEYANCE

    If we were to become subject to a petition for relief under the Bankruptcy Code within 90 days after the consummation of the Exchange Offer or, with respect to certain insiders specified in the Bankruptcy Code, within one year, and certain other conditions are met, the consideration paid to any Holder of Old Notes in the Exchange Offer or the Cash Offer, absent the presence of one of the Bankruptcy Code defenses to avoidance, could be avoided by the trustee in bankruptcy as a preferential transfer and, to the extent avoided, the value of such consideration could be recovered from such Holder and from subsequent transferees. Further, if any payment of the principal of, and/or accrued interest on, the Exchange Notes were made during the 90-day time period (or one year with respect to certain insiders) prior to the filing of a bankruptcy petition and Bankruptcy Code defenses to avoidance were unavailable and certain other conditions were met, such payment could constitute a preferential transfer if the consideration paid to such Holder is greater than the amount such holder would have received upon liquidation and could be avoided by the trustee in bankruptcy and, to the extent avoided, could be recovered from such Holder.

    Under relevant federal and state fraudulent conveyance statutes, generally stated and subject to certain exceptions, if a court found that at the time the Offers were consummated, (a) Doe Run effected the Offers with the intent of hindering, delaying or defrauding creditors, or (b) Doe Run received less than reasonably equivalent value or fair consideration in the Offers and Doe Run
(i) was insolvent or rendered insolvent by reason of the Offers, (ii) was engaged in a business or transaction for which its remaining assets constituted unreasonably small capital, or (iii) intended to incur, or believed that it would incur, debts beyond its ability to pay as they matured, such court could avoid some or all of the transactions effected by the Offers, with uncertain consequences to the Holders. We do not believe any aspect of the Offers will constitute a fraudulent conveyance, but there is no assurance a court would agree with such belief.

RISKS FOR HOLDERS NOT TENDERING IN THE EXCHANGE OFFER

    PROPOSED AMENDMENTS TO THE OLD NOTES INDENTURE

    In the event that the Consents are obtained with respect to the Old Notes Indentures, the covenants and certain other terms in the Old Notes Indentures will be substantially less restrictive, and will afford significantly reduced protections to the Holders of Old Notes governed by the Old Notes Indentures, than those currently set forth in the Old Notes Indentures. The Proposed Amendments to the Old Notes Indentures that would be adopted if the requisite number of Consents are obtained would, among other things, eliminate the covenants in the Old Notes Indentures that restrict our ability to consolidate or merge, consummate certain asset sales, engage in transactions with affiliates, incur debt, make restricted payments (including payment of dividends), effect a change of control, issue equity securities, incur liens, and allow subsidiaries to make guarantees, and would also eliminate covenants that require us to maintain corporate existence, pay taxes prior to delinquency, maintain properties, maintain insurance, deliver certificates reporting an event of default and provide financial statements.

    REDUCED LIQUIDITY OF OLD NOTES

    The trading market for Old Notes that remain outstanding following consummation of the Offers could become even more limited or nonexistent due to the reduction in the amount of Old Notes outstanding upon consummation of the Offers, which could adversely affect the liquidity, market price and price volatility of the Old Notes. There can be no assurance that a market in the Old Notes that remain outstanding following consummation of the Offers will exist and no assurance as to the prices at which the Old Notes that remain outstanding following consummation of the Offers may be traded.

RISKS RELATING TO THE EXCHANGE NOTES

    DOE RUN'S INDEBTEDNESS COULD MATERIALLY AND ADVERSELY AFFECT ITS BUSINESS
     AND PREVENT IT FROM FULFILLING ITS OBLIGATIONS UNDER THE EXCHANGE NOTES

    After completion of this offering, Doe Run believes that it will have the necessary liquidity to capitalize on its competitive strengths. Nevertheless, Doe Run will have significant leverage upon consummation of the Transactions, in addition to Doe Run's current operating expenses. Doe Run's indebtedness could have significant adverse effects on its business. For example, it could:

    - increase Doe Run's vulnerability to general adverse economic and industry conditions or a downturn in its business;

    - reduce the availability of Doe Run's cash flow to fund working capital, capital expenditures and other general business purposes;

    - limit Doe Run's flexibility in planning for, or reacting to, changes in its industry, making it more vulnerable to economic downturns and limiting its ability to withstand competitive pressure;

    - place Doe Run at a competitive disadvantage compared to its competitors that have less debt; and

    - limit Doe Run's ability to borrow additional funds.

If Doe Run's indebtedness affects its operations in these ways, its business, financial condition and results of operations could suffer, making it more difficult for Doe Run to satisfy its obligations under the Exchange Notes. Furthermore, the documents governing the New Senior Credit Facility permit Doe Run to incur substantial amounts of additional debt in specified circumstances. If Doe Run incurs additional debt in the future, the related risks could intensify.

    COVENANT RESTRICTIONS UNDER THE INDENTURE GOVERNING THE EXCHANGE NOTES MAY
     LIMIT DOE RUN'S ABILITY TO OPERATE ITS BUSINESS

    The indenture governing the Exchange Notes will contain covenants that may restrict Doe Run's ability and the guarantors' ability to finance future operations or capital needs or to engage in other business activities.

    In addition, the indenture governing the Exchange Notes will restrict, among other things, Doe Run's ability and the guarantors' ability to:

    - incur additional indebtedness;

    - make specified restricted payments;

    - make specified asset sales;

    - incur liens;

    - engage in intra-company transactions, such as the payment of dividends and the making of loans or advances;

    - engage in transactions with affiliates;

    - issue and sell capital stock of our subsidiaries; and

    - engage in a merger, consolidation or sale of substantial assets.

    Doe Run cannot assure you that it will meet the covenants in the indenture or that the holders of the Exchange Notes that are party to the indenture will waive any failure to meet these covenants. A breach of any of these covenants would result in a default under the indenture, and may in turn result in a default under certain other outstanding financing documents to which Doe Run and/or its subsidiaries are a party. If an event of default occurs under these financing documents and continues beyond any applicable cure period, the lenders under such financing arrangements could elect to declare all amounts outstanding thereunder, together with accrued interest, to be immediately due and payable. If Doe Run's indebtedness were to be accelerated, there can be no assurance that it would be able to pay it. Such acceleration would have a material adverse effect on Doe Run's financial condition. See "Description of Certain Other Indebtedness" and "Description of Exchange Notes."

    THE GUARANTEES OF THE EXCHANGE NOTES MAY NOT BE ENFORCEABLE BECAUSE OF
     FRAUDULENT CONVEYANCE LAWS

    The Exchange Notes are to be guaranteed by certain of Doe Run's subsidiaries. If a court voids the guarantees, your right as a holder of Exchange Notes to participate in any distribution of the assets of any of Doe Run's subsidiaries upon the liquidation, reorganization or insolvency of a subsidiary will be subject to the prior claims of that subsidiary's creditors.

    Doe Run's subsidiaries' guarantees may be subject to review under U.S. federal bankruptcy laws or relevant state fraudulent conveyance laws (or relevant Peruvian bankruptcy laws in the case of guarantees issued by Doe Run
Peru) if a bankruptcy case or lawsuit is commenced by or on behalf of the guarantors' unpaid creditors. Although laws differ among various jurisdictions, in general under fraudulent conveyance laws a court could subordinate or avoid a guarantee if it is found that:

    - the debt under the guarantee was incurred with the actual intent to hinder, delay or defraud creditors; or

    - a guarantor did not receive reasonably equivalent value or fair consideration for its guarantee and a guarantor:

    - was insolvent or was rendered insolvent because of its guarantee;

    - was engaged, or about to engage, in a business or transaction for which its remaining assets constituted unreasonably small capital; or

    - intended to incur, or believed that we or it would incur, debts beyond its ability to pay upon maturity (as all of the foregoing terms are defined in or interpreted under the relevant fraudulent transfer or conveyance statutes);

    It may be asserted that, since the guarantors incurred their guarantees for Doe Run's benefit, they incurred the obligations under the guarantees for less than reasonably equivalent value or fair consideration.

    The standards for determining insolvency for purposes of the foregoing considerations will vary depending upon the law of the jurisdiction that is being applied in any such proceeding. Generally, a company would be considered insolvent if, at the time it issued the guarantee, either:

    - the sum of its debts, including contingent liabilities, is greater than its assets, at fair valuation; or

    - the present fair saleable value of its assets is less than the amount required to pay the probable liability on its total existing debts and liabilities, including contingent liabilities, as they become absolute and matured.

    Doe Run believes that, at the time the guarantors initially incur the debt represented by the guarantees, the guarantors will not be insolvent or rendered insolvent by the incurrence of the debt, be lacking sufficient capital to run their businesses effectively or be unable to pay obligations on the guarantees as they mature or become due.

    In reaching the foregoing conclusions, Doe Run has relied upon its analyses of internal cash flow projections and estimated values of the assets and liabilities of the guarantors. Doe Run cannot assure you, however, that a court passing on the same questions would reach the same conclusions.

    If a guarantee is voided as a fraudulent conveyance or found to be unenforceable for any other reason, you will not have a claim against that particular guarantor and you will only be a creditor of any guarantor whose obligation was not set aside or found to be unenforceable.

    NO PUBLIC MARKET EXISTS FOR THE EXCHANGE NOTES, AND THE OFFERING AND SALE OF
     THE EXCHANGE NOTES IS SUBJECT TO SIGNIFICANT LEGAL RESTRICTIONS AS WELL AS UNCERTAINTIES REGARDING THE LIQUIDITY OF THE TRADING MARKET FOR THE EXCHANGE NOTES

    The Exchange Notes will not be registered under the Securities Act of 1933 or any state securities laws. As a result, holders of Exchange Notes may only offer or resell Exchange Notes if:

    - there is an applicable exemption from the registration requirements of the Securities Act and applicable state laws that applies to the circumstances of the sale; or

    - Doe Run files a registration statement and it becomes effective.

    The Exchange Notes are a new issue of securities with no established trading market and Doe Run does not intend to list them on any securities exchange. As a result, you cannot be sure that an active trading market will develop for the Exchange Notes.

    In addition, the liquidity of the trading market for the Exchange Notes, if any, and the market price quoted for the Exchange Notes, may be adversely affected by changes in interest rates in general and by changes in Doe Run's financial performance or prospects, or in the prospects for companies in the metals industry in general.

    HOLDERS SHOULD NOT RELY ON DOE RUN PERU'S GUARANTEE OF THE EXCHANGE NOTES IN
     MAKING AN INVESTMENT DECISION TO ACQUIRE EXCHANGE NOTES

    As discussed herein, Doe Run Peru will be a guarantor of the Exchange Notes. While Doe Run Peru will be legally obligated to make certain payments on the Exchange Notes if and when Doe Run does not, Holders should not, in making an investment decision to acquire Exchange Notes, rely on Doe Run Peru's ability to make such payments as required by its guarantee of the Exchange Notes because Doe Run Peru may experience significant shortages of liquidity which would preclude it from continuing its operations at present levels. As discussed herein, unless the BCP Revolving Credit Facility has been successfully syndicated by Banco de Credito del Peru on or prior to the Closing Date, the maximum amount available for borrowing by Doe Run Peru will be $40.0 million (subject to a borrowing base of eligible inventory and accounts receivable). See "Description of Certain Other Indebtedness--Banco de Credito del Peru Credit Facility." The amounts available to Doe Run Peru under the BCP Revolving Credit Facility may be insufficient to ensure the continued operation of Doe Run Peru at present levels. Doe Run Peru is seeking additional sources of liquidity but no assurance can be given that such sources will be available on commercially reasonable terms.

    The potential lack of liquidity described herein may have a material adverse effect on the business, financial condition and results of operations and future prospects of Doe Run Peru and could result in Doe Run Peru's inability to continue its operations at present levels. Any legal recourse holders of Exchange Notes may have against Doe Run Peru arising from Doe Run Peru's guarantee of the Exchange Notes may be significantly limited if Doe Run Peru is subject to Peruvian insolvency or bankruptcy proceedings at such time and/or if Doe Run Peru's assets have otherwise been used to satisfy its obligations to other creditors. As discussed herein, Doe Run Peru's guarantee of the Exchange Notes is contractually subordinated to the lenders under the BCP Revolving Credit Facility and the lenders under the New Senior Credit Facility. See "Description of Certain Other Indebtedness."

    DOE RUN'S ACTUAL RESULTS OF OPERATIONS MAY DIFFER MATERIALLY FROM DOE RUN'S
     PROJECTIONS

    The projected financial information contained in the appendix to this Exchange Offer, Cash Offer, Consent Solicitation and Senior Loan Participation is based on Doe Run's estimated results of operations based upon certain assumptions described more fully under "Financial Projections--Summary of Significant Assumptions." Doe Run does not intend to update or otherwise revise the projections to reflect events or circumstances existing or arising after the date of this Exchange Offer, Cash Offer, Consent Solicitation and Senior Loan Participation or to reflect the occurrence of unanticipated events. The independent public accountants for Doe Run have not examined or provided any other form of assurance on the projected financial information. Consequently, no person other than Doe Run assumes any responsibility for the projected financial information. The projected financial information is necessarily based upon numerous estimates and assumptions described in "Financial Projections--Summary of Significant Assumptions." These estimates and assumptions are inherently subject to significant business, economic and competitive uncertainties, contingencies and risks, many of which are beyond the control of Doe Run. Actual results will vary from these projections and the variations may be material. Financial projections are speculative in nature and one or more assumptions underlying these projections may prove not to be valid. The projections should not be regarded as a representation by Doe Run, any of its affiliates or any other person that the projections will be achieved. Holders are cautioned not to place undue reliance on the projected financial information contained in this Exchange Offer, Cash Offer, Consent Solicitation and Senior Loan Participation.

RISKS RELATING TO DOE RUN'S BUSINESS

    LIQUIDITY CONCERNS

    Upon the consummation of the Transactions (assuming participation in the Cash Offer and the Exchange Offer by 95% of the aggregate principal amount of each series of Old Notes outstanding), Doe Run will have, on a consolidated basis, $332.7 million in outstanding indebtedness, including the indebtedness of Doe Run Peru or $225.8 million excluding the effects of Financial Accounting Standard No. 15 (see Note (1) to Notes to Pro Forma Consolidated Balance Sheet). As discussed below, Doe Run is dependent upon certain payments from Doe Run Peru to meet a portion of its debt service requirements. Accordingly, Doe Run's indebtedness and Doe Run Peru's indebtedness may adversely affect Doe Run's ability to meet its requirements under the Exchange Notes and the New Senior Credit Facility. As detailed herein, the past performance of Doe Run's consolidated businesses has left it with insufficient liquidity to meet its obligations under its various debt obligations. The interest rate on the New Senior Credit Facility is subject to increase if certain actions have not been taken within specified time frames with respect to the transfer of certain assets of Doe Run to the Buick LLC. See "Recent Developments; Current Transactions". Additionally, the interest rate on the Exchange Notes is subject to increase if Doe Run elects, which it most probably will, to pay interest on the Exchange Notes in kind, as permitted pursuant to the terms of the Exchange Notes. See "Description of Exchange Notes--Interest". These increases in the interest rate could have a material adverse effect on Doe Run's liquidity and impair its ability to meet its payment obligations under the New Senior Credit Facility and the Exchange Notes.

    Management believes that it is in the best interest of all of Doe Run's investors and creditors to continue to operate in an effort to optimize the productive capacity of Doe Run's assets and therefore has no plans to discontinue operations. Management believes that if the Transactions are consummated, Doe Run will be able to capitalize on its competitive strengths due to the decreased leverage and increased liquidity that may result. However, there can be no assurance that the Transactions will be completed or that liquidity will be adequate to meet Doe Run's obligations prior to restructuring or even if the Transactions are consummated. If Doe Run is unable to meet its obligations, certain actions by creditors could result in an interruption or discontinuance of operations.

    PROBABLE LACK OF CASH FLOW FROM PERUVIAN SUBSIDIARY

    Doe Run has, in the past, received certain payments in the form of management fees, interest payments and other distributions from Doe Run Peru. As discussed herein, concurrently with the consummation of the Transactions, Doe Run Peru will be entering into the BCP Revolving Credit Facility. The covenants governing the BCP Revolving Credit Facility will place strict limitations on the ability of Doe Run Peru to pay dividends, fees and other distributions to Doe Run (based upon limitations which make such payments contingent upon the achievement of specific financial performance by Doe Run Peru). It is expected that Doe Run Peru's financial performance, along with its significant capital expenditures required under its environmental remediation program (see "Risks Relating to the Operation of Doe Run Peru--Regulations Requiring Significant Capital Expenditures") will preclude Doe Run Peru from making distributions to Doe Run in an amount greater than $4 million in the aggregate per year, which payments will be reimbursement for services and expenses provided to and/or advanced on behalf of Doe Run Peru by Doe Run. This amount is significantly lower than amounts previously advanced by Doe Run Peru to Doe Run. Accordingly, no reliance can be made upon Doe Run's receipt of distributions from Doe Run Peru in order to meet its debt service requirements. Furthermore, no assurance can be given that changes in the laws of Peru will not adversely affect the ability of Doe Run Peru to make payments, dividends and other distributions to Doe Run.

    VOLATILITY OF BASE METAL PRICES; TREATMENT CHARGES AND PENALTIES

    Base metal prices fluctuate and are affected by numerous factors beyond Doe Run's control, including expectations for inflation, speculative activities, global and regional demand and production, political and economic conditions and production costs in major producing regions. The aggregate effect of these factors is impossible for Doe Run to predict and could have a material adverse effect on the results of operations, financial condition and liquidity of Doe Run.

    As discussed herein, low market prices for base metals coupled with lower treatment charges have had an adverse impact on Doe Run's and Doe Run Peru's liquidity and profitability. The volatility of these factors makes it impossible for Doe Run to predict with any degree of certainty when, if ever, such market prices or treatment charges may improve. If these factors deteriorate further, such deterioration would have a material adverse effect on the business condition and future prospects of Doe Run.

    GOVERNMENTAL REGULATION

    The U.S. mining operations of Doe Run are subject to inspection and regulation by the Mine Safety and Health Administration of the Department of Labor ("MSHA") under provisions of the Federal Mine Safety and Health Act of 1977. All other U.S. operations of Doe Run are subject to inspection and regulation by the Occupational Safety and Health Administration of the Department of Labor ("OSHA") under the provisions of the Occupational Safety and Health Act of 1970. It is Doe Run's policy to comply with the directives and regulations of MSHA and OSHA. In addition, Doe Run takes such necessary actions as, in its judgment, are required to provide for the safety and health of its employees. Doe Run believes that it is substantially in compliance with the regulations promulgated by MSHA and OSHA; however, compliance with new, more stringent MSHA and/or OSHA directives could have a material adverse effect on results of operations, financial condition and liquidity of Doe Run.

    ENVIRONMENTAL MATTERS AND CLAIMS

    Doe Run's U.S. operations are subject to numerous federal, state and local environmental laws and regulations governing, among other things, air emissions, waste water discharge, solid and hazardous waste storage, treatment and disposal, and remediation of releases of hazardous materials. Doe Run also is a defendant in numerous lawsuits filed between 1995 and the date hereof claiming property damage and personal injury from alleged releases of lead from the Herculaneum smelter. Punitive damages are also being sought in these cases. Environmental laws and regulations have changed rapidly in recent years and may become more stringent in the future. Insurance against environmental risks (including potential for pollution or other hazards as a result of disposal of waste products occurring from mining, milling and smelting) is not generally available to Doe Run or to other companies within the industry. Should Doe Run be unable to fund fully the cost of compliance or of remediating an environmental problem, Doe Run might be required to suspend operations or enter into interim compliance measures requiring additional expenditures pending completion of the required remedy.

    Doe Run signed a voluntary Administrative Order on Consent ("AOC") in September 2000 to study and address issues related to the slag pile, plant property, and community soils adjacent to the primary smelter in Herculaneum, elevated blood lead levels in the community and lead releases from the plant. The U.S. Environmental Protection Agency ("EPA") and the Missouri Department of Natural Resources signed the AOC with an effective date of May 29, 2001. In addition, Doe Run has agreed to replace the soil in yards of private residences within a four-tenths of a mile radius to the Herculaneum smelter. Doe Run also agreed to test soils in an area outside the half-mile zone to determine if additional remediation is required.

    In September 2001, Doe Run agreed to an acceleration of the lead testing program on the remaining area within one mile of the Herculaneum smelter. As a result of the completion of this testing, Doe Run signed an AOC with the EPA on December 21, 2001. The new AOC requires additional yard replacement relating to those residences with the highest soil lead measurements and those with children.

    On April 26, 2002, Doe Run signed a Settlement Agreement with the State of Missouri whereby it agreed to offer buyouts to approximately 160 homeowners in an area close to the Herculaneum smelter. Under the terms of the proposed buyout plan, an estimated 26 homeowners, each having children less than 72 months old living with them, would be offered immediate buyouts with the remaining affected homeowners to be extended buyout offers by the end of calendar year 2004. The current total estimated cost of community cleanup, included in Doe Run's accrual for remediation costs, is approximately $2.4 million, with the spending to be completed by the end of calendar year 2002. This total does not include the cost of the buyout plan, which could be as high as $10 million if all affected homeowners accept Doe Run's buyout offer. It cannot currently be estimated how many of the homeowners will accept the buyout offer. Assuming the lead emissions from the Herculaneum smelter are reduced as projected by July 2002, it is possible that many of the homes purchased would be held as rental income property and, therefore, accounted for as capital assets. At this time, it is not possible to determine the outcome of the remaining areas of study or what additional remediation actions, if any, may be required after the study is completed. Estimated costs may change if required levels of remediation are different from those currently estimated or if additional homes are identified as a result of additional regulatory decisions. Continuing compliance by Doe Run with environmental laws and regulations, as well as personal injury and property and other damage claims, and Doe Run's obligations pursuant to the settlement agreements discussed herein, could have a material adverse effect on Doe Run's results of operations, financial condition and liquidity.

    OPERATING RISKS

    The business of mining and smelting is generally subject to a number of risks and hazards, including environmental hazards, industrial accidents, labor disputes, encountering unusual or unexpected geologic formations, cave-ins, rockbursts, flooding and periodic interruptions due to inclement or hazardous weather conditions. Such risks could result in damage to, or destruction of, mineral properties or producing facilities, personal injury, environmental damage, delays in mining, monetary losses and possible legal liability. Although Doe Run currently maintains insurance within ranges of coverage consistent with industry practice, no assurance can be given that such insurance will continue to be available at economically feasible premiums. In July 1992, Doe Run experienced a strike by the workers at the Herculaneum smelter resulting in metal output significantly lower than planned levels and higher operating expenses due to increased security costs and outside services. Although Doe Run's work force is no longer significantly unionized, there can be no assurance that Doe Run will not experience labor disputes in the future. In July and August 1993, production at the Herculaneum smelter was curtailed significantly due to flooding of the Mississippi River. There can be no assurance that Doe Run's operations will not be adversely affected in the future by flooding or other adverse conditions beyond Doe Run's control.

    The business of smelting and refining complex concentrates generally is subject to a number of risks and hazards, including environmental hazards, industrial accidents and labor disputes. Such risks could result in personal injury, environmental damage, delays in operation, monetary losses and possible legal liability. Although Doe Run Peru maintains insurance within ranges of coverage consistent with industry practice, no assurance can be given that such insurance will be available at economically feasible premiums.

    DEPENDENCE ON A LIMITED NUMBER OF CUSTOMERS

    During fiscal 2001, Doe Run's U.S. operations had approximately 170 lead metal customers including six of the eight largest lead-acid battery manufacturers in the world. These six customers accounted for approximately 43% of U.S. net sales in fiscal 2001. The loss of any of Doe Run's large customers or curtailment of purchases by these customers could have a material adverse effect on the results of operations, financial condition and liquidity of Doe Run. For fiscal 2001, Johnson Controls, Inc. accounted for approximately 11% of Doe Run's U.S. operations' net sales.

    DEPENDENCE ON LEAD-ACID BATTERY USE

    Doe Run sells a significant portion of its lead production for use in lead-acid batteries. The obsolescence of, or any curtailment in the use of, lead-acid batteries could have a material adverse effect on the results of operations, financial condition and liquidity of Doe Run.

    EXPLORATION AND DEVELOPMENT

    Doe Run competes to acquire properties producing or capable of producing lead and other minerals, conducts exploration activities and engages in development projects. As a result of the competition for property, some of which is with companies with greater financial resources than Doe Run, Doe Run may be unable to acquire attractive mining properties on terms it considers acceptable. Mineral exploration is highly speculative in nature, involves many risks and frequently is nonproductive, and there can be no assurance that Doe Run's mineral exploration efforts will be successful. Once mineralization is discovered, it may take a number of years from the initial phases of drilling until production is possible, during which time the economic feasibility of production may change. Doe Run's ability to increase its production longevity of concentrate feeds is dependent on the successful development of new ore bodies and/or expansion of existing mining operations. There can be no assurance that Doe Run's exploration programs will yield new reserves to expand and replace existing reserves that are being depleted by current production or that Doe Run will be able to obtain adequate supplies of concentrate feeds in the open market at economically acceptable terms.

RISKS RELATING TO THE OPERATION OF DOE RUN PERU

    RAW MATERIALS

    In addition to concentrates feeds, Doe Run Peru's operations are heavily dependent on the supply of various raw materials and services, including water, hydroelectric power, oxygen, coal and fluxes. Doe Run Peru produces its oxygen requirements from an onsite oxygen plant and extracts limestone and silica fluxes from deposits close to its facility. The oxygen plant is the subject of a sale and leaseback facility under which the lease expires in January 2004. Doe Run Peru purchases its coal requirements through annual contracts based on market prices. The availability of raw materials could be affected by natural disasters or other factors beyond Doe Run Peru's control. Any protracted interruption in the availability of any raw materials could have a material adverse effect on the business, financial condition or results of operations of Doe Run Peru.

    Doe Run Peru's La Oroya smelting operations depend on the availability of lead, zinc and copper concentrates as raw materials. A significant portion of these concentrates are currently secured from the Peruvian domestic market. The effects of recent low metals prices have resulted in economic pressure on some of the Peruvian domestic producers of these concentrates. If one or more of these suppliers of concentrates were to cease or suspend operations there can be no assurance that Doe Run Peru would be able to secure replacements for these necessary raw materials on economically acceptable terms, and accordingly, such a cessation or suspension of activities of these suppliers could have a material adverse effect on the business operations and financial condition and future prospects of Doe Run Peru.

    In May of 2002, there was a labor stoppage at a key mine belonging to Volcan Compania Minera S.A.A. ("Volcan"), a critical supplier of lead and zinc concentrates to Doe Run Peru. Volcan used this labor stoppage as the basis for its declaration that a force majeure existed under its contract with Doe Run Peru, thus relieving Volcan from its contractual requirements to deliver lead and zinc concentrates to Doe Run Peru. Doe Run Peru depends upon the availability of lead and zinc concentrates to manufacture its end products of finished metals and by-products. While the aforementioned labor stoppage has, as of the date hereof, ceased, and while Doe Run Peru has not suffered any adverse economic impact as a result of this force majeure declaration, no assurance can be given that similar events will not occur in the future, and any such events could have a material adverse effect on Doe Run Peru's business, financial condition or results of operations.

    ENVIRONMENTAL ISSUES IN PERU

    Doe Run Peru is subject to numerous environmental laws and regulations enacted in the last ten years in Peru governing, among other things, air emissions, waste water discharge, solid and hazardous waste storage, treatment and disposal, and remediation of releases of hazardous materials. The current and future application of these laws and regulations related to Doe Run Peru is subject to certain agreements with the Peruvian Ministry of Energy and Mines ("MEM"), a governmental agency. Given the developing nature of environmental law and enforcement policies in Peru, however, the Peruvian government could in the future require compliance with additional environmental requirements that would adversely affect Doe Run Peru's business, financial condition or results of operations. Further, the Peruvian government or other interested persons may seek changes in the future to the terms and conditions of any of the agreements made by Doe Run Peru with the MEM that may adversely affect Doe Run Peru's business, financial conditions or results of operations. Doe Run Peru also is potentially subject to claims for alleged personal injury and property and other damages resulting from release of certain substances into the environment, to the extent such liabilities were not retained and/or are not satisfied by Centromin pursuant to the agreement between Doe Run and Centromin for the purchase of La Oroya. Compliance with environmental laws and regulations, as well as personal injury and property and other damage claims, could have a material adverse effect on Doe Run Peru's business, financial condition or results of operations. Insurance against environmental risks (including potential for pollution or other hazards as a result of disposal of waste products occurring from exploration and production) is not generally available to Doe Run Peru or to other companies within the industry. Should Doe Run Peru be unable to fund fully the cost of remediating an environmental problem, it could be required to suspend operations or take interim compliance measures pending completion of the required remedy. The aforementioned costs of environmental remediation and compliance by Doe Run Peru could have a material adverse effect on Doe Run Peru's business condition and future prospects and could impair Doe Run Peru's future ability to make payments, dividends and other distributions to Doe Run.

    REGULATIONS AND CONTRACTUAL COMMITMENTS REQUIRING SIGNIFICANT EXPENDITURES

    The operation of Doe Run Peru's facilities at La Oroya and Cobriza are each subject to a separate Programa de Adecuacion y Manejo Ambiental (Environmental Remediation and Management Program) ("PAMA"), which functions as the equivalent of an operating permit and is administered by MEM. Compliance with these PAMA's requires significant capital expenditures.

    Pursuant to the PAMA governing La Oroya, Doe Run has committed to implement the following projects through December 31, 2006:

    - new sulfuric acid plants;

    - treatment plant for the copper refining effluent;

    - industrial waste water treatment plant for the smelter and refinery;

    - improve Huanchan lead and copper slag deposits;

    - build an arsenic trioxide deposit;

    - management and disposal of lead and copper slag wastes;

    - domestic waste water treatment and domestic waste disposal; and

    - monitoring station.

    La Oroya's operations historically and currently exceed some of the applicable MEM maximum permissible limits pertaining to air emissions, ambient air quality and wastewater effluent quality. The PAMA projects have been designed to achieve compliance with these requirements prior to the expiration of the PAMA on January 13, 2007. No assurance can be given that implementation of the PAMA projects is feasible or that their implementation will achieve compliance with the applicable legal requirements by the end of the PAMA period. In January 2002, Doe Run received permission from the MEM to change certain PAMA projects and the timing of their completion. However, the Peruvian government may in the future require compliance with additional more onerous environmental regulations.

    Pursuant to the acquisition agreement pursuant to which the La Oroya facility was acquired from Centromin, Doe Run Peru is contractually obligated to Centromin to invest $120 million for the benefit of the La Oroya facility in the five years following the October 1997 acquisition. The investments include certain capital and other expenditures for the La Oroya PAMA, and social, road, plant, equipment and other similar modernization expenditures. As of October 31, 2001, Doe Run Peru's verified expenditures under such commitment was $102 million. If Doe Run fails to invest the required amount of $120 million by October 27, 2002, it will incur a penalty equal to 30% of the shortfall. While management expects that such obligation will be met, no assurance can be given that the required amount of investments will be made by such date.

    Doe Run Peru also has made investment commitments of $105 million under its legal stability agreement with the Peruvian government. While Doe Run Peru has already invested in excess of $40 million, failure to meet such investment commitment by the end of 2006, absent modification of the agreement to at least the statutory minimum of $50.0 million, could result in the loss of certain stability benefits that now allow Doe Run Peru to maintain its accounts in US dollars. Such loss may result in Doe Run Peru incurring income taxes resulting from inflation of the local currency, among other effects. While management expects that such obligations will be met within the time required or that the contract will be modified to meet the statutory minimum, no assurance can be given that the full amount of the required investments will be made, or that modification of the legal stability agreement will be obtained.

    The PAMA governing the Cobriza facility expired in May, 2002 without Doe Run Peru having met its obligations thereunder. Negotiations are currently underway with the Peruvian government to obtain extension of the Cobriza PAMA, subject to the payment of a fine yet to be determined. If no such extension can be obtained, Doe Run Peru will likely discontinue operations at the Cobriza facility.

    Doe Run Peru's compliance with any existing or future PAMA, or any future actions required by the MEM's adding of requirements to such a PAMA, may adversely affect Doe Run Peru's business and financial conditions and future prospects.

    No assurance can be given that the Peruvian government will not impose other conditions that may adversely affect Doe Run Peru's business, financial condition or results of operations or that there will not be changes in the Peruvian government that will adversely affect Doe Run Peru or Doe Run Cayman.

    LABOR MATTERS

    Approximately 89% of Doe Run Peru's workforce is represented by labor unions. Doe Run Peru has a five-year collective bargaining agreement with its main labor union for the hourly employees at La Oroya, which expires in July 2003, and it has other multi-year labor agreements with other unions. Although management believes its present labor relations are generally good, in the past, work stoppages and strikes have occurred. There can be no assurance that a work stoppage or strike will not occur prior to the expiration of the current labor agreements or during negotiations for new labor agreements (including extensions of the existing labor agreements) or as to the effect of any such work stoppage or strike on Doe Run Peru's production levels. Work stoppages or other labor-related developments affecting Doe Run Peru could have a material adverse effect on the business, financial condition or results of operations of Doe Run Peru.

    ENFORCEABILITY OF JUDGMENTS UNDER PERUVIAN LAW

    Substantially all of the assets of Doe Run Peru are located in Peru. In the event that the holders of Exchange Notes were to obtain a judgment in the United States against Doe Run Peru and seek to enforce such judgment in Peru, the holders' ability to enforce the judgment in Peru would be subject to Peruvian laws regarding recognition and enforcement of foreign judgments. Peruvian courts will give to the foreign judgment the same force and treatment that is given by the country where such foreign court sits to the judgments enacted by Peruvian courts, provided that the foreign judgment complies with the following statutory limitations set forth in Article 2104 of the Peruvian Civil Code: (i) the judgment must not resolve matters for which exclusive jurisdiction of Peruvian courts applies (i.e., disputes relating to real estate located in Peru);
(ii) the competence of the foreign court which issued the judgment must be recognized by Peruvian conflicts of law rules; (iii) the party against whom the judgment was obtained must have been properly served in connection with the foreign proceedings; (iv) the judgment of the foreign court must be a final judgment, not subject to any further appeal; (v) no pending proceedings may exist in Peru among the same parties and on the same subject; (vi) the judgment by the foreign court cannot be in violation of public policy; and
(vii) the foreign court must grant reciprocal treatment to judgments issued by Peruvian courts.

FACTORS RELATING TO THE ECONOMIC AND POLITICAL SITUATION IN PERU

    POLITICAL AND ECONOMIC SITUATION IN PERU

    During the past 30 years, Peru has experienced political instability under both civilian and military governments. These governments have pursued various policies, including frequent intervention in the economic and social structure. Past governments have imposed controls on prices, exchange rates, local and foreign investment and international trade, restricted the ability of companies to dismiss employees, expropriated private sector assets, and prohibited the remittance of "profits" to foreign investors and payments to foreign creditors. In 1974, the government of Peru expropriated the assets of Doe Run Peru's predecessor and transferred them to Centromin, a government-owned conglomerate.

    Doe Run Peru's financial condition and results of operations could be adversely affected by changes in economic or other policies of the Peruvian government, including reversal of the trend toward privatization, or other political or economic developments in Peru.

    Recently, Peru has experienced a certain level of political unrest and, if this political unrest were to increase significantly, Doe Run's Peruvian operations and Doe Run's overall business, financial condition and results of operations may be adversely affected.

    EXCHANGE CONTROLS

    During the 1970s and 1980s, government policies restricted the ability of companies in Peru to, among other things, repatriate funds and import products, including oil, from abroad. In addition, currency exchange rates were strictly controlled and all export sales revenues were required to be deposited in the Central Bank where they were exchanged from U.S. dollars to the then local currency at less-than-market rates of exchange. The current Peruvian legal framework imposes no restrictions on the ability of a company operating in Peru to transfer foreign currency from Peru to other countries or to convert Peruvian currency into foreign currency or foreign currency into Peruvian currency. There can be no assurance that the Peruvian government will continue its current policy of permitting currency transfers and conversions without restriction or that Doe Run Peru would be able to service its debt obligations in a timely manner were the Peruvian government to reinstitute exchange controls.

    TERRORIST ACTIVITY

    Peru experienced significant terrorist activity in the 1980s and early 1990s, during which period terrorist groups escalated their acts of violence against the government, the private sector and Peruvian residents. Recently, there has been increased concern over terrorist activity in Peru, which could cause direct or indirect harm to Doe Run's Peruvian operations and Doe Run's overall business, financial condition and results of operations may be adversely affected. Although Doe Run Peru has implemented certain anti-terrorist practices, there can be no assurance that future terrorist activity will not have a material adverse effect on the business, financial condition or results of operations of Doe Run Peru.

    INFLATION AND CURRENCY DEVALUATION

    Peru has in the past experienced high levels of inflation. In addition, the Peruvian currency has been devalued numerous times in the past 20 years. A portion of the operating costs of Doe Run Peru are denominated in nuevos soles and therefore could be significantly affected by the rate of inflation in Peru. If inflation in Peru were to increase significantly without a corresponding devaluation of the nuevo sol, the financial condition and results of operations of Doe Run Peru could be materially and adversely affected.

RISKS RELATING TO CONTROL BY RENCO

    CONTROL BY RENCO

    Doe Run is an indirect subsidiary of Renco, of which Mr. Ira Leon Rennert is the controlling shareholder. As a result of his indirect ownership of Doe Run, Mr. Rennert is, and will continue to be, able to influence the policies of Doe Run, including mergers, sales of assets and similar transactions. Pursuant to the terms governing the New Senior Credit Facility, the Board of Directors of Doe Run will, upon consummation of the Offers and the Transactions contemplated herein, be comprised, in part, of three individuals including one designee of the lenders under the New Senior Credit Facility. However, Mr. Rennert will still be able to exert significant influence upon Doe Run as he will, pending exercise of the warrants, effectively control 100% of the Capital Stock of Doe Run. See "Description of Certain Other Indebtedness--New Senior Credit Facility" and "Description of Equity Investment, Corporate Governance and Other Transactions--Doe Run Corporate Governance."

    CERTAIN PENSION CONTROLLED GROUP LIABILITIES

    Doe Run may be jointly and severally liable, together with all other members of Renco's "controlled group" under the Employee Retirement Income Security Act ("ERISA") (the "Renco Controlled Group") for certain pension funding, termination and excise taxes and for certain other pension related matters in the event that any member of the Renco Controlled Group is unable to satisfy certain of its pension obligations arising pursuant to ERISA.

    Certain members of the Renco Controlled Group, of which Doe Run is a member, have materially under-funded pension plans. In the event that any member of the Renco Controlled Group is unable to meet its obligations under any pension plan subject to ERISA, and such inability to meet such obligations results in the Pension Benefit Guaranty Corporation (the "PBGC") requiring such plan to be terminated (a "PBGC Termination"), the PBGC may require that Doe Run or any other member of the Renco Controlled Group satisfy such pension plan obligations. If, in the event that such a PBGC Termination occurs, and the PBGC requires that Doe Run satisfy such pension plan obligations, such a requirement would have a materially adverse effect on Doe Run's business and financial condition and future prospects and could impair Doe Run's ability to meet its obligations under the Exchange Notes and the New Senior Credit Facility.

                           SOURCES AND USES OF FUNDS

    The expected sources of funds to accomplish the Offers assuming a closing date of June 30, 2002 and the uses of the net cash proceeds from the Renco Investment and the New Senior Credit Facility, along with proceeds obtained from the use of sums available under the Congress/CIT Credit Facility, are as follows:

SOURCES OF FUNDS                   AMOUNT               USES OF FUNDS             AMOUNT
-------------------------------  -----------   -------------------------------  -----------
New Senior Credit Facility.....  $35,700,000   Cash Offer.....................  $44,000,000(1)

Renco PIK Preferred Stock......   20,000,000   Accrued Interest Payment for
                                                 Exchange Offer...............    8,950,000(2)

Borrowing under revised                        Interest on Old Notes not
  Congress/CIT Credit                          participating in the Offers....
  Facility.....................    2,914,000                                        864,000(3)

                                               Fees and Expenses of the
                                                 Transactions.................  $ 4,800,000(4)
                                 -----------                                    -----------

Total..........................  $58,614,000   Total..........................  $58,614,000
                                 ===========                                    ===========

------------------------

(1) Assuming $125,714,000 aggregate principal amount of Old Notes tendered at $350 per $1,000 aggregate principal amount.

(2) Assuming participation in the Cash Offer and/or Exchange Offer by 95% of each of the outstanding principal amount of the Senior Secured Notes, Senior Notes and Floaters and the payment of $56.25, $56.25 and $47.1606 respectively per $1,000 principal amount held.

(3) Assumes that 5% of each of the Senior Secured Notes, Senior Notes and Floaters do not participate in the Offers and Holders of each such series of Old Notes receive $56.25, $56.25 and $47.1606 per $1,000 principal amount held, respectively. The Old Notes Indentures also provide for the payment of interest on overdue installments at the rate of 13.25% per annum ("Penalty Interest").

(4) Includes professional fees and expenses, fees relating to the New Senior Credit Facility, Financial Advisor and Information Agent Fees and fees relating to the Congress/CIT Credit Facility.

            HISTORICAL PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

UNAUDITED PRO FORMA FINANCIAL DATA

    The following unaudited pro forma financial statements are derived from our historical financial statements incorporated by reference into this prospectus. The unaudited pro forma statements of operations for the year ended October 31, 2001 and the three months ended January 31, 2002 reflect the Transactions as if they had occurred at the beginning of the fiscal year. The unaudited pro forma balance sheet as of January 31, 2002 reflects the Transactions as if they had occurred on January 31, 2002.

    The unaudited pro forma financial statements give effect to the Transactions as follows:

    - the receipt of $35.7 million from the Initial Senior Loan and the issuance of the Warrants to the Participants in the New Senior Credit Facility exercisable for 20% of the fully diluted common stock of Doe Run, at an initial aggregate exercise price of $2.0 million;

    - the issuance of $20.0 million of Series A Preferred Stock to Renco pursuant to the Renco Investment;

    - the exchange of $112.6 million aggregate principal amount of the Exchange Notes for $164.0 million of the aggregate principal amount of Old Notes;

    - the distribution of $44.0 million to the Holders tendering Old Notes in an aggregate principal amount of $125.7 million in the Cash Offer, at an assumed price of $350 per $1,000 face amount of Old Notes tendered;

    - either exchange or tender of 95% of the outstanding aggregate principal amount of Old Notes; and

    - the payment of accrued but unpaid interest at the balance sheet date on the Old Notes either exchanged for Exchange Notes or remaining outstanding.

    The pro forma financial statements also give effect to another event related to the Transactions. In 1998, Doe Run used $125.0 million of the proceeds from the sale of the Senior Notes and Floaters to make a deposit (the "Special Term Deposit") with Banco de Credito Overseas Limited (BCOL). BCOL then loaned an amount equal to the Special Term Deposit to Doe Run Peru (the "Note Payable to Foreign Bank"). Concurrently with the closing of the new Doe Run Peru Revolving Credit Facility, Doe Run will apply the Special Term Deposit towards the repayment of the Note Payable to Foreign Bank, and, in return, Doe Run Peru will deliver an intercompany promissory note to Doe Run in an equivalent amount. This intercompany note will not bear interest and will be pledged by Doe Run as collateral to secure Doe Run's obligations under the New Senior Credit Facility and also as collateral to secure Doe Run's obligations under the Exchange Notes. Further, obligations under the Intercompany Note will be subordinate to Doe Run Peru's obligations under the BCP Revolving Credit Facility.

    The pro forma financial statements set forth herein are not necessarily indicative of the results that actually would have been achieved had such transactions been consummated on the dates indicated or that may be achieved in future periods.

    The pro forma financial data should be read in conjunction with the assumptions, qualifications and footnotes to tables containing the pro forma financial data set forth herein, the historical consolidated financial information (including the notes and schedules thereto) and the other information set forth in Doe Run's Annual Report on Form 10-K for the fiscal year ended October 31, 2001, and Doe Run's Quarterly Report on Form 10-Q for the quarter ended January 31, 2002. The pro forma financial data was prepared in good faith based upon assumptions believed to be reasonable and applied in a manner consistent with past practice.

ACCOUNTING TREATMENT

    Doe Run is required to account for the restructuring as a troubled debt restructuring pursuant to Statement of Financial Accounting Standard
No. 15--Accounting by Debtors and Creditors for Troubled Debt Restructurings ("Statement No. 15"). A restructuring of debt constitutes a troubled debt restructuring for purposes of Statement No. 15 if a creditor, for economic or legal reasons related to the debtor's financial difficulties, grants a concession to the debtor that it would not otherwise consider. Under Statement No. 15, a debtor may not change the carrying amount of the payable at the time of restructuring unless the total future cash payments, including interest, specified by the new terms are less than the carrying amount of the payable at the time of restructuring. If the total future cash payments specified by the new terms are less than the carrying amount of the restructured payable, then the carrying amount is reduced to that amount and a gain on restructuring is recognized. The premise of Statement No. 15 is that the creditor is interested in protecting its unrecovered investment and, if possible, earning a return. To the extent the total future cash payments under the restructured terms are less than the carrying amount of that investment, the creditor will be sacrificing its return (i.e. interest) in order to recover what it can of its original investment.

    Under the terms of the Initial Senior Loan and the Exchange Notes, total expected future payments will be less than the carrying amount of the Old Notes after deducting the cash paid to holders of the Old Notes in the Cash Offer. As a result, Doe Run is required to record the Initial Senior Loan and the Exchange Notes on its balance sheet at a carrying amount equal to the total expected future cash payments, including stated and contingent interest, required by their terms. Therefore, the related carrying amounts on Doe Run's balance sheet will exceed the outstanding face amount due on these obligations as follows (dollars in thousands):

                                                                AMOUNT TO BE RECORDED
                                       FACE AMOUNT AT CLOSING   UNDER STATEMENT NO. 15
                                       ----------------------   ----------------------
Initial Senior Loan..................         $ 35,700                 $ 58,103
Exchange Notes.......................         $112,642                 $197,211

    The future effect of this accounting treatment is that Doe Run will not recognize interest expense related to the Initial Senior Loan and the Exchange Notes during their term, because the interest payments will be reflected in the carrying amount of the Initial Senior Loan and the Exchange Notes. All cash payments under the new terms shall be accounted for as reductions of the carrying amounts of the Initial Senior Loan and the Exchange Notes. In addition, instead of being amortized over the term of the related debt, all expenses of the restructuring must reduce the gain on restructuring. Any contingent amounts payable are assumed payable in the application of Statement No. 15. As a result, a gain may result in future periods if contingent amounts payable are not required.

FINANCIAL PROJECTIONS

    For a presentation of certain projected financial information concerning Doe Run (along with critical assumptions forming the basis thereof), see "Financial Projections" attached as an appendix hereto. Also see "Risks Relating to the Exchange Notes--Doe Run's Actual Results of Operations May Differ Materially From Doe Run's Projections."

                       THE DOE RUN RESOURCES CORPORATION

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

                                JANUARY 31, 2002

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                            ADJUSTMENTS       STATEMENT NO. 15
                                           HISTORICAL   FOR THE TRANSACTION   ADJUSTMENTS (H)    PRO FORMA
                                           ----------   -------------------   ----------------   ---------
ASSETS
Current assets:
  Cash...................................   $  5,976         $      --           $      --       $  5,976
  Trade accounts receivable, net of
    allowance for doubtful accounts......     59,995                --                  --         59,995
  Inventories............................    125,903                --                  --        125,903
  Prepaid expenses and other current
    assets...............................     27,590            (1,565)(a)            (620)        25,405
                                            --------         ---------           ---------       --------
    Total current assets.................    219,464            (1,565)               (620)       217,279

Property, plant and equipment, net.......    261,371                --                  --        261,371
Special Term Deposit.....................    125,000          (125,000)(b)              --             --
Other noncurrent assets, net.............      6,416            (1,658)(a)          (1,930)         2,828
                                            --------         ---------           ---------       --------
    Total assets.........................   $612,251         $(128,223)          $  (2,550)      $481,478
                                            ========         =========           =========       ========
LIABILITIES AND SHAREHOLDER'S DEFICIT
Current liabilities:
  Current maturities of long-term debt...   $ 66,295           (27,000)(c)           4,191         43,486
  Accounts payable.......................     61,274                --                  --         61,274
  Accrued Liabilities....................     60,285           (12,617)(d)              --         47,668
                                            --------         ---------           ---------       --------
    Total current liabilities............    187,854           (39,617)              4,191        152,428
Long-term debt, less current
  maturities.............................    432,502          (237,613)(c)         103,152        298,041
Other noncurrent liabilities.............     62,387               371 (e)              --         62,758
                                            --------         ---------           ---------       --------
    Total liabilities....................    682,743          (276,859)            107,343        513,227

Preferred stock..........................         --            20,000 (f)              --         20,000

Shareholder's deficit:
  Common stock, $.10 par value,
    1,000 shares authorized, issued and
    outstanding..........................         --                --                  --             --
  Additional paid in capital.............      5,238                --                  --          5,238
  Accumulated deficit and accumulated
    other comprehensive losses...........    (75,730)          128,636 (g)        (109,893)       (56,987)
                                            --------         ---------           ---------       --------
    Total shareholder's deficit..........    (70,492)          128,636            (109,893)       (51,749)
                                            --------         ---------           ---------       --------
    Total liabilities and shareholder's
      deficit............................   $612,251         $(128,223)          $  (2,550)      $481,478
                                            ========         =========           =========       ========

            NOTES TO UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

    At January 31, 2002 the face amount of outstanding Old Notes was $305,000, of which it is assumed 95% or $287,350 will be refinanced, and new debt issued with a face amount of approximately $148,342 resulting in a deleveraging of the Company by approximately $139,000. A portion of this deleveraging, approximately $107,000, will continue to be shown as a liability of the Company for capitalized future interest payments.

(a)  To write off remaining debt issuance costs relating to the Old
     Notes                                                                $  (5,773)
     To defer debt issuance costs relating to the Initial Senior Loan
     and Exchange Notes                                                       2,550
                                                                          ---------
     Total adjustments to deferred debt issuance costs                    $  (3,223)
                                                                          =========
            Adjustment to current portion of deferred debt issuance
            costs                                                         $  (1,565)
            Adjustment to noncurrent portion of deferred debt issuance
            costs                                                         $  (1,658)

(b)  Elimination of Special Term Deposit and Note Payable to Foreign
     Bank                                                                 $(125,000)

(c)  To adjust total debt for the following:
     (i)    Cancellation of the Old Notes, net of original issue
            discount                                                      $(287,350)
     (ii)   Proceeds from Initial Senior Loan                                35,700
     (iii)  Allocation of proceeds to the Warrants                             (371)
     (iv)   Reduction of borrowings under existing credit facility             (234)
     (v)    Issuance of Exchange Notes                                      112,642
     (vi)   Elimination of Special Term Deposit and Note Payable to
            Foreign Bank                                                   (125,000)
                                                                          ---------
            Total adjustments to long-term debt                           $(264,613)
                                                                          =========
            Adjustments to current maturities of long-term debt           $ (27,000)
            Adjustments to long-term debt, less current maturities        $(237,613)

(d)  To adjust accrued interest expense for the following:
     (i)    To pay interest related to the Old Notes                      $  (7,416)
     (ii)   To write off interest related to the Old Notes                   (5,201)
                                                                          ---------
                                                                          $ (12,617)
                                                                          =========

(e)  To record the issuance of the Warrants at their fair value           $     371

(f)  To record the issuance of redeemable preferred stock                 $  20,000

(g)  To adjust retained deficit for the gain on extinguishment of debt
     related to the tender and exchange of the Old Notes.                 $ 128,636

(h)  Because the total future payments under the terms of the Exchange
     Notes and Initial Senior Loan are less than the carrying amount of the exchanged Old Notes, Doe Run is required to record the Exchange
     Notes and the Initial Senior Loan at an amount equal to total cash payments specified by their terms, reducing the gain on extinguishment and increasing debt.

     To offset the gain on extinguishment for the application of
     Statement No. 15 as follows:
     (i)    To increase debt for the value allocated to the Warrants in
            note (b)(iii)                                                 $    (371)
     (ii)   To increase debt for future interest payments, including
            amounts contingently payable, on the Initial Senior Loan        (22,403)
     (iii)  To increase debt for future interest payments, including
            amounts contingently payable, on the Exchange Notes             (84,569)
     (iv)   To write-off financing fees related to the Initial Senior
            Loan and Exchange Notes                                          (2,550)
                                                                          ---------
                                                                          $(109,893)
                                                                          =========

                       THE DOE RUN RESOURCES CORPORATION

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                          YEAR ENDED OCTOBER 31, 2001

                             (DOLLARS IN THOUSANDS)

                                                           ADJUSTMENTS FOR   STATEMENT NO. 15     PRO
                                              HISTORICAL   THE TRANSACTION     ADJUSTMENTS       FORMA
                                              ----------   ---------------   ----------------   --------
Net sales...................................   $737,482        $    --           $    --        $737,482

Costs and expenses:
  Cost of sales.............................    665,279             --                --         665,279
  Depletion, depreciation and
    amortization............................     30,461             --                --          30,461
  Selling, general and administrative
    expenses................................     29,726             --                --          29,726
  Other costs and expenses..................       (162)            --                --            (162)
                                               --------        -------           -------        --------
    Total costs and expenses................    725,304             --                --         725,304
                                               --------        -------           -------        --------
    Income from operations..................     12,178             --                --          12,178

Other income (expense):
  Interest expense..........................    (59,992)        14,625 (i)        24,342 (k)     (21,025)
  Interest income...........................     14,870             --                --          14,870
  Other, net................................     (1,676)            --                --          (1,676)
                                               --------        -------           -------        --------
                                                (46,798)        14,625            24,342          (7,831)

    Income before income tax expense........    (34,620)        14,625            24,342           4,347
Income tax expense..........................      8,226             --                --           8,226
                                               --------        -------           -------        --------
  Income (loss) before extraordinary item
    and cumulative effect of change in
    accounting principle....................   $(42,846)       $14,625           $24,342        $ (3,879)
  Preferred stock dividends.................         --         (2,500)(j)            --          (2,500)
                                               --------        -------           -------        --------
  Income (loss) before extraordinary item
    and cumulative effect of change in
    accounting principle allocable to common
    shareholder.............................   $(42,846)       $12,125           $24,342        $ (6,379)
                                               ========        =======           =======        ========

       NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                          YEAR ENDED OCTOBER 31, 2001
                             (DOLLARS IN THOUSANDS)

(i)  To adjust interest expense for the following

     (i)    Elimination of interest on the Old Notes....................  $  33,679

     (ii)   Elimination of deferred financing fees on the Old Notes.....      2,199

     (iii)  Reduction of interest on existing credit facility...........      3,089

     (iv)   Interest on Exchange Notes..................................    (17,530)

     (v)    Interest on Initial Senior Loan.............................     (6,191)

     (vi)   Amortization on financing fees incurred on Exchange Notes
              and Initial Senior Loan...................................       (621)
                                                                          ---------

                                                                          $  14,625
                                                                          =========

(j)  To accrue paid in kind dividends on the preferred stock at a rate of 12.5%...........................................................  $  (2,500)
                                                                          =========

     Because the total future payments under the terms of the Exchange
(k)  Notes and Initial Senior Loan are less than the carrying amount of the exchanged Old Notes, Doe Run is required to record the Exchange
     Notes and the Initial Senior Loan at an amount equal to total cash payments specified by their terms. As a result of this accounting, the carrying amounts of the Initial Senior Loan and the Exchange
     Notes will include future interest payments, and the Company will not record interest expense related to these obligations in future periods. Therefore, items (iv) through (vi) above are thus eliminated from pro forma interest expense.........................  $  24,342
                                                                          =========

                       THE DOE RUN RESOURCES CORPORATION

                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                      THREE MONTHS ENDED JANUARY 31, 2002

                             (DOLLARS IN THOUSANDS)

                                                           ADJUSTMENTS FOR   STATEMENT NO. 15     PRO
                                              HISTORICAL   THE TRANSACTION     ADJUSTMENTS       FORMA
                                              ----------   ---------------   ----------------   --------
Net sales...................................   $156,536        $   --             $   --        $156,536

Costs and expenses:
  Cost of sales.............................    137,481            --                 --         137,481
  Depletion, depreciation and
    amortization............................      7,502            --                 --           7,502
  Selling, general and administrative
    expenses................................      6,253            --                 --           6,253
  Other costs and expenses..................     (1,187)           --                 --          (1,187)
                                               --------        ------             ------        --------
    Total costs and expenses................    150,049            --                 --         150,049
                                               --------        ------             ------        --------
    Income from operations..................      6,487            --                 --           6,487

Other income (expense):
  Interest expense..........................    (13,970)        3,661 (l)          5,552 (n)      (4,757)
  Interest income...........................      3,539            --                 --           3,539
  Other, net................................       (208)           --                 --            (208)
                                               --------        ------             ------        --------
                                                (10,639)        3,661              5,552          (1,426)
    Income before income tax expense........     (4,152)        3,661              5,552           5,061
Income tax expense..........................        539            --                 --             539
                                               --------        ------             ------        --------
    Net income (loss).......................   $ (4,691)       $3,661             $5,552        $  4,522
    Preferred stock dividends...............         --          (703)(m)             --            (703)
                                               --------        ------             ------        --------
    Net income (loss) allocable to common
      shareholder...........................   $ (4,691)       $2,958             $5,552        $  3,819
                                               ========        ======             ======        ========

       NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                      THREE MONTHS ENDED JANUARY 31, 2002

(l)  To adjust interest expense for the following

     (i)    Elimination of interest on the Old Notes....................      8,124

     (ii)   Elimination of deferred financing fees on the Old Notes.....        548

     (iii)  Reduction of interest on existing credit facility...........        540

     (iv)   Interest on Exchange Notes..................................     (3,905)

     (v)    Interest on Initial Senior Loan.............................     (1,492)

     (vi)   Amortization of financing fees incurred on Exchange Notes
            and Initial Senior Loan.....................................       (155)
                                                                          ---------

                                                                          $   3,661
                                                                          =========

(m)  To accrue paid in kind dividends on the preferred stock at a rate
     of 12.5%...........................................................  $    (703)

     Because the total future payments under the terms of the Exchange
(n)  Notes and Initial Senior Loan are less than the carrying amount of the exchanged Old Notes, Doe Run is required to record the Exchange
     Notes and the Initial Senior Loan at an amount equal to total cash payments specified by their terms. As a result of this accounting, the carrying amounts of the Initial Senior Loan and the Exchange
     Notes will include future interest payments and the Company will not record interest expense related to these obligations in future periods. Therefore, items (iv) through (vi) above are thus
     eliminated from pro forma interest expense.........................  $   5,552

                            PRO FORMA CAPITALIZATION
                             (DOLLARS IN THOUSANDS)

                                                              AS OF JANUARY 31, 2002
                                                              -----------------------
                                                               ACTUAL     AS ADJUSTED
                                                              ---------   -----------
Long-term debt (including current portion)
  Existing Doe Run Credit Facility..........................  $ 33,063     $     --
  Congress/CIT Credit Facility..............................        --       32,829
  Existing Doe Run Peru Credit Facility.....................    29,000           --
  BCP Revolving Credit Facility.............................        --       29,000
  Initial Senior Loan(a)....................................        --       58,103
  Old Notes(b)..............................................   302,474       15,124
  Exchange Notes(a).........................................        --      197,212
  Notes Payable to Foreign Bank(c)..........................   125,000           --
  Note Payable..............................................       171          171
  Sale and Leaseback Obligations............................     8,448        8,448
  Capital Lease Obligations.................................       641          641
                                                              --------     --------
Total Long-term debt........................................  $498,797     $341,528

Preferred stock.............................................        --       20,000

Shareholder's deficit:
  Common stock, par value $.10 per share, 1000 shares
    authorized, issued and outstanding, actual and as
    adjusted................................................         0            0
  Additional paid-in capital................................     5,238        5,238
  Accumulated deficit and accumulated other comprehensive
    losses..................................................   (75,730)     (56,987)
                                                              --------     --------
Total shareholder's deficit:................................   (70,492)     (51,749)
                                                              --------     --------
Total capitalization........................................  $428,305     $309,778
                                                              ========     ========

------------------------

Note: At January 31, 2002 the face amount of outstanding Old Notes was $305,000, of which it is assumed 95% or $287,350 will be refinanced, and new debt issued with a face amount of approximately $148,342 resulting in a deleveraging of the Company by approximately $139,000. A portion of this deleveraging, approximately $107,000, will continue to be shown as a liability of the Company for capitalized future interest payments.

(a) Because the total future payments under the terms of the Exchange Notes and the New Senior Credit Facility are less than the carrying amount of the exchanged Old Notes, Doe Run is required by Statement No. 15 to record the Exchange Notes and the Initial Senior Loan on its balance sheet at a carrying amount equal to total expected future cash payments, including stated and contingent interest, required by their terms. Therefore, the related carrying amounts on Doe Run's balance sheet will exceed the outstanding face amount due on these obligations as follows:

                                                        AMOUNT TO BE RECORDED
                               FACE AMOUNT AT CLOSING   UNDER STATEMENT NO. 15
                               ----------------------   ----------------------
Initial Senior Loan..........         $ 35,700                 $ 58,103
Exchange Notes...............         $112,642                 $197,211

(b) The As-Adjusted balance assumes either exchange or tender of 95% of the outstanding aggregate principal amount of Old Notes.

(c) Concurrently with the closing of the BCP Revolving Credit Facility, Doe Run will apply the Special Term Deposit towards the repayment of the Note Payable to Foreign Bank, and, in return, Doe Run Peru will deliver an intercompany promissory note to Doe Run in an equivalent amount. This intercompany note will not bear interest and will be pledged by Doe Run as collateral to secure Doe Run's obligations under the New Senior Credit Facility and also as collateral to secure Doe Run's obligations under the Exchange Notes. Further, obligations under the Intercompany Note will be subordinate to Doe Run Peru's obligations under the BCP Revolving Credit Facility.

                   RECENT DEVELOPMENTS; CURRENT TRANSACTIONS

    Doe Run has either completed, or intends to complete between now and the Closing Date, a number of significant transactions that have not been previously described in its most recent Annual Report on Form 10-K for the fiscal year ended October 31, 2001 and Quarterly Report on Form 10-Q for the fiscal quarter ended January 31, 2002. Certain significant events have also occurred since the filing of Doe Run's most recent reports on Forms 10-K and 10-Q. These transactions and events include:

FORMATION OF THE BUICK RESOURCE RECYCLING FACILITY LLC

    As a condition precedent to the closing of the New Senior Credit Facility, Doe Run is required to form the Buick LLC and transfer promptly after the Closing Date the assets of its Buick Division, other than employees and certain other excluded assets as described below (the "Required Buick Transfer"), the entire membership interest of Buick LLC will be pledged by Doe Run and Buick LLC will grant a first priority lien on all of its assets to secure the obligations of Doe Run under the New Senior Credit Facility, and Buick LLC will grant a second priority lien on its assets to secure the obligations of Doe Run under the Exchange Notes (except, in each case, for inventory, receivables and related property of the Buick LLC pledged to secure Buick LLC's obligations as borrower under the Congress/CIT Credit Facility). On May 20, 2002, a certificate of formation was filed with the Secretary of State of Delaware pursuant to which this subsidiary was formed under the name of The Buick Resource Recycling Facility LLC. Doe Run is required to transfer to the Buick LLC (a) all fixed assets pertaining to the Buick Division of Doe Run and (b) all other material assets (including contractual rights) pertaining to the Buick Division of Doe Run, but excluding employees and certain other assets to be mutually determined by Doe Run and the Required Lenders. Doe Run shall continue to operate the Buick facility following the transfer under a Facility Operating Agreement. It shall be an event of default under the New Senior Credit Facility if (i) Doe Run fails to file, within 90 days after the Closing Date, all applications required to obtain all required consents, approvals and authorizations of all applicable governmental authorities in order to accomplish the Required Buick Transfer or
(ii) Doe Run fails to use its best efforts to effectuate the Required Buick Transfer.

    If Doe Run fails to effectuate the Required Buick Transfer within six months after the Closing Date, then the interest rate on the New Senior Credit Facility will increase to 12.50% from 11.25%. If the Required Buick Transfer is not effectuated prior to the first anniversary of the Closing Date, then the interest rate on the New Senior Credit Facility will increase to 14.0% from 12.50%. For a more detailed description of the New Senior Credit Facility, see "Senior Loan Participation" and for a description of the risks arising from Doe Run's leverage, see "Risks Relating to Doe Run's Business--Liquidity Concerns".

CORPORATE GOVERNANCE

    The composition of Doe Run's Board of Directors shall be governed by an Investor Rights Agreement (the "Investor Rights Agreement") to be executed concurrently with the closing of the New Senior Credit Facility. Concurrently with the closing of the New Senior Credit Facility, Doe Run will cause its Board of Directors to consist of the following individuals:

    - two individuals to be selected by the stockholders of Doe Run, one of whom will be Mr. Rennert;

    - an individual (the "Independent Director") to be designated by the Required Lenders.

    Pursuant to the Investor Rights Agreement, Doe Run will not take, nor permit its subsidiaries to take, certain actions including, but not limited to
(i) filing a voluntary bankruptcy petition; (ii) merging or consolidating with another entity; (iii) making certain changes to its organizational document, and

(iv) issuing capital stock or securities convertible into or exercisable for capital stock without the approval of the Independent Director.

    Under certain circumstances (including a default by Doe Run under its payment obligations under the New Senior Credit Facility), the Required Lenders or, if the New Senior Credit Facility is not outstanding, the holders of a majority of the Warrants, will be entitled to cause the stockholders of Doe Run to elect a Special Director (as defined herein) to Doe Run's Board of Directors upon whose approval and direction Doe Run will be required to enter into certain extraordinary corporate transactions. See "Description of Equity Investment, Corporate Governance and Other Transactions--Doe Run Corporate Governance".

COMPENSATION OF MANAGEMENT PERSONNEL

    As an incentive to certain key management personnel to remain in the employ of Doe Run, Doe Run has entered into retention agreements with the following individuals (among others): Jeffrey L. Zelms; Marvin K. Kaiser; Richard L. Amistadi; Kenneth R. Buckley; and Jerry L. Pyatt. Pursuant to these retention agreements, each of the aforementioned individuals will be paid a bonus equal to 50% of such individual's base salary for year 2002 and, assuming the Transactions are successfully completed, 50% of such individual's base salary for years 2003, 2004 and 2005, assuming such individual is in the employ of Doe Run at the end of such years.

NET WORTH APPRECIATION AGREEMENTS

    Certain executive officers (not including Mr. Rennert) and several other employees will be parties to new net worth appreciation agreements with Doe Run which will be entered into upon consummation of the Transactions. The agreements will replace any prior such agreements with the employee. Pursuant to the new agreements, upon termination of each such person's employment with Doe Run, he is entitled to receive a fixed percentage of the increase in the net worth of Doe Run, as defined, from a base date until the end of the fiscal quarter preceding the date of his termination, subject to vesting as described below. Such amount is payable without interest in 40 equal quarterly installments, commencing three months after the termination of the employee's employment, and at three month intervals thereafter. In addition, Mr. Buckley's agreement provides for a "Peru Credit" under which he is entitled to receive a fixed percentage of the cumulative net income of Doe Run Peru with provisions similar to those described above. Certain other employees are parties to net worth appreciation agreements providing for a Peru Credit.

    The following table summarizes the net worth appreciation agreements to he held by certain executive officers and the amounts earned thereunder.

                                                        MAXIMUM
                                                       NET WORTH       BASE
                                                     PERCENTAGE(1)     DATE
                                                     -------------   --------
Jeffrey L. Zelms...................................       5.0%             (2)
Marvin K. Kaiser...................................       1.5              (2)
Richard L. Amistadi................................       1.5              (2)
Jerry L. Pyatt.....................................       1.0              (2)
Kenneth R. Buckley.................................       0.5              (2)
Kenneth R. Buckley/Peru Credit(3)(4)...............       1.0        10/23/97
Other U.S. Employees...............................       1.0

------------------------

(1) Represents the maximum percentage of the increase in net worth to which employee would be entitled when fully vested.

(2) The Base Date will be the first business day after the restructuring contemplated by the Transactions is consummated.

(3) Mr. Buckley's rights with respect to the Peru Credit are fully vested. As of October 31, 2001, the accumulated amount to which he would be entitled upon the occurrence of events triggering payment was $301,902.

(4) An aggregate of 2.25% Peru Credits have been reserved for other employees of Doe Run Peru.

    In the case of each of the foregoing employees, rights to the net worth appreciation benefits will vest pursuant to the following schedule: (x) 60% on the third anniversary of the Base Date; (y) 20% on the fourth anniversary of the Base Date; (z) 20% on the fifth anniversary of the Base Date.

    The net worth appreciation agreements also provide that, in the event of payment of a dividend (other than dividends paid for taxes) or a sale of the Company, the active participants will be entitled to receive a percentage of the dividend or the net proceeds of the sale equal to their maximum percentages under the agreements regardless of whether their net worth percentage has vested. Vesting may be accelerated upon disability or death.

TAX SHARING ARRANGEMENTS

    At the Closing Date, Doe Run will enter into a Tax Sharing Agreement with Renco which will supercede any and all prior such agreements and, pursuant to which, Doe Run will agree to make distributions to Renco in an amount equal to the net income tax liability (exclusive of any such liabilities actually paid by Doe Run) of Doe Run assuming Doe Run were a "C" corporation for income tax purposes. Distributions made while the New Senior Credit Facility or Warrants or Exchange Notes are outstanding will be limited to liabilities generated subsequent to the Closing Date without any benefit or expense for items created by or occurring prior to the Closing Date, and furthermore, all such payments shall be subject to the terms of the New Senior Credit Facility.

RENCO MANAGEMENT COMPENSATION

    Pursuant to the Management Agreement between Renco and Doe Run, Doe Run is obligated to pay Renco a management fee equal to $2.4 million per fiscal year. Pursuant to the terms of the New Senior Credit Facility, until such time as Doe Run's obligations under the New Senior Credit Facility have been satisfied and the Warrants are no longer outstanding, Doe Run's ability to pay
Renco management fees in any fiscal year will be limited to (a) $100,000 per month and (b) if (x) Consolidated Domestic EBITDA (as measured pursuant to the terms of the New Senior Credit Facility) in such fiscal year of Doe Run exceeds $30.0 million and (y) the aggregate amount of cash distributed by Doe Run Peru to Doe Run during such fiscal year exceeds $12.0 million, an additional amount, not to exceed $1.2 million, equal to the excess, if any, of the aggregate amount of cash distributed by Doe Run Peru to Doe Run in such fiscal year over $12.0 million. Pursuant to the terms of the Indenture, until such time as Doe Run's obligations under the Exchange Notes have been satisfied, Doe Run's ability to pay Renco management fees in any fiscal year will be limited to
(a) $100,000 per month and (b) if (x) Consolidated EBITDA (as measured pursuant to the terms of the Indenture) less EBITDA generated by Doe Run Peru in such fiscal year of Doe Run exceeds $35.0 million or (y) the shares, or substantially all the assets, of Doe Run Peru have been sold in an arms length transaction to an unaffiliated third party in such fiscal year or a prior fiscal year, an additional $1.2 million.

CONVERSION OF SPECIAL TERM DEPOSIT INTO INTERCOMPANY NOTE

    In 1998, Doe Run used $125.0 million of the proceeds from the sale of the Senior Notes and Floaters to make a Special Term Deposit (the "Special Term Deposit") with Banco de Credito

Overseas Limited. BCP then loaned an amount equal to the Special Term Deposit to Doe Run Peru. Concurrently with the closing of the BCP Revolving Credit Facility, Doe Run will apply the Special Term Deposit to the repayment of Doe Run Peru's $125.0 million borrowing from BCP and, in return, Doe Run Peru will deliver the Intercompany Note to Doe Run in an equivalent amount. This Intercompany Note will not bear interest and will be pledged by Doe Run as collateral to secure Doe Run's obligations under the New Senior Credit Facility and also as collateral to secure Doe Run's obligations under the Exchange Notes. Further, obligations under the Intercompany Note will be subordinated to Doe Run Peru's obligations under the BCP Revolving Credit Facility. Because of Doe Run Peru's large required capital expenditures (see "Risk Factors--Risks Relating to the Operation of Doe Run Peru") and its liquidity constraints (see "Risk Factors--Risks Relating to Doe Run Peru's Business"), Holders should not place great reliance on the ability of Doe Run Peru to make payments on the Intercompany Note to Doe Run when making an investment decision as to Doe Run's total assets and the value of any collateral securing the Exchange Notes.

LABOR STOPPAGE AT CRITICAL PERUVIAN SUPPLIER; DECLARATION OF FORCE MAJEURE

    In May of 2002, there was a labor stoppage at a key mine belonging to Volcan Compania Minera S.A.A. a critical supplier of lead and zinc concentrates which Doe Run Peru uses to manufacture its end products of finished metals and by-products. Volcan used this labor stoppage as the basis for its declaration that a force majeure existed under its contract with Doe Run Peru, thus relieving Volcan from its contractual requirements to deliver lead and zinc concentrates to Doe Run Peru. Doe Run Peru depends upon the availability of lead and zinc concentrates to manufacture its end products of finished metals and by-products. While this labor stoppage has ceased as of the date hereof, and while Doe Run Peru did not suffer any adverse economic impact as a result of the aforementioned force majeure declaration, no assurance can be given that similar events will not occur in the future. See "Risks Relating to the Operation of Doe Run Peru--Raw Materials".

                                   THE OFFERS

TERMS OF EXCHANGE OFFER

    Upon the terms and subject to the conditions described herein and in the related BLUE Letter of Transmittal and Consent to Proposed Amendments (which together constitute the Exchange Offer), Doe Run is offering to exchange Old Notes, validly tendered and not theretofore withdrawn as described under "Withdrawal of Tenders and Revocation of Consents," for the following consideration:

FOR EACH $1,000 PRINCIPAL AMOUNT OF:
------------------------------------
11.25% Senior Secured Notes due 2005, Series
  B..........................................  -  $770 aggregate principal amount of
                                               Exchange
                                                    Notes

                                               -  the Accrued Interest Payment equal to
                                                 $56.25
                                                    per $1,000 principal amount

11.25% Senior Notes due 2005, Series B.......  -  $670 aggregate principal amount of
                                               Exchange
                                                    Notes

                                               -  the Accrued Interest Payment equal to
                                                 $56.25
                                                    per $1,000 principal amount

Floating Interest Rate Senior Notes due 2003,
  Series B...................................  -  $670 aggregate principal amount of
                                               Exchange
                                                    Notes

                                               -  the Accrued Interest Payment equal to
                                                    $47.1606 per $1,000 principal amount

    Only Holders who are reasonably believed by Doe Run to be Accredited Investors (as such term is defined in Rule 501(a) of the Securities Act of 1933, as amended) will be allowed to participate in the Exchange Offer.

    The Exchange Notes will be issued pursuant to an indenture dated as of the Closing Date by and among Doe Run, the subsidiary guarantors of the Exchange Notes and State Street Bank and Trust Company, as trustee. The Exchange Notes will bear interest, initially, at the rate of 11.25% per annum, payable semi-annually in arrears. Under certain circumstances, interest on the Exchange Notes may be paid in kind. The Exchange Notes will be guaranteed by Doe Run's subsidiaries and secured by collateral which will initially include a second priority lien on certain assets of Doe Run (including the shares of the capital stock of its subsidiaries) and its subsidiaries. See "Description of Exchange Notes."

TERMS OF CASH OFFER

    Upon the terms and subject to the conditions described herein and in the related YELLOW Letter of Transmittal and Consent to Proposed Amendments (which together constitute the Cash Offer), Doe Run is offering to purchase Old Notes that are validly tendered and not withdrawn prior to the Expiration Date at prices not greater than $350 nor less than $250 per $1,000 face amount of Old Notes tendered, subject to the Modified Dutch Auction Procedure described below.

    Doe Run will select the highest price, specified by a Holder of Old Notes validly tendered (and not withdrawn) in the Cash Offer that will enable Doe Run to purchase the maximum amount of Old Notes for an aggregate purchase price not to exceed $44.0 million. Doe Run will pay the same Cash Payment for all Old Notes validly tendered at or below the Cash Payment (and not withdrawn), upon the terms, and subject to the conditions, of the Cash Offer.

    A Holder tendering Old Notes in the Cash Offer, to the extent such Old Notes are accepted for tender pursuant to the terms hereof, shall not receive any payment of interest or penalty of any kind on account of such Old Notes purchased by Doe Run pursuant to the Cash Offer. A Holder may elect to tender such Holder's Old Notes for participation in the Exchange Offer or the Cash Offer. Any Holder tendering Old Notes pursuant to the Cash Offer shall be required to tender, and likewise shall have been deemed to have tendered, such Old Notes for participation in the Exchange Offer. Any Old Notes tendered in the Cash Offer that cannot be purchased for cash pursuant to the Cash Offer shall be exchanged for Exchange Notes pursuant to the Exchange Offer, and the Holders of such Old Notes shall receive the Accrued Interest Payment on such Old Notes so exchanged.

    In the event that the amount of Old Notes validly tendered (and not withdrawn) on or prior to the Expiration Date (as defined herein) exceeds that which can be purchased with the Total Cash Available, then, subject to the terms and conditions of the Cash Offer, Doe Run will (i) first, accept for payment all such Old Notes validly tendered (and not withdrawn) at prices below the Cash Payment and (ii) second, accept for payment such Old Notes that are validly tendered (and not withdrawn) at a price equal to the Cash Payment on a pro rata basis from among such Old Notes tendered. A HOLDER SEEKING TO MAXIMIZE THE PROBABILITY OF RECEIVING THE CASH PAYMENT SHOULD TENDER SUCH HOLDER'S OLD NOTES AT $250 PER $1,000 FACE AMOUNT OF OLD NOTES TENDERED.

    In accordance with Instruction 5 of the YELLOW Letter of Transmittal and Consent to Proposed Amendments, each Holder who wishes to tender Old Notes pursuant to the Cash Offer must specify the price (subject to the minimum and maximum range set forth above) at which such Holder is willing to have Doe Run purchase such Old Notes. As promptly as practicable following the Expiration Date, Doe Run will determine the Cash Payment (within the permitted range set forth above) that it will pay for Old Notes validly tendered pursuant to the Cash Offer, taking into account the prices specified by tendering Holders, and subject to the provisions described herein. Following is an example of the functioning of the Modified Dutch Auction mechanism:

If

    $75 million principal balance of Old Notes is tendered at $250 per $1,000 $50 million principal balance of Old Notes is tendered at $275 per $1,000 $30 million principal balance of Old Notes is tendered at $300 per $1,000 $150 million principal balance of Old Notes is tendered at $350 per $1,000 and all other notes are exchanged or not tendered, then the Cash Payment would be $300 per thousand, which is the lowest price at which the tendered Old Notes use the Total Cash Available, and each of the tendering holders would receive the following proceeds:

    $75 million principal balance of Old Notes tendered at $250 would receive $22.5 million cash
    $50 million principal balance of Old Notes tendered at $275 would receive $15.0 million cash

    $21.67 million principal balance of Old Notes tendered at $300 would receive $6.5 million cash (the balance of the Total Cash Available) and $8.33 million principal balance of these Old Notes would be exchanged in the Exchange Offer

    $150 million principal balance of Old Notes tendered at $350 would all be exchanged in the
      Exchange Offer

EXPIRATION OF OFFERS; EXTENSION OF OFFERS

    Each of the Offers will expire on the Expiration Date, unless we extend the Expiration Date. It is Doe Run's intention that both Offers will expire at the same time. Therefore, the Exchange Offer will not be extended without extending the Cash Offer by like amount, and the Cash Offer will not be extended without extending the Exchange Offer by like amount.

    Doe Run expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the period of time during which the Offers are open by giving oral or written notice of such extension to the Exchange Agent and Depositary. There can be no assurance, however, that Doe Run will exercise its right to extend the Offers. If Doe Run decides, in its sole discretion, to decrease the number of Old Notes being sought, or to increase or decrease the consideration offered to Holders, in either Offer and, at the time that notice of such increase or decrease is first published, sent or given to

Holders in the manner specified below, the Offers are scheduled to expire at any time earlier than the tenth business day from the date that such notice is first so published, sent or given, the Offers will be extended until the expiration of such ten-business-day period. As used herein, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

CONDITIONS OF THE OFFERS

    The consummation of the Exchange Offer and the Cash Offer is conditioned upon, a number of conditions, including: (i) the valid tender (without subsequent withdrawal) of at least $125.0 million of aggregate principal amount of Old Notes into the Cash Offer; (ii) the valid tender (without subsequent withdrawal) of a minimum of 90% of the aggregate principal amount of each of
(x) the Senior Secured Notes, (y) the Senior Notes and (z) the Floaters outstanding into either the Exchange Offer and/or Cash Offer; (iii) the receipt of the Requisite Consents; (iv) the consummation of the Renco Investment;
(v) the execution of the Renco Credit Support Agreement; (vi) the closing of the New Senior Credit Facility; and (vii) the consummation of the Congress/CIT Credit Facility and the BCP Revolving Credit Facility on terms satisfactory to Doe Run and the holders under the New Senior Credit Facility (including the satisfaction of all conditions precedent to the consummation of such revolving credit facilities).

PROCEDURES FOR TENDERING AND CONSENTING

    The tender of Old Notes by a Holder pursuant to one of the procedures set forth below will constitute an agreement between such Holder and Doe Run in accordance with the terms and subject to the conditions set forth in this Exchange Offer, Cash Offer, Consent Solicitation and Senior Loan Participation and in the applicable Letter of Transmittal and Consent to Proposed Amendments or Notice of Guaranteed Delivery.

    A Holder that wishes to tender Old Notes for exchange pursuant to the Offers and to Consent to the Proposed Amendments must (a) deliver the Old Notes in proper form for transfer, together with a properly completed (x) Letter of Transmittal (or facsimile thereof) (or otherwise comply with the procedures set forth in the Notice of Guaranteed Delivery) and (y) a Consent to Proposed Amendments, each duly executed by the Holder with any required signature guarantee, or (b) comply with procedures for book-entry transfer of Old Notes tendered electronically into the Depositary's account at DTC as described below and deliver a certification as to the status of the beneficial holder thereof properly executed by the beneficial holder of such Old Notes and any other documents to the Depositary at its address set forth below or on the back cover hereof prior to the Expiration Date.

    Old Notes may be tendered in the Offers and will be accepted for exchange only in denominations of $1,000 principal amount and integral multiples thereof. Doe Run will be deemed to have accepted validly tendered Old Notes in the Offers and validly delivered Consents in the Offers when, as and if Doe Run gives oral or written notice thereof to the Depositary. The Depositary will act as agent for the tendering Holders of Old Notes for the purposes of receiving any cash or Exchange Notes from Doe Run. The Exchange Notes and/or cash, as the case may be, will be delivered in exchange for Old Notes accepted in the Offers on the Closing Date, or as soon as reasonably practicable thereafter.

    LETTERS OF TRANSMITTAL AND NOTES OR NOTICES OF GUARANTEED DELIVERY SHOULD BE SENT TO THE DEPOSITARY AND NOT TO DOE RUN, THE FINANCIAL ADVISOR, THE INFORMATION AGENT OR DTC.

    Signatures on a Letter of Transmittal and Consent to Proposed Amendments or Notice of Guaranteed Delivery, as the case may be, delivered in connection with the Offers must be guaranteed unless the Old Notes tendered pursuant thereto are tendered (a) by a Holder that has not completed the boxes entitled "Special Issuance Instructions" and "Special Delivery Instructions" on the Letter of Transmittal and Consent to Proposed Amendments or (b) for the account of an Eligible Institution (as defined below). In the event that signatures on a Letter of Transmittal and Consent to Proposed

Amendments are required to be guaranteed, such guarantee must be by a firm that is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or by a commercial bank or trust company having an office in the United States (an "Eligible Institution").

    The method of delivery of Old Notes and other documents to the Depositary is at the election and risk of the Holder. Instead of delivery by mail, it is recommended that Holders use overnight or hand delivery service, properly insured. In all cases, sufficient time should be allowed to ensure delivery to the Depositary before the Expiration Date.

    Generally, only a Holder may tender Old Notes in the Offers. If the applicable Letter of Transmittal and Consent to Proposed Amendments is signed by an entity other than the Holder, such Old Notes must be endorsed or accompanied by appropriate bond powers, in either case signed exactly as the name or names of the Holder or Holders appear on the Old Notes. If the Letter of Transmittal and Consent to Proposed Amendments or any Old Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing and, unless waived by Doe Run, provide evidence satisfactory to Doe Run of their authority to so act.

    Any beneficial owner whose Old Notes are registered in the name of its broker, dealer, commercial bank, trust company or other nominee and that wishes to tender its Old Notes in the Offers should contact such Holder promptly and instruct such Holder to tender on its behalf by completing the form of instructions provided by its broker, bank or other nominee.

    All questions as to the form of all documents and the validity (including the time of receipt), eligibility, acceptance and withdrawal of tendered Old Notes will be determined by Doe Run, in its sole discretion, which determination shall be final and binding. Doe Run expressly reserves the absolute right to reject any and all tenders, or Consents not in proper form and to determine whether the acceptance of such tenders or Consents would be unlawful. Doe Run also reserves the absolute right, subject to applicable laws, to waive or amend any of the conditions of the Offers or to waive any defect or irregularity in the tender of any of the Old Notes. None of Doe Run, the Depositary, the Financial Advisor or any other person is under any duty to give notice of any defect or irregularity in a tender or Consent or will incur any liability for failure to give any such notice. No tender of Old Notes will be deemed to have been validly made until all defects and irregularities with respect to such tender have been cured or waived. All Old Notes received by the Depositary that are not properly tendered and as to which irregularities have not been cured or waived will be returned by the Depositary to the appropriate tendering Holder as soon as practicable. Doe Run's interpretation of the terms and conditions of the Offers and Doe Run's reasonable interpretation, expressed in good faith, of the terms and conditions of the solicitation of Consents to Proposed Amendments (including the Letter of Transmittal and the instructions thereto) will be final and binding on all parties.

    The Depositary will seek to establish accounts with respect to the Old Notes at The Depository Trust Company ("DTC") for the purpose of the Offers within two New York Stock Exchange trading days from the date of this Exchange Offer, Cash Offer, Consent Solicitation and Senior Loan Participation. Any financial institution that is a participant in DTC's book-entry transfer facility system may make book-entry delivery of Old Notes on behalf of a Holder by causing DTC to transfer such Old Notes into the Depositary's account in accordance with DTC's Automated Tender Offer Program ("ATOP") procedures for such transfer. DTC will then send an Agent's Message (as defined below) to the Depositary. Beneficial Holders of such Old Notes tendering in the Offers will still be required to execute and deliver to the Depositary a Certification. Old Notes will not be deemed surrendered for exchange until such documents are received by the Depositary. Delivery of such documents to DTC will not constitute valid delivery to the Depositary. DOE RUN UNDERSTANDS THAT DTC WILL MAKE ARRANGEMENTS FOR BOOK-ENTRY DELIVERY TO ACCOMMODATE RECORD OWNERS THAT DESIRE TO TENDER OLD NOTES IN THE OFFERS, AND CONSENT TO THE PROPOSED AMENDMENTS.

    The term "Agent's Message" means a message transmitted by DTC, received by the Depositary and forming part of the confirmation of book-entry transfer, which states that DTC has received an express acknowledgment from the participant in DTC tendering Old Notes that are the subject of such confirmation of book-entry transfer and that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and Consent to Proposed Amendments, including, without limitation, all of the representations, warranties, waivers and rescissions contained therein with respect to the Offers and agrees to be bound by the terms of the Letter of Transmittal and Consent to Proposed Amendments and that Doe Run may enforce the terms of the Letter of Transmittal and Consent to Proposed Amendments against such participant.

WITHDRAWAL OF TENDERS AND REVOCATION OF CONSENTS

    Tenders of Old Notes pursuant to the Offers may be withdrawn and Consents may be revoked at any time until the Expiration Date. Thereafter, such tenders may be withdrawn and Consents may be revoked only if the Offers are terminated without any Old Notes being accepted for exchange or purchase pursuant to the Offers.

    Any Holder that has tendered Old Notes in the Offers and given its Consent may withdraw such Old Notes and revoke such Consent prior to the Expiration Date by delivery of a written notice of withdrawal and revocation, subject to the limitations described herein.

    To be effective, a written telegraphic or facsimile transmission (or delivered by hand or by mail) notice of withdrawal and revocation with respect to the Offers must (a) be timely received by the Depositary at its address set forth below or on the back cover hereof prior to the Expiration Date
(b) specify the name of the person having tendered the Old Notes to be withdrawn, the principal amount of such Old Notes to be withdrawn and, if Old Notes have been tendered, the name of the Holder(s) of such Old Notes as set forth thereon, if different from that of the Person that tendered such Old Notes, (c) identify the Old Notes to be withdrawn and (d) be signed by the Holder in the same manner as the original signature on the Letter of Transmittal and Consent to Proposed Amendments by which such Old Notes were tendered (including any required signature guarantees). If Old Notes to be withdrawn have been delivered or otherwise identified to the Depositary, then the name of the Holder and the serial numbers of the particular Old Notes to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an Eligible Institution (except in the case of Old Notes tendered by an Eligible Institution, in which case no signature guarantee will be required), must also be so furnished to the Depositary prior to the physical release of the withdrawn Old Notes. If Old Notes have been tendered pursuant to the procedures for book-entry transfer as set forth herein, any notice of withdrawal and revocation must also specify the name and number of the account at DTC to be credited with the withdrawn Old Notes. Doe Run reserves the right to contest the validity of any withdrawal and revocation. A purported withdrawal and revocation which is not received by the Depositary in a timely fashion will not be effective.

    All properly withdrawn Old Notes will thereafter be deemed not validly tendered and all properly revoked Consents will be deemed not validly delivered for purposes of the Offers; provided, that withdrawn Old Notes and revoked Consents may be retendered and given again by following one of the appropriate procedures described herein at any time prior to the Expiration Date.

LOST OR MISSING CERTIFICATES

    If a Holder desires to tender Old Notes pursuant to the Offers but any such Old Note has been mutilated, lost, stolen or destroyed, such Holder must write to or telephone the Depositary at the address listed below or on the back cover hereof concerning the procedures for obtaining replacement of such Old Notes, arranging for indemnification or any other matter with regard to such tender.

                         DESCRIPTION OF EXCHANGE NOTES

    The Exchange Notes will be issued pursuant to an Indenture dated as of the Closing Date (the "Indenture"), by and among Doe Run, the subsidiary guarantors of the Exchange Notes and State Street Bank and Trust Company, as trustee (the "Trustee"). The following summary of the material provisions of the Indenture does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the Indenture, including the definitions of certain terms contained therein and those terms made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "TIA"), as in effect on the date of the Indenture. The definitions of certain capitalized terms used in the following summary are set forth below under "--Certain Definitions."

GENERAL

    Principal of, premium, if any, and interest on the Exchange Notes will be payable, and the Exchange Notes will be exchangeable and transferable, at the office or agency of Doe Run in New York City maintained for such purposes (which initially is the Trustee or its agent); PROVIDED that payment of interest may be made at the option of Doe Run by check mailed to the registered holders of the Exchange Notes (the "Holders") at their registered addresses. The Exchange Notes will be issued only in fully registered form without coupons, in denominations of $1,000 and any integral multiple thereof. No service charge will be made for any registration of transfer, exchange or redemption of Exchange Notes, except in certain circumstances for any tax or other governmental charge that may be imposed in connection therewith.

INTEREST

    Interest on the Exchange Notes will accrue at the rate of 11.25% per annum and will be payable on March 15 and September 15 of each year commencing on September 15, 2002 to persons who are registered Holders at the close of business on March 1 or September 1, as the case may be; PROVIDED that, on each interest payment date occurring on or prior to March 15, 2003, interest may be paid, at Doe Run's option, by the issuance of additional Exchange Notes ("PIK Notes") with a principal amount equal to the interest accrued on such date at an annual rate of 15% per annum ("PIK Payment"); provided further, that interest on the Exchange Notes will be increased to 12% per annum for all subsequent interest payment periods in the event that Doe Run elects to make such a PIK Payment. Although the Exchange Notes will be issued on the Closing Date, interest will accrue from March 16, 2002 until the first scheduled interest payment. Interest on the Exchange Notes will be computed on the basis of a 360 day year composed of twelve 30 day months. Interest on PIK Notes will accrue from the issue date thereof and not from March 16, 2002. It is probable that Doe Run will elect to make PIK Payments when permitted to do so.

OPTIONAL REDEMPTION

    The Exchange Notes will be subject to redemption, in whole or in part, at the option of Doe Run, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued interest to the redemption date: if redeemed during the twelve month period beginning on the Closing Date or the anniversary of the Closing Date in the years set forth below, respectively:

                                                              PERCENTAGE
                                                              -----------
2002........................................................      100%
2003........................................................      106%
2004........................................................      104%
2005........................................................      102%
2006 and thereafter.........................................      100%

RENCO CALL

    Renco will have the right, at any time, to require that all or part of the then outstanding Exchange Notes be sold to Renco at a price equal to, at any given time, the price (including accrued interest) that Doe Run would have to pay to redeem such Exchange Notes at such time (the "Renco Call"). The Renco Call will be subject to terms (as to selection of Exchange Notes to be purchased, notices, etc.) substantially similar to Doe Run's right to redeem the Exchange Notes. See "Optional Redemption" above.

SELECTION AND NOTICE OF REDEMPTION

    In the event that less than all of the Exchange Notes are to be redeemed at any time, selection of such Exchange Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange or quotation system, if any, on which such Exchange Notes are listed or, if such Exchange Notes are not then listed on a national securities exchange or quotation system, on a proportionate basis, by lot or by such method as the Trustee shall deem fair and appropriate; PROVIDED, HOWEVER, that (i) no Exchange Notes of a principal amount of $1,000 or less shall be redeemed in part and
(ii) a redemption of Exchange Notes with the net cash proceeds of an Equity Offering shall be made on a proportionate basis unless such method is otherwise prohibited. Notice of redemption shall be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each Holder of Exchange Notes to be redeemed at its registered address. If any Exchange Note is to be redeemed in part only, the notice of redemption that relates to such Exchange Note shall state the portion of the principal amount thereof to be redeemed. A new Exchange Note in a principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Exchange Note. On and after the redemption date, interest will cease to accrue on Exchange Notes or portions thereof called for redemption.

SINKING FUND

    There will be no mandatory sinking fund payments for the Exchange Notes.

GUARANTEES

    Doe Run's obligations under the Exchange Notes are guaranteed in the manner described below by the following Subsidiaries of Doe Run, Fabricated Products, DR Land Holdings, LLC, Doe Run Cayman, Buick LLC and Doe Run Peru (each a "Subsidiary" and each a "Guarantor"), and, in the future, may be guaranteed by certain of Doe Run's Restricted Subsidiaries. See "--Certain Covenants; Future Guarantees."

    Each Guarantor fully and unconditionally guarantees, on a senior basis (except as described below under "--Ranking" with respect to the Guarantee of Doe Run Peru), jointly and severally, to each Holder and the Trustee, the full and prompt performance of Doe Run's obligations under the Indenture and the Exchange Notes, including the payment of principal of and interest on the Exchange Notes. The obligations of each Guarantor are limited to the maximum amount which, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee or pursuant to its contribution obligations under the Indenture, will result in the obligations of such Guarantor under the Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law, in the case of domestic Guarantors, or any applicable foreign law, in the case of foreign Guarantors. Each Guarantor that makes a payment or distribution under a Guarantee shall be entitled to a contribution from each other Guarantor in a proportionate amount, based on the net assets of each Guarantor determined in accordance with GAAP.

    Each Guarantor may consolidate with or merge into or sell its assets to Doe Run or to another Guarantor that is a Wholly-Owned Restricted Subsidiary without limitation, or with other persons upon the terms and conditions set forth in the Indenture. See "Certain Covenants--Merger, Consolidation and Sale of Assets". In the event that either all of the Capital Stock of a Guarantor is sold by Doe Run or one of the Restricted Subsidiaries (whether by merger, stock purchase or otherwise) or all or substantially all of the assets of a Guarantor are sold by such Guarantor and such sale complies with the provisions set forth in "--Certain Covenants--Limitation on Sale of Assets" and "--Change of Control" and any other applicable provisions in the Indenture, the Guarantor's Guarantee will be released.

RANKING

    Except to the extent of any assets securing the New Senior Credit Facility and the Congress/CIT Credit Facility (see "Description of Certain Other Indebtedness") and the Senior Secured Notes (to the extent they remain outstanding), the Exchange Notes will rank equally in right of payment with the payments under the New Senior Credit Facility and the Congress/CIT Credit Facility. The indebtedness of Doe Run and the Guarantors evidenced by the Exchange Notes and the Guarantees rank senior in right of payment to all future unsecured senior subordinated and subordinated indebtedness of Doe Run and the Guarantors, respectively, and equally in right of payment with all other existing and future unsubordinated indebtedness of Doe Run and the Guarantors. However, holders of other secured indebtedness of Doe Run and secured indebtedness of the Guarantors will have claims that effectively rank prior to those of the Holders with respect to the assets securing such indebtedness.

    Notwithstanding the foregoing, the indebtedness of Doe Run Peru evidenced by its Guarantee will be contractually subordinated to the indebtedness under the BCP Revolving Credit Facility. In addition, except as described in the preceding sentence, the indebtedness of Doe Run Peru evidenced by its Guarantee ranks senior in right of payment to all future unsecured indebtedness of Doe Run Peru, subject to statutorily preferred exceptions and statutorily mandated priorities based on the date of issuance with respect to payment of obligations under applicable Peruvian law.

SECURITY

    Doe Run has assigned and pledged as collateral to the Trustee for the benefit of the Trustee and the Holders of the Exchange Notes (i) a perfected second priority security interest in all assets of Doe Run and its Subsidiaries (other than as set forth below), including a pledge of all of the capital stock of Doe Run's domestic Subsidiaries (including the Buick LLC) and sixty-five percent (65%) of the capital stock of Doe Run's foreign Subsidiaries and
(ii) upon the purchase, exchange or payment in full (whether pursuant to the Cash Offer and/or the Exchange Offer or otherwise) of the Senior Secured Notes, a perfected second priority security interest in the assets currently pledged to secure Doe Run's obligations under the Senior Secured Notes; PROVIDED, HOWEVER, that the perfected second priority security interests described in (i) and
(ii) herein will automatically become perfected first priority security interests upon the later of (1) the payment in full of all amounts due under the New Senior Credit Facility and (2) the payment in full of all Refinancing Debt (see "--Certain Definitions--Refinancing Debt"). All of the security interests described above are referred to hereinafter as the "Collateral". The Collateral does not include (a) the inventory, receivables and other assets currently pledged to secure Doe Run's obligations under the Congress/CIT Credit Facility,
(b) the assets currently pledged by Doe Run to secure Doe Run's obligations under the Senior Secured Notes to the extent such notes remain outstanding or
(c) the assets of Doe Run Peru or its subsidiaries.

    There can be no assurance that the proceeds of any sale of the Collateral in whole or in part pursuant to the Indenture and the related Security Documents following an Event of Default would be sufficient to satisfy payments due on the Exchange Notes. See "Risks Relating to the Exchange Notes." In addition, the ability of the Holders of Exchange Notes to realize upon the Collateral may be subject to certain bankruptcy law limitations in the event of a bankruptcy. See "--Certain Bankruptcy Limitations" below.

    Doe Run will be permitted to transfer all or a portion of the Collateral to one or more of its Wholly-Owned Restricted Subsidiaries; PROVIDED that any such Wholly-Owned Restricted Subsidiary executes a senior guarantee (secured by the Collateral transferred) of Doe Run's obligations under the Exchange Notes and the Indenture. See "--Certain Covenants; Future Guarantees."

    The collateral release provisions of the Indenture permit the release of Collateral without substitution of collateral of equal value under certain circumstances. See "--Release of Collateral." As described under "--Certain Covenants--Limitation on Sale of Assets", the Net Cash Proceeds of such Asset Sales may be required to be utilized to make an offer to purchase Exchange Notes. To the extent an offer to purchase Exchange Notes is not subscribed to by Holders thereof on the basis described under "--Certain Covenants--Limitation on Sale of Assets," the unutilized Net Cash Proceeds may be retained by Doe Run, free of the lien of the Indenture and the Security Documents.

    If an Event of Default occurs under the Indenture and a declaration of acceleration of the Exchange Notes occurs as a result thereof, the Trustee, on behalf of the Holders of the Exchange Notes, in addition to any rights or remedies available to it under the Indenture, may take such action as it deems advisable to protect and enforce its rights in the Collateral, including the institution of foreclosure proceedings. The proceeds received by the Trustee from any foreclosure will be applied by the Trustee first to pay the expenses of such foreclosure and fees and other amounts then payable to the Trustee under the Indenture, and thereafter to pay the principal, premium, if any, and interest on the Exchange Notes.

    Dispositions of real property Collateral may be subject to delay pursuant to an intercreditor agreement with the lenders under the Congress/CIT Credit Facility. Such intercreditor agreement provides that the Trustee will provide access to and use of the real property and, under certain circumstances, may delay liquidation of the real property for a period of time to permit the agent for the lenders under the Congress/CIT Credit Facility to conduct an orderly liquidation of inventory located on the real property (including, without limitation, the processing of work in process).

    Real property pledged as security to a lender may be subject to known and unforeseen environmental risks. Under CERCLA, a secured lender may be held liable, in certain limited circumstances, for the costs of remediating or preventing releases or threatened releases of hazardous substances at or from a mortgaged property. There may be similar risks under various state laws and common law theories. Lender liability may be imposed where the lender actually participates in the management or operational affairs of the mortgaged property with certain exceptions.

    Under the Indenture, the Trustee may, prior to taking certain actions, request that Holders of Exchange Notes provide an indemnification against its costs, expenses and liabilities. It is possible that CERCLA (or analogous laws) cleanup costs could become a liability of the Trustee and cause a loss to any Holders of Exchange Notes that provided an indemnification. In addition, such Holders may act directly rather than through the Trustee, in specified circumstances, in order to pursue a remedy under the Indenture. If Holders of Exchange Notes exercise that right, they could, under certain circumstances, be subject to the risks of environmental liability discussed above.

CERTAIN BANKRUPTCY LIMITATIONS

    The right of the Trustee to repossess and dispose of the Collateral upon the occurrence of an Event of Default is likely to be significantly impaired by applicable bankruptcy law if a bankruptcy proceeding were to be commenced by or against Doe Run prior to the Trustee having repossessed and disposed of the Collateral. Under the Bankruptcy Code, a secured creditor such as the Trustee is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from such debtor, without bankruptcy court approval. Moreover, the Bankruptcy Code permits the debtor to continue to retain and to use collateral even though the debtor is in default under the applicable debt instruments, PROVIDED that the secured creditor is given "adequate protection." The meaning of the term "adequate protection" may vary according to circumstances, but it is intended in general to protect the value of the secured creditor's interest in the collateral and may include cash payments or the granting of additional security, if and at such times as the court in its discretion determines, for any diminution in the value of the collateral as a result of the stay of repossession or disposition or any use of the collateral by the debtor during the pendency of the bankruptcy case. In view of the lack of a precise definition of the term "adequate protection" and the broad discretionary powers of a bankruptcy court, it is impossible to predict how long payments under the Exchange Notes could be delayed following commencement of a bankruptcy case, whether or when the Trustee could repossess or dispose of the Collateral or whether or to what extent Holders of the Exchange Notes would be compensated for any delay in payment or loss of value of the Collateral through the requirement of "adequate protection."

CERTAIN COVENANTS

    The Indenture contains, among others, the covenants discussed below. If Doe Run or the Guarantors were to fail to comply with the covenants contained in the Indenture and such noncompliance were not cured within the applicable cure period, if any, such noncompliance would constitute an Event of Default that could, among other things, result in the acceleration of all amounts due under the Exchange Notes. See "--Events of Default."

LIMITATION ON INDEBTEDNESS

    Doe Run will not, and will not cause or permit any of the Restricted Subsidiaries to, directly or indirectly, create, incur, assume, guarantee, become liable, contingently or otherwise, with respect to, or otherwise become responsible for the payment of (collectively "incur") any Indebtedness (including Acquired Indebtedness) other than Permitted Indebtedness; PROVIDED that Doe Run and the Guarantors may incur Indebtedness (including Acquired Indebtedness) if: (a) no Default or Event of Default shall have occurred and be continuing at the time of the proposed incurrence thereof or shall occur as a result of such proposed incurrence, and (b) after giving effect to such proposed incurrence, the Consolidated Fixed Charge Coverage Ratio of Doe Run is at least equal to 2.5 to 1.0. Notwithstanding the foregoing, a Restricted Subsidiary that is not a Guarantor may incur Acquired Indebtedness to the extent such Indebtedness could have been incurred by Doe Run and the Guarantors pursuant to the proviso in the immediately preceding sentence.

    Doe Run and the Guarantors shall not, directly or indirectly, in any event incur any Indebtedness which by its terms (or by the terms of any agreement governing such Indebtedness) is subordinated to any other Indebtedness of Doe Run or such Guarantor unless such Indebtedness is also by its terms (or by the terms of any agreement governing such Indebtedness) made expressly subordinated to the Exchange Notes or the Guarantee of such Guarantor, as the case may be, to the same extent and in the same manner as such Indebtedness is subordinated to such other Indebtedness of Doe Run or such Guarantor.

LIMITATION ON RESTRICTED PAYMENTS

    Doe Run will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, after the Closing Date (a) declare or pay any dividend or make any distribution on Doe Run's Capital Stock or make any payment to holders of such Capital Stock as such (other than dividends or distributions payable in Qualified Capital Stock of Doe Run) (provided, however, that the foregoing limitation shall not preclude the payment of dividends to Doe Run by any of its subsidiaries), (b) purchase, redeem or otherwise acquire or retire for value any Capital Stock of Doe Run or any warrants, rights or options to purchase or acquire shares of any class of such Capital Stock, (c) purchase, redeem, prepay, defease or otherwise acquire or retire for value, prior to any scheduled maturity, scheduled repayment or scheduled sinking fund payment, Indebtedness of Doe Run or any of the Guarantors that is expressly subordinate in right of payment to the Exchange Notes or the Guarantee of such Guarantor, as the case may be, or (d) make any Investment (excluding any Permitted Investment) (each of the foregoing actions set forth in clauses (a), (b), (c) and (d) being referred to as a "Restricted Payment"), if at the time of such Restricted Payment or immediately after

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giving effect thereto, (i) a Default or an Event of Default shall have occurred and be continuing or (ii) Restricted Payments made subsequent to the Issue Date (the amount expended for such purposes, if other than in cash, shall be the Fair Market Value of such property proposed to be transferred by Doe Run or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment) shall exceed the sum of:

        (w) 50% of the difference of (x) cumulative Consolidated Net Income (or if cumulative Consolidated Net Income shall be a loss, minus 100% of such loss) of Doe Run) earned subsequent to the issuance date of the Exchange Notes and prior to the date the Restricted Payment occurs (treating such period as a single accounting period) minus (y) any distributions made pursuant to Clause (7) of this covenant (tax distributions);

        (x) 100% of the aggregate net proceeds, including the Fair Market Value of property other than cash, received by Doe Run from any person (other than a Subsidiary of Doe Run) from the issuance and sale subsequent to the Issue Date of Qualified Capital Stock of Doe Run (excluding (a) Qualified Capital Stock paid as a dividend on any Capital Stock or as interest on any Indebtedness and (b) any net proceeds from issuances and sales financed directly or indirectly using funds borrowed from Doe Run or any Subsidiary of Doe Run, until and to the extent such borrowing is repaid.

        (y) 100% of the aggregate net proceeds, including the Fair Market Value of property other than cash, received by Doe Run from any person (other than a Subsidiary of Doe Run) from the issuance and sale of Disqualified Capital Stock and/or Indebtedness, in each case that has been converted into or exchanged for Qualified Capital Stock of Doe Run after the Old Notes Issue Date; and

        (z) without duplication, the sum of (1) the aggregate amount returned in cash on or with respect to Investments (other than Permitted Investments) made subsequent to the Issue Date whether through interest payments, principal payments, dividends or other distributions or payments, (2) the net cash proceeds received by Doe Run or any Restricted Subsidiary from the disposition of all or any portion of such Investments (other than to a Subsidiary of Doe Run) and (3) upon redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, the Fair Market Value of such Subsidiary; PROVIDED, HOWEVER, that the sum of clauses (1), (2) and
    (3) above shall not exceed the aggregate amount of all such Investments made subsequent to the Old Notes Issue Date.

    The foregoing provisions shall not prohibit:

    (1) the payment of any dividend within 60 days after the date of its declaration if the dividend would have been permitted on the date of declaration;

    (2) the acquisition of Capital Stock of Doe Run or Indebtedness of Doe Run or any Guarantor either (i) solely in exchange for shares of Qualified Capital Stock of Doe Run or (ii) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of Doe Run) of shares of Qualified Capital Stock of Doe Run;

    (3) the acquisition of Indebtedness of Doe Run or any Guarantor that is expressly subordinate in right of payment to the Exchange Notes or such Guarantor's Guarantee, as the case may be, either (i) solely in exchange for Indebtedness of Doe Run or such Guarantor which is expressly subordinate in right of payment to the Exchange Notes or such Guarantor's Guarantee, as the case may be, at least to the extent that the Indebtedness being acquired is subordinated to the Exchange Notes or such Guarantor's Guarantee, as the case may be, and has no scheduled principal prepayment dates prior to the scheduled final maturity date of the Indebtedness being exchanged or (ii) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of Doe Run) of Indebtedness of Doe Run or such Guarantor which is expressly subordinate in right of payment to the Exchange Notes

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       or such Guarantor's Guarantee, as the case may be, at least to the extent that the Indebtedness being acquired is subordinated to the Exchange
       Notes or such Guarantor's Guarantee, as the case may be, and has no scheduled principal prepayment dates prior to the scheduled final maturity date of the Indebtedness being refinanced;

    (4) the making of payments by Doe Run or any of the Restricted Subsidiaries to DRA or Renco to reimburse DRA or Renco for out of pocket insurance payments made by DRA or Renco on behalf of Doe Run and its Subsidiaries; provided, however, that (x) the cost of such insurance shall be no greater than that which could be obtained by Doe Run pursuant to an arms length transaction with an unaffiliated third party and (y) all such reimbursements shall be otherwise subject to the terms and provisions of the New Senior Credit Facility;

    (5) the payment by Doe Run or any of the Restricted Subsidiaries of a management fee to Renco in any fiscal year in amounts equal to
       (a) $100,000 per month and (b) if (x) Consolidated EBITDA (as measured pursuant to the terms of the Indenture) less EBITDA generated by Doe Run Peru in such fiscal year of Doe Run exceeds $35.0 million or (y) the shares, or substantially all the assets, of Doe Run Peru have been sold in an arms length transaction to an unaffiliated third party in such fiscal year or a prior fiscal year, an additional $1.2 million;

    (6) any payments to settle the Warrants;

    (7) payments in the form of tax distributions in amounts equal to the net income tax liability (exclusive of any such liabilities actually paid by Doe Run) of Doe Run assuming Doe Run were a "C" corporation for income tax purposes, and that Doe Run were formed as a new Corporation on the Closing Date without any expense or benefit for items created by, or occurring prior to, the Closing Date and not otherwise prohibited pursuant to the terms of the New Senior Credit Facility; or

    (8) the payment of cash dividends on the Series A Preferred Stock when permitted pursuant to the terms thereunder;

PROVIDED that in the case of clauses (2), (3) and (5), no Default or Event of Default shall have occurred and be continuing at the time of such payment or as a result thereof.

    In determining the aggregate amount of Restricted Payments permissible under clause (ii) of the first paragraph of this section, amounts expended, incurred or outstanding pursuant to clauses (1) and (2) (but not pursuant to clauses (3), (4), (5), (6), (7) or (8)) of the second paragraph of this section shall be included as Restricted Payments; PROVIDED that any proceeds received from the issuance of Qualified Capital Stock pursuant to clause (2) of the second paragraph of this section shall be included in calculating the amount referred to in clause (x) or clause (y), as the case may be, of the first paragraph of this section.

LIMITATION ON SALE OF ASSETS

    Doe Run will not, and will not permit any of the Restricted Subsidiaries to, consummate any Asset Sale unless (i) such Asset Sale is for at least Fair Market Value, (ii) at least 80% of the consideration therefrom received by Doe Run or such Restricted Subsidiary is in the form of cash or Cash Equivalents and
(iii) Doe Run or such Restricted Subsidiary shall apply the Net Cash Proceeds of such Asset Sale within 270 days of receipt thereof, as follows:

        (a) first, to the payment of any outstanding amounts due under the New Senior Credit Facility;

        (b) second, to the extent any Net Cash Proceeds remain after payment in full of all amounts required under (a) above, and, further, to the extent such Net Cash Proceeds are received from an Asset Sale not involving the sale, transfer or disposition of Collateral ("Non-Collateral Proceeds"), to repay (and, in the case of any revolving credit facility, effect a permanent reduction in the

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    commitment thereunder) any Indebtedness secured by the assets involved in such Asset Sale or otherwise required to be repaid with the proceeds thereof; and

        (c) third, with respect to any Non-Collateral Proceeds remaining after application pursuant to the preceding paragraph (a) equal to the Exchange Notes Pro Rata Amount (as defined) and any Net Cash Proceeds received from an Asset Sale involving Collateral ("Collateral Proceeds" and, together with such remaining Non-Collateral Proceeds equal to the Exchange Notes Pro Rata Amount, the "Available Amount"), Doe Run shall make an offer to purchase (the "Asset Sale Offer") from all Holders of Exchange Notes up to a maximum principal amount (expressed as a multiple of $1,000) of Exchange Notes equal to the Available Amount at a purchase price equal to 100% of the principal amount thereof plus accrued and unpaid interest thereon, if any, to the date of purchase; PROVIDED, HOWEVER, that Doe Run will not be required to apply pursuant to this paragraph (b) Net Cash Proceeds received from any Asset Sale if, and only to the extent that, such Net Cash Proceeds are applied to a Related Business Investment within 270 days of such Asset Sale; and, if the Net Cash Proceeds so invested were Collateral Proceeds, the property and assets constituting such Related Business Investment and any other non-cash consideration received as a result of such Asset Sale are made subject to the Lien of the Indenture and the applicable Security Documents; PROVIDED, FURTHER, that to the extent any such assets subject to an Asset Sale constituted Collateral, any property and assets constituting a Related Business Investment and any other non-cash consideration received as a result of such Asset Sale shall not consist of inventory or receivables and shall constitute Collateral under the terms of the Indenture and under the terms of the Security Documents; PROVIDED, FURTHER, that if at any time any non-cash consideration received by Doe Run or any Restricted Subsidiary, as the case may be, in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash, then such conversion or disposition shall be deemed to constitute an Asset Sale under the Indenture and the Net Cash Proceeds thereof shall be applied in accordance with this "Limitation on Sale of Assets" covenant; and PROVIDED, FURTHER, that Doe Run may defer the Asset Sale Offer until there is an aggregate unutilized Available Amount equal to or in excess of $5.0 million resulting from one or more Asset Sales (at which time, the entire unutilized Available Amount, and not just the amount in excess of $5.0 million, shall be applied as required pursuant to this paragraph). To the extent the Asset Sale Offer is not fully subscribed to by Holders of Exchange Notes, Doe Run and the Restricted Subsidiaries may obtain a release of the unutilized portion of the Available Amount from the Lien of the Security Documents and use it for any purpose not prohibited by the Indenture.

    The "Exchange Notes Pro Rata Amount" means an amount equal to the Non-Collateral Proceeds remaining after application pursuant to clause (a) of the preceding paragraph multiplied by a fraction, (i) the numerator of which is the aggregate principal amount of Exchange Notes outstanding on the second business day immediately preceding the commencement of the applicable Asset Sale Offer and (ii) the denominator of which is the sum of (x) the aggregate principal amount of Exchange Notes determined pursuant to clause (i) above and
(y) the aggregate principal amount of Indebtedness outstanding under the Old Notes Indentures on the second business day immediately preceding the commencement of the applicable Asset Sale Offer.

    All Collateral Proceeds shall constitute Trust Moneys and shall be delivered by Doe Run (or the applicable Subsidiary) to the Trustee and shall be deposited in the Collateral Account in accordance with the Indenture. Collateral Proceeds so deposited may be withdrawn from the Collateral Account pursuant to the Indenture.

    In the event of the transfer of substantially all (but not all) of the property and assets of Doe Run and the Restricted Subsidiaries as an entirety to a person in a transaction permitted under "--Merger, Consolidation, Etc." below, the successor corporation shall be deemed to have sold the properties and assets of Doe Run and the Restricted Subsidiaries not so transferred for purposes of this covenant, and shall comply with the provisions of this covenant with respect to such deemed sale as if it were an Asset Sale. In addition, the Fair Market Value of such properties and assets of Doe Run or the

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Restricted Subsidiaries deemed to be sold shall be deemed to be Net Cash
Proceeds for purposes of this covenant.

    Notice of an Asset Sale Offer will be mailed to the record Holders as shown on the register of Holders not less than 30 days nor more than 60 days before the payment date for the Asset Sale Offer, with a copy to the Trustee, and shall comply with the procedures set forth in the Indenture. Upon receiving notice of the Asset Sale Offer, Holders may elect to tender their Exchange Notes in whole or in part in integral multiples of $1,000 principal amount at maturity in exchange for cash. To the extent Holders properly tender Exchange Notes in an amount exceeding the Available Amount, Exchange Notes of tendering Holders will be repurchased on a proportionate basis (based on amounts tendered). An Asset Sale Offer shall remain open for a period of 20 business days or such longer period as may be required by law.

    If an offer is made to repurchase the Exchange Notes pursuant to an Asset Sale Offer, Doe Run will comply with all tender offer rules under state and Federal securities laws, including, but not limited to, Section 14(e) under the Exchange Act and Rule 14e-1 thereunder, to the extent applicable to such offer.

CHANGE OF CONTROL

    Upon the occurrence of a Change of Control, Doe Run shall be obligated to make an offer to purchase (a "Change of Control Offer"), and shall, subject to the provisions described below, purchase, on a business day (the "Change of Control Purchase Date") not more than 60 nor less than 45 days following the occurrence of the Change of Control, all of the then outstanding Exchange Notes at a purchase price (the "Change of Control Purchase Price") equal to 101% of the principal amount of the Exchange Notes plus accrued and unpaid interest thereon to the date of purchase. Doe Run shall, subject to the provisions described below, be required to purchase all Exchange Notes validly tendered into the Change of Control Offer and not withdrawn. The Change of Control Offer is required to remain open for at least 20 business days and until the close of business on the Change of Control Purchase Date. See the definition of "Change of Control" under the caption "--Certain Definitions" for a description of the events that would constitute a Change of Control.

    In addition to the provisions of the Indenture relating to a Change of Control described in this section, the New Senior Credit Facility and the Congress/CIT Credit Facility contain provisions that would trigger an event of default in the event of a Change of Control. In order to effect such Change of Control Offer, Doe Run shall, not later than the 30th day after the Change of Control, mail to each Holder of Exchange Notes notice of the Change of Control Offer, which notice shall govern the terms of the Change of Control Offer and shall state, among other things, the procedures that Holders of Exchange Notes must follow to accept the Change of Control Offer.

    If a Change of Control Offer is made, there can be no assurance that Doe Run will have available funds sufficient to pay the Change of Control Purchase Price for all of the Exchange Notes that might be delivered by Holders of Exchange Notes seeking to accept the Change of Control Offer. Doe Run shall not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements applicable to a Change of Control Offer made by Doe Run and purchases all Exchange Notes validly tendered and not withdrawn under such Change of Control Offer.

    Doe Run and the Guarantors could enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that could affect their respective capital structure or the value of the Exchange Notes. Doe Run's and the Guarantors' ability to repurchase Exchange Notes following a Change of Control, or to repay indebtedness outstanding under the Revolving Credit Facilities following a change of control, may be limited by Doe Run's and the Guarantors' then existing financial resources.

    In the event that a Change of Control occurs and Doe Run is required to purchase the Exchange Notes as described above, Doe Run will comply with all tender offer rules under state and Federal

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securities laws, including, but not limited to, Section 14(e) under the Exchange
Act and Rule 14e-1 thereunder, to the extent applicable to such offer.

LIMITATION ON LIENS

    Doe Run will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Liens upon any properties or assets of Doe Run (including, without limitation, any Capital Stock of a Restricted Subsidiary) or any of the Restricted Subsidiaries whether owned on the Closing Date or acquired after the Closing Date, or on any income or profits therefrom, or assign or otherwise convey any right to receive income or profits thereon other than (i) Liens existing on the Closing Date to the extent and in the manner such Liens are in effect on the Closing Date,
(ii) Liens on the non-fixed assets of Doe Run and the Restricted Subsidiaries securing Indebtedness under the Congress/CIT Credit Facility and the BCP Revolving Credit Facility, (iii) Liens securing the New Senior Credit Facility and (iv) other Permitted Liens.

LIMITATION ON DIVIDENDS AND OTHER PAYMENT RESTRICTIONS AFFECTING RESTRICTED
  SUBSIDIARIES

    Doe Run will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to: (a) pay dividends or make any other distributions on its Capital Stock, or any other interest or participation in, or measured by, its profits, owned by Doe Run or by any Restricted Subsidiary, or pay any Indebtedness owed to Doe Run or any Restricted Subsidiary; (b) make loans or advances to Doe Run or any Restricted Subsidiary; or (c) transfer any of its properties or assets to Doe Run or to any Restricted Subsidiary, except for such encumbrances or restrictions existing under or by reason of: (i) applicable law; (ii) the Indenture; (iii) customary non-assignment provisions of any lease governing a leasehold interest of Doe Run or any Restricted Subsidiary; (iv) any instrument governing Indebtedness of a person acquired by Doe Run or any Restricted Subsidiary at the time of such acquisition, which encumbrance or restriction is not applicable to any person, or the properties or assets of any person, other than the person or its Subsidiaries so acquired; (v) any written agreement existing on the Issue Date or amendments or modifications thereto, PROVIDED that no such agreement shall be modified or amended in such a manner as to make the encumbrance or restriction more restrictive than as in effect on the Issue Date;
(vi) Indebtedness under the Congress/CIT Credit Facility and the New Senior Credit Facility and any other Indebtedness existing and as in effect on the Closing Date, and any refinancing, refunding, replacement or extensions thereof, PROVIDED that any such encumbrance or restriction contained in any refinancing, refunding, replacement or extension of the Congress/CIT Credit Facility shall be no more restrictive than such encumbrance or restriction contained in the Congress/CIT Credit Facility as in effect on the Closing Date;
(vii) Indebtedness under the Peruvian Revolving Credit Facility or any refinancings, refundings, replacements or extensions thereof, PROVIDED that such restrictions do not prohibit payments pursuant to the intercompany agreements between Doe Run and the Restricted Subsidiaries as in effect on the Closing Date or pursuant to any replacements thereof or pursuant to any comparable agreements thereto, in each case providing for the same or similar payments; and
(viii) Indebtedness incurred in accordance with the Indenture, PROVIDED that such encumbrance or restriction shall be no more restrictive than any encumbrance or restriction contained in the Revolving Credit Facilities.

LIMITATION ON SALE/LEASEBACK TRANSACTIONS

    Doe Run will not, and will not permit any of the Restricted Subsidiaries to, enter into any new Sale/leaseback agreements after the Closing Date. Notwithstanding the foregoing, Doe Run and the Restricted Subsidiaries may enter into a Sale/leaseback of assets not constituting Collateral if (i) after giving pro forma effect to any such Sale/leaseback, Doe Run and the Restricted Subsidiaries shall be in compliance with the "Limitation on Indebtedness" covenant described above, (ii) the sale price in such Sale/leaseback is at least equal to the Fair Market Value of such property and (iii) Doe Run or such Restricted Subsidiary shall apply the Net Cash Proceeds of the sale as provided under "Limitation on Sale of Assets" above, to the extent required by such covenant.

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LIMITATION ON TRANSACTIONS WITH AFFILIATES

    (a) Doe Run will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with or for the benefit of an Affiliate of Doe Run or any Restricted Subsidiary (other than transactions between Doe Run and a Wholly-Owned Restricted Subsidiary or between Wholly-Owned Restricted Subsidiaries) (an "Affiliate Transaction"), other than (x) Affiliate Transactions permitted under (b) below and (y) Affiliate Transactions (including lease transactions) on terms that are no less favorable to Doe Run or the relevant Restricted Subsidiary in the aggregate than those that might reasonably have been obtained in a comparable transaction by Doe Run or such Restricted Subsidiary on an arm's-length basis (as determined in good faith by the Board of Directors of Doe Run, as evidenced by a Board Resolution) from a person that is not an Affiliate; PROVIDED that except as otherwise provided under (b) below, neither Doe Run nor any of the Restricted Subsidiaries shall enter into an Affiliate Transaction or series of related Affiliate Transactions involving or having a value of more than $5.0 million unless Doe Run or such Restricted Subsidiary, as the case may be, has received an opinion from an Independent Financial Advisor, with a copy thereof to the Trustee, to the effect that the financial terms of such Affiliate Transaction are fair and reasonable to Doe Run or such Restricted Subsidiary, as the case may be, and such terms are no less favorable to Doe Run or such Restricted Subsidiary, as the case may be, than those that could be obtained in a comparable transaction on an arm's length basis with a person that is not an Affiliate.

    (b) The foregoing provisions shall not apply to (i) any Restricted Payment that is made in compliance with the covenant entitled "Limitation on Restricted Payments", (ii) payments by Doe Run or any of the Restricted Subsidiaries to Renco or DRA in amounts permitted by clauses (4), (5), (7) and (8) of the second paragraph of the covenant entitled "Limitation on Restricted Payments" and
(iii) reasonable and customary regular fees to directors of Doe Run and the Restricted Subsidiaries who are not employees of Doe Run and the Restricted Subsidiaries.

LIMITATION ON PREFERRED STOCK OF RESTRICTED SUBSIDIARIES

    Doe Run will not permit any Restricted Subsidiary to issue any Preferred Stock, nor will Doe Run permit any person (other than Doe Run or a Wholly-Owned Restricted Subsidiary) to hold any Preferred Stock of a Restricted Subsidiary.

FUTURE GUARANTEES

    If Doe Run or any of the Restricted Subsidiaries transfers or causes to be transferred, in one transaction or a series of related transactions, any property to any Restricted Subsidiary that is not a Guarantor, or if Doe Run or any of the Restricted Subsidiaries shall organize, acquire or otherwise invest in another Restricted Subsidiary, in each case having total assets with a book value in excess of $1 million, then such transferee or acquired or other Restricted Subsidiary shall (i) execute and deliver to the Trustee a supplemental indenture in form reasonably satisfactory to the Trustee pursuant to which such Restricted Subsidiary shall unconditionally guarantee all of Doe Run's obligations under the Exchange Notes and the Indenture on the terms set forth in the Indenture and (ii) deliver to the Trustee an Opinion of Counsel that such supplemental indenture has been duly authorized, executed and delivered by such Restricted Subsidiary and constitutes a legal, valid, binding and enforceable obligation of such Restricted Subsidiary. Thereafter, such Restricted Subsidiary shall be a Guarantor for all purposes of the Indenture. Notwithstanding the foregoing, the following Restricted Subsidiaries shall not be required to become Guarantors under the Indenture: (i) DR Exploration;
(ii) any Restricted Subsidiary formed or acquired in connection with Related Business Investments made by Doe Run or any of the Restricted Subsidiaries pursuant to clause (iii) of the definition of "Permitted Investment";

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and (iii) any Restricted Subsidiary which is not permitted by law to become a
Guarantor under the Indenture.

CONDUCT OF BUSINESS

    Doe Run and the Restricted Subsidiaries will not engage in any businesses which are not the same, similar or reasonably related to the businesses in which Doe Run and the Restricted Subsidiaries are engaged on the Issue Date.

IMPAIRMENT OF SECURITY INTEREST

    Doe Run shall not, and shall not permit any of its Subsidiaries to, take or omit to take any action which action or omission might or would have the result of affecting or impairing the security interest in favor of the Trustee, on behalf of itself and the Holders of the Exchange Notes, with respect to the Collateral, and Doe Run shall not grant to any Person (other than the Trustee on behalf of itself and the Holders of the Exchange Notes) any interest whatsoever in the Collateral other than (i) Liens permitted by the Indenture and the Security Documents and (ii) any Liens securing the New Senior Credit Facility.

REPORTS

    So long as any Exchange Note is outstanding, Doe Run will file with the Commission and, within 15 days after it files them with the Commission, file with the Trustee and mail or cause the Trustee to mail to the Holders at their addresses as set forth in the register of the Exchange Notes copies of the annual reports on Form 10-K and of the information, documents and other reports which Doe Run is required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act or which Doe Run would be required to file with the Commission if Doe Run then had a class of securities registered under the Exchange Act. Such financial information shall include annual reports containing consolidated financial statements and notes thereto, together with an opinion thereon expressed by an independent public accounting firm, management's discussion and analysis of financial condition and results of operations as well as quarterly reports containing unaudited condensed consolidated financial statements for the first three quarters of every fiscal year.

MERGER, CONSOLIDATION, ETC.

    Doe Run will not, in a single transaction or series of related transactions, consolidate or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets to, any person or adopt a Plan of Liquidation unless: (i) either (1) Doe Run shall be the surviving or continuing corporation or (2) the person (if other than Doe Run) formed by such consolidation or the person into which Doe Run is merged or the person which acquires by sale, assignment, transfer, lease, conveyance or otherwise all or substantially all of the assets of Doe Run or in the case of a Plan of Liquidation, the person to which assets of Doe Run have been transferred
(x) shall be a corporation organized and validly existing under the laws of the United States or any State thereof or the District of Columbia and (y) shall expressly assume, by supplemental indenture (in form and substance satisfactory to the Trustee), executed and delivered to the Trustee, the due and punctual payment of the principal of, and premium, if any, and interest on, all of the Exchange Notes, and the performance of every covenant of the Indenture, the Exchange Notes and the registration rights agreements relating to the Exchange Notes on the part of Doe Run to be performed or observed; (ii) immediately after giving effect to such transaction and the assumption contemplated by clause (y) above (including giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction), Doe Run (in the case of clause (1) of the foregoing clause (i)) or such person (in the case of clause (2) thereof) (a) shall have a Consolidated Net Worth (immediately after the transaction but prior to any purchase accounting

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adjustments relating to such transaction) equal to or greater than the
Consolidated Net Worth of Doe Run immediately prior to such transaction and
(b) shall be able to incur (assuming a market rate of interest with respect thereto) at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) as if it were Doe Run under paragraph (a) of "--Certain Covenants--Limitation on Indebtedness" above; (iii) immediately before and after giving effect to such transaction and the assumption contemplated by clause (y) above (including giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred in connection with or in respect of the transaction), no Default or Event of Default shall have occurred or be continuing; (iv) Doe Run or such person shall have delivered to the Trustee
(a) an Officers' Certificate and an Opinion of Counsel (which counsel shall not be in-house counsel of Doe Run) each stating that such consolidation, merger, conveyance, transfer or lease or Plan of Liquidation and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture, comply with this provision of the Indenture and that all conditions precedent in the Indenture relating to such transaction have been satisfied and
(b) a certificate from Doe Run's independent certified public accountants stating that Doe Run has made the calculations required by clause (ii) above in accordance with the terms of the Indenture; and (v) neither Doe Run nor any Restricted Subsidiary nor such person, as the case may be, would thereupon become obligated with respect to any Indebtedness (including Acquired Indebtedness), nor any of its property or assets subject to any Lien, unless Doe Run or such Restricted Subsidiary or such person, as the case may be, could incur such Indebtedness (including Acquired Indebtedness) or create such Lien under the Indenture (giving effect to such person being bound by all the terms of the Indenture).

    Notwithstanding the foregoing, (i) the merger of Doe Run with an Affiliate incorporated solely for the purpose of incorporating Doe Run in another jurisdiction shall be permitted and (ii) the merger of Doe Run and any Restricted Subsidiary shall be permitted.

    For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries, the Capital Stock of which constitutes all or substantially all of the properties and assets of Doe Run, shall be deemed to be the transfer of all or substantially all of the properties and assets of Doe Run.

    Each Guarantor (other than any Guarantor whose Guarantee is to be released in accordance with the terms of the Guarantee and the Indenture in connection with any transaction complying with the provisions of "--Limitation on Sale of Assets") will not, and Doe Run will not cause or permit any Guarantor to, consolidate with or merge with or into or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets to any person (other than a merger of Doe Run with any Guarantor or a merger of Guarantors) unless: (i) the entity formed by or surviving any such consolidation or merger (if other than the Guarantor) or to which such sale, lease, conveyance or other disposition shall have been made is a corporation organized and validly existing under the laws of the United States or any state thereof or the District of Columbia or an entity organized and validly existing under the laws of the foreign jurisdiction in which such Guarantor is organized; (ii) such entity assumes by supplemental indenture all of the obligations of such Guarantor under such Guarantee; and (iii) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing.

    Upon any such consolidation, merger, conveyance, lease or transfer in accordance with the foregoing, the successor person formed by such consolidation or into which Doe Run or any other Guarantor, as the case may be, is merged or to which such conveyance, lease or transfer is made will succeed to, and be substituted for, and may exercise every right and power of, Doe Run or such Guarantor, as the case may be, under the Indenture with the same effect as if such successor had been named as Doe Run or such Guarantor, as the case may be, therein, and thereafter (except in the case of a sale, assignment, transfer, lease, conveyance or other disposition) the predecessor corporation will

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be relieved of all further obligations and covenants under the Indenture and the
Exchange Notes, in the case of Doe Run, or its Guarantee, in the case of any Guarantor.

EVENTS OF DEFAULT

    The following are Events of Default under the Indenture:

        (a) Doe Run defaults in the payment of interest on the Exchange Notes when the same becomes due and payable and the Default continues for a period of 30 days;

        (b) Doe Run defaults in the payment of the stated principal amount of the Exchange Notes when the same becomes due and payable at maturity, upon acceleration or redemption pursuant to an offer to purchase required under the Indenture or otherwise;

        (c) Doe Run or any of the Guarantors fails to comply in all material respects with any of their other agreements contained in the Exchange Notes or the Indenture (including, without limitation, under the provisions of "--Certain Covenants--Change of Control", "--Certain Covenants--Limitation on Sale of Assets" and "--Merger, Consolidation, Etc."), and the Default continues for the period and after the notice specified below;

        (d) there shall be any default or defaults in the payment of principal or interest under one or more agreements, instruments, mortgages, bonds, debentures or other evidences of Indebtedness under which Doe Run or any Restricted Subsidiary then has outstanding Indebtedness in excess of $10.0 million, individually or in the aggregate;

        (e) there shall be any default or defaults under one or more agreements, instruments, mortgages, bonds, debentures or other evidences of Indebtedness under which Doe Run or any Restricted Subsidiary then has outstanding Indebtedness in excess of $7.5 million, individually or in the aggregate, and such default or defaults have resulted in the acceleration of the maturity of such Indebtedness;

        (f) Doe Run or any of the Restricted Subsidiaries fails to perform (after giving effect to any applicable grace periods) any term, covenant, condition or provision of one or more agreements, instruments, mortgages, bonds, debentures or other evidences of Indebtedness under which Doe Run or any of the Restricted Subsidiaries then has outstanding Indebtedness in excess of $7.5 million, individually or in the aggregate, and such failure to perform results in the commencement of judicial proceedings to foreclose upon any assets of Doe Run or any of the Restricted Subsidiaries securing such Indebtedness or the holders of such Indebtedness shall have exercised any right under applicable law or applicable security documents to take ownership of any such assets in lieu of foreclosure;

        (g) one or more judgments, orders or decrees for the payment of money which either individually or in the aggregate at any one time exceed
    $7.5 million shall be rendered against Doe Run or any of the Restricted Subsidiaries by a court of competent jurisdiction and shall remain undischarged and unbonded for a period (during which execution shall not be effectively stayed) of 60 consecutive days after such judgment becomes final and non-appealable;

        (h) Doe Run or any Significant Subsidiary (1) admits in writing its inability to pay its debts generally as they become due, (2) commences a voluntary case or proceeding under any Bankruptcy Law with respect to itself, (3) consents to the entry of a judgment, decree or order for relief against it in an involuntary case or proceeding under any Bankruptcy Law,
    (4) consents to the appointment of a Custodian of it or for substantially all of its property, (5) consents to or acquiesces in the institution of a bankruptcy or an insolvency proceeding against it, (6) makes a general assignment for the benefit of its creditors or (7) takes any corporate action to authorize or effect any of the foregoing;

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        (i) a court of competent jurisdiction enters a judgment, decree or order for relief in respect of Doe Run or any Significant Subsidiary in an involuntary case or proceeding under any Bankruptcy Law which shall
    (1) approve as properly filed a petition seeking reorganization, arrangement, adjustment or composition in respect of Doe Run or any Significant Subsidiary, (2) appoint a Custodian of Doe Run or any
    Significant Subsidiary or for substantially all of its property or
    (3) order the winding-up or liquidation of its affairs, and such judgment, decree or order shall remain unstayed and in effect for a period of 60 consecutive days;

        (j) any of the Guarantees of any Significant Subsidiary ceases to be in full force and effect or any of such Guarantees is declared to be null and void and unenforceable or any of such Guarantees is found to be invalid or, any such Guarantor denies its liability under its Guarantee (other than by reason of release of a Guarantor in accordance with the terms of the Indenture); or

        (k) any of the Security Documents after the date of its effectiveness ceases to be in full force and effect or any of the Security Documents ceases to give the Trustee the Liens, rights, powers and privileges purported to be created thereby in any material respect.

    A Default under clause (c) above (other than in the case of any Default under the provisions of "--Certain Covenants--Limitation on Sale of Assets", "--Certain Covenants--Change of Control" or "--Merger, Consolidation, Etc.", which Defaults shall be Events of Default without the notice and without the passage of time specified in this paragraph) is not an Event of Default until the Trustee notifies Doe Run, or the Holders of at least 25% in principal amount of the outstanding Exchange Notes notify Doe Run and the Trustee, of the Default and Doe Run does not cure the Default within 30 days after receipt of the notice. The notice must specify the Default, demand that it be remedied and state that the notice is a "Notice of Default." Such notice shall be given by the Trustee if so requested by the Holders of at least 25% in principal amount of the Exchange Notes then outstanding.

    If an Event of Default (other than an Event of Default specified in clause (h) or (i) above) occurs and is continuing, then and in every such case the Trustee or the Holders of not less than 25% in aggregate principal amount of the then outstanding Exchange Notes may declare the unpaid principal of, premium, if any, and accrued and unpaid interest on, all the Exchange Notes then outstanding to be due and payable, by a notice in writing to Doe Run (and to the Trustee, if given by Holders) and upon such declaration such principal amount, premium, if any, and accrued and unpaid interest will become immediately due and payable, notwithstanding anything contained in the Indenture or the Exchange Notes to the contrary. If an Event of Default specified in clause (h) or
(i) above occurs, all unpaid principal of, and premium, if any, and accrued and unpaid interest on, the Exchange Notes then outstanding will IPSO FACTO become immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

    Holders of the Exchange Notes may not enforce the Indenture or the Exchange Notes except as provided in the Indenture. Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the Holders, unless such Holders have offered to the Trustee reasonable indemnity. Subject to all provisions of the Indenture and applicable law, the Holders of a majority in aggregate principal amount of the then outstanding Exchange Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. The Trustee may withhold from Holders notice of any continuing Default or Event of Default (except a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Exchange Notes or that resulted from the failure to comply with the provisions of "--Certain Covenants--Change of Control" or "--Merger, Consolidation, Etc.") if it determines that withholding notice is in their interest. The Holders of a majority in aggregate principal amount of the Exchange Notes then outstanding by notice to the Trustee may rescind an acceleration and its consequences if all existing Events of Default (other

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than the nonpayment of principal of and premium, if any, and interest on the
Exchange Notes which has become due solely by virtue of such acceleration) have been cured or waived and if the rescission would not conflict with any judgment or decree. No such rescission shall affect any subsequent Default or impair any right consequent thereto.

    The Holders of a majority in aggregate principal amount of the Exchange Notes then outstanding may, on behalf of the Holders of all the Exchange Notes, waive any past Default or Event of Default under the Indenture and its consequences, except a Default in the payment of principal of or premium, if any, or interest on the Exchange Notes or in respect of a covenant or provision of the Indenture which cannot be modified or amended without the consent of all Holders.

    Under the Indenture, Doe Run is required to provide an Officers' Certificate to the Trustee promptly upon any such officer obtaining knowledge of any Default or Event of Default (provided that such officers shall provide such certification at least annually whether or not they know of any Default or Event of Default) that has occurred and, if applicable, describe such Default or Event of Default and the status thereof. In addition, for each fiscal year, Doe Run's independent certified public accountants are required to certify to the Trustee that they have reviewed the terms of the Indenture and the Exchange Notes as they relate to accounting matters and whether, during the course of their audit examination, any Default or Event of Default has come to their attention, and specifying the nature and period of existence of any such Default or Event of Default.

AMENDMENT, SUPPLEMENT AND WAIVER

    From time to time, Doe Run, the Guarantors and the Trustee may, without the consent of the Holders, amend, waive or supplement the Indenture or the Exchange Notes for certain specified purposes, including, among other things, curing ambiguities, defects or inconsistencies, maintaining the qualification of the Indenture under the TIA or making any change that does not adversely affect the rights of any Holder. In addition, the Indenture contains provisions permitting Doe Run, the Guarantors and the Trustee, with the consent of the Holders of not less than a majority in aggregate principal amount of the then outstanding Exchange Notes, to enter into any supplemental indenture for the purpose of adding, changing or eliminating any of the provisions of the Indenture or of modifying in any manner the rights of the Holders under the Indenture; PROVIDED that no such supplemental indenture may without the consent of the Holder of each outstanding Exchange Note affected thereby: (i) reduce the amount of Exchange Notes whose Holders must consent to an amendment or waiver;
(ii) reduce the rate of, or extend the time for payment of, interest, including defaulted interest, on any Exchange Note; (iii) reduce the principal of or premium on or change the fixed maturity of any Exchange Note; (iv) make the principal of, or interest on, any Exchange Note payable in money other than as provided for in the Indenture and the Exchange Notes; (v) make any change in provisions relating to waivers of defaults, the ability of Holders to enforce their right under the Indenture or in the matters discussed in these clauses
(i) through (x); (vi) waive a default in the payment of principal of or interest on, or redemption or repurchase payment with respect to, any Exchange Notes or, including, without limitation, a failure to make payment when required upon a Change of Control or after an Asset Sale Offer; (vii) adversely affect the ranking of the Exchange Notes or the Guarantees in any material respect;
(viii) change the Maturity Date or alter the redemption provisions in a manner adverse to Holders; (ix) after Doe Run's obligation to purchase the Exchange Notes arises thereunder, amend, modify or change the obligation of Doe Run to make and consummate a Change of Control Offer in the event of a Change of Control or an Asset Sale Offer in the event of an Asset Sale or waive any default in the performance thereof or modify any of the provisions or definitions with respect to any such offers; (x) release the Guarantee of any Significant Subsidiary; or (xi) directly or indirectly release any Lien on the Collateral except in compliance with the terms of the Indenture, the Exchange Notes and the Security Documents.

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DISCHARGE; DEFEASANCE

    The Indenture provides that Doe Run and the Guarantors may terminate their obligations under the Exchange Notes, the Guarantees and the Indenture if:
(i) all Exchange Notes previously authenticated and delivered have been delivered to the Trustee for cancellation or Doe Run and the Guarantors have paid all sums payable by them thereunder, or (ii) Doe Run has irrevocably deposited or caused to be deposited with the Trustee or the Paying Agent and conveyed all right, title and interest for the benefit of the Holders of such Exchange Notes, under the terms of an irrevocable trust agreement in form and substance satisfactory to the Trustee, as trust funds in trust solely for the benefit of the Holders for that purpose, money or U.S. government obligations maturing as to principal and interest in such amounts and at such times as are sufficient without consideration of any reinvestment of such interest to pay principal of, premium, if any, and interest on such outstanding Exchange Notes to maturity; PROVIDED that, among other things, Doe Run shall have delivered to the Trustee (i) either (a) in the case of a legal defeasance, a ruling directed to the Trustee received from the Internal Revenue Service to the effect that the Holders of such Exchange Notes will not recognize income, gain or loss for Federal income tax purposes as a result of Doe Run's exercise of its option under the defeasance provision of the Indenture and will be subject to Federal income tax on the same amount and in the same manner and at the same times as would have been the case if such option had not been exercised or (b) an Opinion of Counsel to the same effect as the ruling described in clause (a) above and, in the case of a legal defeasance, accompanied by a ruling to that effect published by the Internal Revenue Service, unless there has been a change in the applicable Federal income tax since the date of the Indenture such that a ruling from the Internal Revenue Service is no longer required, and (ii) an Opinion of Counsel to the effect that, assuming no intervening bankruptcy of Doe Run between the date of deposit and the 91st day following the date of deposit and that no Holder is an insider of Doe Run, after the passage of 90 days following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally. Certain obligations of Doe Run and the Guarantors under the Indenture or the Exchange Notes, including the payment of interest and principal, shall remain in full force and effect until such Exchange Notes have been paid in full. Notwithstanding the foregoing, the ruling of the Internal Revenue Service and the Opinion of Counsel required by clause (i) above with respect to a legal defeasance need not be delivered if all Exchange Notes not theretofore delivered to the Trustee for cancellation (x) have become due and payable, (y) will become due and payable on the maturity date within one year or
(z) are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of Doe Run.

POSSESSION, USE AND RELEASE OF COLLATERAL

    Unless an Event of Default shall have occurred and be continuing, Doe Run will have the right to remain in possession and retain exclusive control of the Collateral securing the Exchange Notes or freely operate the Collateral and to collect, invest and dispose of any income therefrom.

RELEASE OF COLLATERAL

    Upon compliance by Doe Run with the conditions set forth below in respect of any Asset Sale Release, and upon delivery by Doe Run to the Trustee of an opinion of counsel to the effect that such conditions have been met, the Trustee will release the Released Interests (as hereinafter defined) from the Lien of the Security Documents and reconvey the Released Interests to Doe Run.

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ASSET SALE RELEASE

    Doe Run will have the right to obtain a release of items of Collateral (the "Released Interests") subject to an Asset Sale upon compliance with the condition that Doe Run deliver to the Trustee the following:

        (a) a notice from Doe Run requesting the release of Released Interests,
    (i) describing the proposed Released Interests, (ii) specifying the value of such Released Interests on a date within 60 days of such notice (the "Valuation Date"), (iii) stating that the purchase price received is at least equal to the Fair Market Value of the Released Interests,
    (iv) stating that the release of such Released Interests will not interfere with the Trustee's ability to realize the value of the remaining Collateral and will not impair the maintenance and operation of the remaining Collateral and (v) certifying that such Asset Sale complies with the terms and conditions of the Indenture with respect thereto;

        (b) an Officers' Certificate of Doe Run stating that (i) such Asset Sale covers only the Released Interests and complies with the terms and conditions of the Indenture with respect to Asset Sales, (ii) all Net Cash Proceeds from the sale of any of the Released Interests will be applied pursuant to the provisions of the Indenture in respect of Asset Sales,
    (iii) there is no Default or Event of Default in effect or continuing on the date thereof, the Valuation Date or the date of such Asset Sale, (iv) the release of the Collateral will not result in a Default or Event of Default under the Indenture, and (v) all conditions precedent in the Indenture relating to the release in question have been complied with;

        (c) the Net Cash Proceeds and other non-cash consideration from the Asset Sale required to be delivered to the Trustee pursuant to the Indenture; and

        (d) all documentation required by the TIA prior to the release of Collateral by the Trustee.

DISPOSITION OF COLLATERAL WITHOUT RELEASE

    So long as no Event of Default shall have occurred and be continuing, Doe Run may, without any release or consent by the Trustee, sell or otherwise dispose of (x) any machinery, equipment, furniture, apparatus, tools or implements or other similar property subject to the Lien of the Security Documents, which may have become worn out or obsolete or is surplus, or
(y) unimproved real property not needed by current operations at the time of such sale or in the foreseeable future at the time of such sale, not exceeding individually in the case of sales pursuant to the aforementioned clauses
(x) and (y), in Fair Market Value, $500,000.

USE OF TRUST MONEYS

    All Trust Moneys (including, without limitation, all Collateral Proceeds) shall be held by the Trustee as a part of the Collateral securing the Exchange Notes and, so long as no Event of Default shall have occurred and be continuing, may either (i) be released in accordance with "Possession, Use and Release of Collateral" above if such Trust Moneys represent Collateral Proceeds in respect of any Asset Sale or (ii) at the direction of Doe Run be applied by the Trustee from time to time to the payment of the principal of, premium, if any, and interest on any Exchange Notes at maturity or upon redemption or to the purchase of Exchange Notes upon tender or in the open market or at private sale or upon any exchange or in any one or more of such ways, in each case in compliance with the Indenture. Doe Run may also withdraw Trust Moneys constituting the proceeds of insurance upon any part of the Collateral or an award for any Collateral taken by eminent domain to reimburse Doe Run for repair or replacement of such Collateral, subject to certain conditions.

    The Trustee shall be entitled to apply any Trust Moneys to the cure of any Default or Event of Default under the Indenture. Trust Moneys deposited with the Trustee shall be invested in Cash

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Equivalents pursuant to the direction of Doe Run and, so long as no Event of
Default shall have occurred and be continuing, Doe Run shall be entitled to any interest or dividends accrued, earned or paid on such Cash Equivalents.

GOVERNING LAW

    The Indenture provides that it, the Exchange Notes and the Guarantees are governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

THE TRUSTEE

    State Street Bank and Trust Company is serving as Trustee under the Indenture.

    The Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it by the Indenture, and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of such person's own affairs.

    The Indenture and the provisions of the TIA contain certain limitations on the rights of the Trustee, should it become a creditor of Doe Run or the Guarantors, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the TIA, the Trustee will be permitted to engage in other transactions; PROVIDED that if the Trustee acquires any conflicting interest as described in the TIA, it must eliminate such conflict or resign.

CERTAIN DEFINITIONS

    "Acquired Indebtedness" means Indebtedness of a person or any of its Subsidiaries existing at the time such person becomes a Subsidiary (Restricted Subsidiary, in the case of Doe Run) or assumed in connection with the acquisition of assets from such person, including, without limitation, Indebtedness incurred by such person in connection with, or in anticipation or contemplation of, such person becoming a Subsidiary (Restricted Subsidiary, in the case of Doe Run) or such acquisition.

    "Affiliate" of any specified person means any other person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified person. For the purposes of this definition, "control" when used with respect to any person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "affiliated", "controlling" and "controlled" have meanings correlative of the foregoing. For purposes of "--Certain Covenants--Limitation on Transactions with Affiliates", the term "Affiliate" shall include any person who, as a result of any transaction described therein, would become an Affiliate.

    "Asset Acquisition" means (i) an Investment by Doe Run or any Restricted Subsidiary in any other person pursuant to which such person shall become a Restricted Subsidiary or a Subsidiary of a Restricted Subsidiary or shall be merged with Doe Run or any Restricted Subsidiary or (ii) the acquisition by Doe Run or any Restricted Subsidiary of the assets of any person which constitute all or substantially all of the assets of such person or any division or line of business of such person.

    "Asset Sale" means any direct or indirect sale, issuance, conveyance, transfer, lease, assignment or other transfer for value by Doe Run or any of the Restricted Subsidiaries (including, without limitation, any Sale/leaseback (other than a Sale/leaseback of an asset constituting Collateral)) to any person, in one transaction or a series of related transactions, of (i) any Capital Stock of any Restricted Subsidiary;

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(ii) all or substantially all of the properties and assets of any division or line of business of Doe Run or any Restricted Subsidiary; or (iii) any other properties or assets of Doe Run or any Restricted Subsidiary other than in the ordinary course of business. For the purposes of this definition, the term "Asset Sale" shall not include (i) any sale, issuance, conveyance, transfer, lease or other disposition of properties or assets that is consummated in accordance with the provisions of "--Merger, Consolidation, Etc." above and
(ii) the sale of inventory in the ordinary course of business.

    "Bankruptcy Law" means Title 11 of the U.S. Code or any similar Federal, state or foreign law for the relief of debtors.

    "Buick LLC" means The Buick Resource Recycling Facility LLC, a Delaware limited liability company.

    "Capital Expenditures" shall mean payments for any assets, or improvements, replacements, substitutions or additions thereto, that have a useful life of more than one year and which, in accordance with GAAP consistently applied, are required to be capitalized (as opposed to expensed in the period in which the payment occurred).

    "Capital Lease", as applied to any person, means any lease of (or any agreement conveying the right to use) any property (whether real, personal or mixed) by such person as lessee which, in conformity with GAAP, is required to be accounted for as a capital lease on the balance sheet of such person.

    "Capital Stock" means, with respect to any person, any and all shares, interests, participation or other equivalents (however designated) of such person's capital stock, whether outstanding at the Closing Date or issued after the Closing Date, and any and all rights, warrants or options exchangeable for or convertible into such capital stock (but excluding any debt security that is exchangeable for or convertible into such capital stock).

    "Capitalized Lease Obligation" means, as to any person, the obligations of such person under a Capital Lease and, for purposes of the Indenture, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

    "Cash Equivalents" means (i) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within two years from the date of acquisition thereof;
(ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within two years from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor's Ratings Services, a division of The McGraw Hill Companies, Inc. ("S&P") or Moody's Investors Service, Inc. ("Moody's"); (iii) commercial paper maturing no more than two years from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody's; (iv) certificates of deposit or bankers' acceptances maturing within two years from the date of acquisition thereof issued by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any U.S. branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $500 million; (v) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (i) above entered into with any bank meeting the qualifications specified in clause (iv) above; and (vi) investments in money market funds which invest substantially all their assets in securities of the types described in clauses (i) through (v) above. Notwithstanding the foregoing, for purposes of clause (i) of the definition of "Permitted Investment," 20% of the Cash Equivalents may include securities having a rating of at least BBB by S&P and Baa by Moody's.

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    "Change of Control" means the occurrence of one or more of the following events: (i) any direct or indirect sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of Doe Run, DRA or Renco to any person or group of related persons for purposes of Section 13(d) of the Exchange Act (a "Group") (other than a Permitted Holder or a Group controlled by a Permitted Holder), together with any Affiliates thereof (whether or not otherwise in compliance with the provisions of the Indenture); (ii) the approval by the holders of Capital Stock of Doe Run, DRA or Renco, as the case may be, of any plan or proposal for the liquidation or dissolution of Doe Run, DRA or Renco, as the case may be (whether or not otherwise in compliance with the provisions of the Indenture); (iii) the acquisition in one or more transactions of "beneficial ownership" (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time) by any person, entity or Group (other than a Permitted Holder or a Group controlled by any Permitted Holder) of any Capital Stock of Doe Run, DRA or Renco such that, as a result of such acquisition, such person, entity or Group either (a) beneficially owns (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, more than 50% of Doe Run's, DRA's or Renco's then outstanding voting securities entitled to vote on a regular basis in an election for a majority of the Board of Directors of Doe Run, DRA or Renco or (b) otherwise has the ability to elect, directly or indirectly, a majority of the members of Doe Run's, DRA's or Renco's Board of Directors; or (iv) the shareholders of Renco as of the Issue Date and the Permitted Holders shall cease to own at least 50% of the equity of Renco owned by such shareholders on the Issue Date. Notwithstanding anything to the contrary contained in this definition or in the Indenture, a merger of DRA with and into Doe Run or Renco shall not constitute a "Change of Control" under the Indenture. In deeming a sale of assets by a corporation to be a sale of "all or substantially all its assets" under New York law, the focus is not on the dollar amount involved, but rather on the nature of the sale as it affects the ability of the corporation to conduct the business for which it was established. If the sale of certain assets is significant enough to render the corporation unable, in whole or in part, to accomplish the purposes or objects for which it was incorporated, such sale is not in the ordinary course of business and would be deemed a sale of "all or substantially all its assets." So long as the corporation remains able to conduct its business, the sale of such corporation's assets, even its sole asset, may be within the ordinary course of business and will not be deemed a sale of "all or substantially all its assets."

    "Collateral" means, collectively, all of the property and assets (including, without limitation, Trust Moneys) that are from time to time subject to the Security Documents.

    "Collateral Account" means the collateral account to be established pursuant to the Indenture.

    "Commission" means the Securities and Exchange Commission.

    "Congress/CIT Credit Facility" means the Amended and Restated Loan and Security Agreement among Doe Run, Fabricated Products, Congress and CIT dated as of the Closing Date.

    "Consolidated EBITDA" means, with respect to any person, for any period, the sum (without duplication) of (i) Consolidated Net Income, (ii) to the extent Consolidated Net Income has been reduced thereby, all income taxes of such person and its Subsidiaries (Restricted Subsidiaries, in the case of Doe Run) expensed in accordance with GAAP for such period (other than income taxes attributable to extraordinary, unusual or non-recurring gains or losses), Consolidated Interest Expense (net of any interest income), amortization expense (including amortization of deferred financing costs) and depletion and depreciation expense and (iii) other non-cash items (other than non-cash interest) reducing Consolidated Net Income (including, without limitation, any non-cash charges in respect of post-employment benefits for health care, life insurance and long-term disability benefits required in accordance with GAAP) less other non-cash items increasing Consolidated Net Income, all as

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determined on a consolidated basis for such person and its Subsidiaries
(Restricted Subsidiaries, in the case of Doe Run) in accordance with GAAP.

    "Consolidated Fixed Charge Coverage Ratio" means, with respect to any person, the ratio of Consolidated EBITDA of such person during the four full fiscal quarters (the "Four Quarter Period") ending on or prior to the date of the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio (the "Transaction Date") to Consolidated Fixed Charges of such person for the Four Quarter Period. For purposes of this definition, if the Transaction Date occurs prior to the date on which four full fiscal quarters have elapsed subsequent to the Issue Date and financial statements with respect thereto are available, "Consolidated EBITDA" and "Consolidated Fixed Charges" shall be calculated, in the case of Doe Run, after giving effect on a pro forma basis to the issuance of the Exchange Notes and the application of the net proceeds therefrom as if the Exchange Notes were issued on the first day of the Four Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition, "Consolidated EBITDA" and "Consolidated Fixed Charges" shall be calculated after giving effect on a pro forma basis for the period of such calculation to (i) the incurrence of any Indebtedness (and the application of the net proceeds therefrom) of such person or any of its Subsidiaries (Restricted Subsidiaries, in the case of Doe Run) giving rise to the need to make such calculation and any incurrence of other Indebtedness at any time on or after the first day of the Four Quarter Period and on or prior to the Transaction Date (the "Reference Period"), as if such incurrence occurred on the first day of the Reference Period and (ii) any Asset Sales or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such person or one of its Subsidiaries (Restricted Subsidiaries, in the case of Doe Run) (including any person who becomes a Subsidiary (Restricted Subsidiary, in the case of Doe Run) as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness) occurring during the Reference Period, as if such Asset Sale or Asset Acquisition (including the incurrence, assumption or liability for any such Indebtedness or Acquired Indebtedness) occurred on the first day of the Reference Period. If such person or any of its Subsidiaries (Restricted Subsidiaries, in the case of Doe Run) directly or indirectly guarantees Indebtedness of a third person, the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness as if such person or any Subsidiary (Restricted Subsidiary, in the case of Doe Run) of such person had directly incurred or otherwise assumed such guaranteed Indebtedness. Furthermore, in calculating "Consolidated Fixed Charges" for purposes of determining the denominator (but not the numerator) of this "Consolidated Fixed Charge Coverage Ratio," (1) interest on Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date, and
(2) notwithstanding clause (1) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Rate Protection Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

    "Consolidated Fixed Charges" means, with respect to any person for any period, the sum of, without duplication, the amounts for such period, taken as a single accounting period, of (i) Consolidated Interest Expense of such person (net of any interest income) less non-cash amortization of deferred financing costs and (ii) the product of (x) the amount of all dividends declared, paid or accrued on Preferred Stock of such person during such period times (y) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated Federal, state, local and foreign tax rate (expressed as a decimal number between 1 and 0) of such person during such period (as reflected in the audited consolidated financial statements of such person for the most recently completed fiscal year).

    "Consolidated Interest Expense" means, with respect to any person for any period, without duplication, the sum of (i) the interest expense of such person and its Subsidiaries (Restricted

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Subsidiaries, in the case of Doe Run) for such period as determined on a consolidated basis in accordance with GAAP consistently applied, including, without limitation, (a) any amortization of debt discount, (b) the net cost under Interest Rate Protection Obligations (including any amortization of discounts), (c) the interest portion of any deferred payment obligation and
(d) all accrued interest, and (ii) the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such person and its Subsidiaries (Restricted Subsidiaries, in the case of Doe Run) during such period as determined on a consolidated basis in accordance with GAAP consistently applied.

    "Consolidated Net Income" means, with respect to any person for any period, the net income (or loss) of such person and its Subsidiaries (Restricted Subsidiaries, in the case of Doe Run), on a consolidated basis for such period determined in accordance with GAAP; PROVIDED that (i) the net income of any person in which such person or any Subsidiary (Restricted Subsidiary, in the case of Doe Run) of such person has an ownership interest with a third party (other than a person that meets the definition of a Wholly-Owned Subsidiary (Wholly-Owned Restricted Subsidiary, in the case of Doe Run)) shall be included only to the extent of the amount that has actually been received by such person or its Wholly-Owned Subsidiaries (Wholly-Owned Restricted Subsidiaries, in the case of Doe Run) in the form of dividends or other distributions during such period (subject to, in the case of any dividend or distribution received by a Wholly-Owned Subsidiary (Wholly-Owned Restricted Subsidiary, in the case of Doe
Run) of such person, the restrictions set forth in clause (ii) below) and
(ii) the net income of any Subsidiary (Restricted Subsidiary, in the case of Doe
Run) of such person that is subject to any restriction or limitation on the payment of dividends or the making of other distributions shall be excluded to the extent of such restriction or limitation; PROVIDED, HOWEVER, that consolidated net income shall include the income of Doe Run Peru and its subsidiaries to the extent the payment of such income in the form of dividends or other such distributions is prohibited solely by the terms of the Peruvian Revolving Credit Facility; PROVIDED, FURTHER, that there shall be excluded
(a) the net income (or loss) of any person (acquired in a pooling of interests transaction) accrued prior to the date it becomes a Subsidiary (Restricted Subsidiary, in the case of Doe Run) of such person or is merged into or consolidated with such person or any Subsidiary (Restricted Subsidiary, in the case of Doe Run) of such person, (b) any gain (or loss) (and related tax effects) resulting from an Asset Sale by such person or any of its Subsidiaries (Restricted Subsidiaries, in the case of Doe Run), (c) any extraordinary, unusual or nonrecurring gains or losses (and related tax effects) in accordance with GAAP, (d) the effects of any adjustments to income for unrealized gains and losses or any non-cash adjustments to income or expenses required by Statement No. 133 (as modified by Statement No. 138) and No. 15 of the Financial Accounting Standards Board and (e) any compensation-related expenses arising as a result of the application of the net proceeds from the issuance of the Old Notes. For purposes of the "Limitation on Restricted Payments" covenant, the amortization of deferred financing costs relating to the issuance of the Exchange Notes shall be excluded from this definition of "Consolidated Net Income."

    "Consolidated Net Worth" means, with respect to any person at any date, the sum of (a) the consolidated shareholder's equity of such person less the amount of such shareholder's equity attributable to (i) Disqualified Capital Stock of such person and its Subsidiaries (Restricted Subsidiaries, in the case of Doe
Run), as determined on a consolidated basis in accordance with GAAP consistently applied and (ii) the effects of any adjustments for unrealized gains and losses required by Statement No. 133 (as modified by Statement No. 138) of the Financial Accounting Standards Board and (b) the amount of any Preferred Stock of such person not included in the shareholder's equity of such person in accordance with GAAP, which Preferred Stock does not constitute Disqualified Capital Stock.

    "Default" means any event that is, or after notice or passage of time or both would be, an Event of Default.

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    "Disqualified Capital Stock" means any class of Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event (other than a Change of Control), matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the Maturity Date.

    "Doe Run" means The Doe Run Resources Corporation, a New York corporation.

    "Doe Run Cayman" means Doe Run Cayman Ltd., a Cayman Islands company.

    "Doe Run Peru" means Doe Run Peru S.R.L., a Peruvian company.

    "DRA" means DR Acquisition Corp., a Missouri corporation.

    "DR Exploration" means Doe Run Exploration SA (Proprietary) Limited, a South African corporation.

    "Event of Default" has the meaning set forth under "--Events of Default" herein.

    "Exchange Act" means the Securities Exchange Act of 1934, as amended.

    "Fabricated Products" means Fabricated Products Inc., a Delaware corporation.

    "Fair Market Value" means, with respect to any asset, the price which could be negotiated in an arm's-length free market transaction, for cash, between a willing seller and a willing buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair Market Value of any asset of Doe Run or the Restricted Subsidiaries shall be determined by the Board of Directors of Doe Run acting in good faith and shall be evidenced by a Board Resolution thereof delivered to the Trustee; PROVIDED that with respect to any Asset Sale which involves in excess of $5 million, the Fair Market Value of any such asset or assets shall be determined by an Independent Financial Advisor.

    "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are in effect as of the Issue Date.

    "Guarantor" means each of Buick LLC, Fabricated Products, Doe Run Cayman and Doe Run Peru and any Restricted Subsidiary that in the future executes a supplemental indenture pursuant to the covenant entitled "Future Guarantees" or otherwise in which any such Restricted Subsidiary agrees to be bound by the terms of the Indenture; PROVIDED that any person constituting a Guarantor as described above shall cease to constitute a Guarantor when its respective Guarantee is released in accordance with the terms of the Indenture.

    "Hedging Agreement" shall mean any agreement with respect to (i) the hedging of price risk associated with the purchase or sale of lead, copper, zinc, gold and silver under which Doe Run or any Restricted Subsidiary is a party or beneficiary and (ii) the hedging of interest rate and currency risks, so long as any such agreement has been entered into in the ordinary course of business consistent with past price risk or currency management practices of Doe Run and the Restricted Subsidiaries and not for purposes of speculation.

    "Indebtedness" means with respect to any person, without duplication,
(i) all obligations of such person for borrowed money, (ii) all obligations of such person evidenced by bonds, debentures, notes or other similar instruments,
(iii) all Capitalized Lease Obligations (but not obligations under Operating Leases) of such person, (iv) all obligations of such person issued or assumed as the deferred purchase price of property or services, all conditional sale obligations and all obligations under any title retention agreement (but excluding trade accounts payable, accrued expenses and deferred taxes arising

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in the ordinary course of business), (v) all obligations of such person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction entered into in the ordinary course of business,
(vi) all obligations of any other person of the type referred to in clauses
(i) through (v) which are secured by any Lien on any property or asset of such first person and the amount of such obligation shall be the lesser of the value of such property or asset or the amount of the obligation so secured, (vii) all guarantees of Indebtedness by such person, (viii) Disqualified Capital Stock valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued and unpaid dividends, (ix) all obligations under interest rate agreements or hedging agreements of such person and (x) any amendment, supplement, modification, deferral, renewal, extension or refunding of any liability of the types referred to in clauses (i) through (ix) above. For purposes hereof, the "maximum fixed repurchase price" of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the Fair Market Value of such Disqualified Capital Stock, such Fair Market Value to be determined in good faith by the Board of Directors of the person issuing such Disqualified Capital Stock. Notwithstanding anything to the contrary contained herein or in the Indenture, any obligation of Doe Run or any Restricted Subsidiary in the form of an earn-out arrangement undertaken in connection with any acquisition of property or assets by Doe Run or such Restricted Subsidiary, which obligation shall be based upon increases in metal prices above price levels existing on the date of such acquisition, shall not constitute Indebtedness under the Indenture.

    "Independent Financial Advisor" means an accounting, appraisal or investment banking firm of nationally recognized standing that is, in the reasonable and good faith judgment of the Board of Directors of Doe Run, qualified to perform the task for which such firm has been engaged and disinterested and independent with respect to Doe Run and its Affiliates.

    "Interest Rate Protection Obligations" means the obligations of any person pursuant to any arrangement with any other person, whereby, directly or indirectly, such person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.

    "Investment" means, with respect to any person, any direct or indirect advance, loan, guarantee or other extension of credit or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others or otherwise), or any purchase or acquisition by such person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any other person. Investments shall exclude extensions of trade credit on commercially reasonable terms in accordance with normal trade practices. For the purposes of the "Limitation on Restricted Payments" covenant, the amount of any Investment (other than an Investment covered by clause (z) of the first paragraph thereof) shall be the original cost of such Investment plus the cost of all additional Investments by Doe Run or any of the Restricted Subsidiaries, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment, reduced by the payment of dividends or distributions in connection with such Investment or any other amounts received in respect of such Investment.

    "Issue Date" means the date on which the Exchange Notes are originally issued under the Indenture.

    "Lien" means (x) any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind including, without limitation, any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell and any filing of or

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agreement to file a financing statement as debtor under the Uniform Commercial
Code or any similar statute and (y) any agreement to enter into any of the foregoing.

    "Maturity Date" means July 12, 2007.

    "Net Cash Proceeds" means, with respect to any Asset Sale, the proceeds thereof in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (except to the extent that such obligations are financed or sold with recourse to Doe Run or any Restricted Subsidiary) net of (i) brokerage commissions and other fees and expenses (including fees and expenses of legal counsel and investment bankers) related to such Asset Sale, (ii) provisions for all taxes payable as a direct result of such Asset Sale and (iii) appropriate amounts to be provided by Doe Run or any Restricted Subsidiary, as the case may be, as a reserve required in accordance with GAAP consistently applied against any liabilities associated with such Asset Sale and retained by Doe Run or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as reflected in an Officers' Certificate delivered to the Trustee.

    "New Senior Credit Facility" means a new senior secured credit facility with Regiment and any other Holders electing to participate, pursuant to which Doe Run will initially borrow $35.7 million.

    "Old Notes" means (i) the $200.0 million 11.25% Senior Notes due 2005, Series B (ii) the $55.0 million Floating Interest Rate Senior Notes due 2003, Series B and (iii) the $50.0 million 11.25% Senior Secured Notes due 2005, Series B, in each case issued by Doe Run and guaranteed by the Guarantors.

    "Old Notes Indentures" means the indentures governing the Old Notes.

    "Old Senior Secured Notes" means 11.25% Senior Secured Notes due 2005, Series B issued by Doe Run.

    "Old Notes Issue Date" means March 12, 1998.

    "Operating Lease" means, as applied to any person, any lease (including, without limitation, leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) that is not a Capital Lease other than any such lease under which that person is the lessor.

    "Permitted Holders" means Ira Leon Rennert and his Affiliates, estate, heirs and legatees, and the legal representatives of any of the foregoing, including, without limitation, the trustee of any trust of which one or more of the foregoing are the sole beneficiaries.

    "Permitted Indebtedness" means (i) any Indebtedness of Doe Run and the Restricted Subsidiaries under (a) the Congress/CIT Credit Facility in an aggregate amount not to exceed $75 million in aggregate principal amount at any time outstanding and, (b) the New Senior Credit Facility in an aggregate principal amount not to exceed $55.7 million (c) the Peruvian Revolving Credit Facility in an aggregate principal amount not to exceed $60.0 million in aggregate principal amount at any time outstanding, in each case plus any interest, fees and expenses from time to time owed thereunder, (ii) Old Notes outstanding after giving effect to the consummation of the Offers, (iii) any other Indebtedness of Doe Run and the Restricted Subsidiaries outstanding on the Issue Date including the Series A Preferred Stock, (iv) purchase money Indebtedness and any Indebtedness incurred for Capitalized Lease Obligations
(a) of Doe Run and the Restricted Subsidiaries (other than Doe Run Cayman and its Subsidiaries) not to exceed $5.0 million in the aggregate at any time outstanding and (b) of Doe Run Cayman and its Subsidiaries not to exceed
$10.0 million in the aggregate at any time outstanding, (v) Interest Rate Protection Obligations to the extent the notional principal amount of such Interest Rate Protection Obligations does not exceed the principal amount of the Indebtedness to which such Interest Rate Protection Obligations relate, and Hedging Agreements, in each case entered

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into in the ordinary course of business, (vi) additional Indebtedness of Doe Run and the Restricted Subsidiaries not to exceed $12 million in the aggregate at any time outstanding, (vii) Indebtedness owed by Doe Run or any of the Wholly-Owned Restricted Subsidiaries to Doe Run or any Wholly-Owned Restricted Subsidiary; PROVIDED that this clause (vii) shall also include Indebtedness indirectly between or among Doe Run and/or one or more of the Wholly-Owned Restricted Subsidiaries through one or more financial intermediaries,
(viii) any renewals, extensions, substitutions, refundings, refinancings or replacements of the Exchange Notes and any Indebtedness described in the preceding clauses (i), (ii) and (iii) above and this clause (viii), so long as such renewal, extension, substitution, refunding, refinancing or replacement does not result in an increase in the aggregate principal amount of the outstanding Indebtedness represented thereby (except if such Indebtedness refinances Indebtedness under the Revolving Credit Facilities or any other agreement providing for subsequent borrowings, does not result in an increase in the commitment available under the Revolving Credit Facilities or such other agreement), and (ix) any guarantees of the foregoing.

    "Permitted Investment" means (i) cash and Cash Equivalents, (ii) any Investment by Doe Run or any of the Restricted Subsidiaries in Doe Run or any Wholly-Owned Restricted Subsidiary; PROVIDED that this clause (ii) shall also include indirect Investments by Doe Run and the Wholly-Owned Restricted Subsidiaries in Doe Run or one or more of the Wholly-Owned Restricted Subsidiaries through one or more financial intermediaries, (iii) Related Business Investments by Doe Run or any of the Restricted Subsidiaries in joint ventures, partnerships or persons (including Unrestricted Subsidiaries) that are not Wholly-Owned Restricted Subsidiaries in an amount not to exceed $12 million in the aggregate at any one time outstanding, (iv) Investments by Doe Run or any Restricted Subsidiary in another person, if as a result of such Investment
(a) such other person becomes a Wholly-Owned Restricted Subsidiary or (b) such other person is merged or consolidated with or into, or transfers or conveys all or substantially all of its assets to, Doe Run or a Wholly-Owned Restricted Subsidiary, (v) Investments received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers, in each case arising in the ordinary course of business, (vi) the non-cash proceeds of any Asset Sale, (vii) Investments under or pursuant to Interest Rate Protection Obligations or Hedging Agreements, in each case in the ordinary course of business, (viii) loans and advances to employees of Doe Run and the Restricted Subsidiaries made in the ordinary course of business and (ix) Investments represented by the Qualifying Investments Promissory Notes.

    "Permitted Liens" means (i) pledges or deposits by such person under worker's compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such person is a party, or deposits to secure public statutory obligations of such person or deposits to secure surety or appeal bonds to which such person is a party, or deposits as security for contested taxes or import duties or for the payment of rent,
(ii) Liens imposed by law, such as landlords', carriers', warehousemen's and mechanics' Liens or bankers' Liens incurred in the ordinary course of business for sums which are not yet due or are being contested in good faith and for which adequate provision has been made, (iii) Liens for taxes not yet subject to penalties for non-payment or which are being contested in good faith and by appropriate proceedings, if adequate reserve, as may be required by GAAP, shall have been made therefor, (iv) Liens in favor of issuers of surety bonds or appeal bonds issued pursuant to the request of and for the account of such person in the ordinary course of its business, (v) Liens to support trade letters of credit issued in the ordinary course of business, (vi) survey exceptions, encumbrances, easements or reservations of, or rights of others for, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions on the use of real property,
(vii) Liens securing Indebtedness permitted under clause (iv) of the definition of Permitted Indebtedness; PROVIDED that the Fair Market Value of the asset at the time of the incurrence of the Indebtedness subject to the Lien shall not exceed the principal amount of the Indebtedness secured, (viii) Liens with respect to Acquired Indebtedness permitted to be incurred in

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accordance with the provisions of "--Certain Covenants--Limitation on
Indebtedness" above; PROVIDED that such Liens secured such Acquired Indebtedness at the time of the incurrence of such Acquired Indebtedness by Doe Run or any of the Restricted Subsidiaries and were not incurred in connection with, or in anticipation of, the incurrence of such Acquired Indebtedness by Doe Run or any of the Restricted Subsidiaries; PROVIDED, FURTHER, that such Liens do not extend to or cover any property or assets of Doe Run or any of the Restricted Subsidiaries other than the property or assets that secured the Acquired Indebtedness prior to the time such Indebtedness became Acquired Indebtedness of Doe Run or any of the Restricted Subsidiaries and are no more favorable to the lienholders than those securing the Acquired Indebtedness prior to the incurrence of such Acquired Indebtedness by Doe Run or any of the Restricted Subsidiaries, (ix) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default, (x) Liens on assets or property (including any real property upon which such assets or property are or will be located) securing Indebtedness incurred to purchase or construct such assets or property, which Indebtedness is permitted to be incurred under the Indenture, (xi) Liens securing Indebtedness which is incurred to refinance or replace Indebtedness which has been secured by a Lien permitted under the Indenture and is permitted to be refinanced or replaced under the Indenture, PROVIDED that such Liens do not extend to or cover any property or assets of Doe Run or any of the Restricted Subsidiaries not securing the Indebtedness so refinanced or replaced, and (xii) Liens securing reimbursement obligations under letters of credit but only in or upon the goods the purchase of which was financed by such letters of credit.

    "Person" means any individual, corporation, partnership, joint venture, trust, estate, unincorporated organization or government or any agency or political subdivision thereof or any similar entities.

    "Peruvian Revolving Credit Facility" means one or more working capital facilities or other working capital financings or programs entered into by Doe Run Peru and its Subsidiaries from time to time as the same may be amended, restated, supplemented or otherwise modified from time to time, and includes any agreement renewing, refinancing or replacement of all or any portion of the Indebtedness under such agreement.

    "Plan of Liquidation" means, with respect to any person, a plan that provides for, contemplates or the effectuation of which is preceded or accompanied by (whether or not substantially contemporaneously, in phases or otherwise) (i) the sale, lease, conveyance or other disposition of all or substantially all of the assets of such person otherwise than as an entirety or substantially as an entirety and (ii) the distribution of all or substantially all of the proceeds of such sale, lease, conveyance or other disposition and all or substantially all of the remaining assets of such person to holders of Capital Stock of such person.

    "Preferred Stock" means, with respect to any person, any and all shares, interests, participation or other equivalents (however designated) of such person's preferred or preference stock, whether outstanding on the Issue Date or issued thereafter, and including, without limitation, all classes and series of preferred or preference stock of such person.

    "Pro Forma" means, with respect to any calculation made or required to be made pursuant to the terms of the Indenture, a calculation in accordance with
Article 11 of Regulation S-X under the Exchange Act.

    "Qualified Capital Stock" means, with respect to any person, any Capital Stock of such person that is not Disqualified Capital Stock or convertible into or exchangeable or exercisable for Disqualified Capital Stock.

    "Refinancing Debt" means (y) any indebtedness that is incurred by Doe Run to refinance the New Senior Credit Facility and does not exceed an aggregate principal amount equal to the sum of (i) the amounts due under the New Senior Credit Facility outstanding immediately prior to such refinancing

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PLUS (ii) the reasonable transaction fees and expenses incurred by Doe Run solely in connection with such refinancing PLUS (iii) $5 million; and (z) any indebtedness that is incurred by Doe Run to refinance any previous Refinancing Debt (as defined in clause (y) above) and does not exceed an aggregate principal amount equal to the lesser of (i) the sum of (a) the amount of such previous Refinancing Debt outstanding immediately prior to such refinancing PLUS (b) the reasonable transaction fees and expenses incurred by Doe Run solely in connection with such refinancing PLUS (c) $5 million, or (ii) the amount described in clause (y) above.

    "Related Business Investment" means any Investment, Capital Expenditure or other expenditure by Doe Run or any Restricted Subsidiary which is related to the business of Doe Run and the Restricted Subsidiaries as it is conducted on the Issue Date or any business which is the same, similar or reasonably related to such business.

    "Renco" means The Renco Group, Inc., a New York corporation, which is the ultimate parent of Doe Run, or any successor thereto.

    "Restricted Subsidiary" means any Subsidiary of Doe Run which at the time of determination is not an Unrestricted Subsidiary. The Board of Directors of Doe Run may designate any Unrestricted Subsidiary to be a Restricted Subsidiary only if, immediately after giving effect to such designation, Doe Run and the Guarantors could incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the "Limitation on Indebtedness" covenant, on a pro forma basis taking into account such designation.

    "Revolving Credit Facilities" means the Peruvian Revolving Credit Facility and the Congress/CIT Credit Facility.

    "Sale/leaseback" means any lease, whether an Operating Lease or a Capital Lease, whereby Doe Run or any of the Restricted Subsidiaries, directly or indirectly, becomes or remains liable as lessee or as guarantor or other surety, of any property (whether real or personal or mixed) whether now owned or hereafter acquired, (i) that Doe Run or the Restricted Subsidiaries, as the case may be, has sold or transferred or is to sell or transfer to any other person (other than Doe Run or any Restricted Subsidiary), or (ii) that Doe Run or any of the Restricted Subsidiaries, as the case may be, intends to use for substantially the same purpose as any other property that has been or is to be sold or transferred by Doe Run or any such Restricted Subsidiary to any person (other than Doe Run or any Restricted Subsidiary) in connection with such lease.

    "Security Documents" means the Security Agreement and the documentation relating to the Collateral Account.

    "Series A Preferred Stock" means the Series A Redeemable Preferred Stock of Doe Run to be issued to and held by Renco the date the Exchange Notes are issued.

    "Significant Subsidiary" means any Restricted Subsidiary that satisfies the criteria for a "significant subsidiary" set forth in Rule 1.02(w) of Regulation S-X under the Exchange Act.

    "Subsidiary" of any person means (i) any corporation of which the outstanding capital stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such person or (ii) any other person of which at least a majority of the voting interest under ordinary circumstances is at the time owned, directly or indirectly, by such person. For purposes of this definition, any directors' qualifying shares or investments by foreign nationals mandated by applicable law shall be disregarded in determining the ownership of a Subsidiary.

    "Unrestricted Subsidiary" means (i) any Subsidiary of Doe Run which at the time of determination is an Unrestricted Subsidiary (as designated by the Board of Directors of Doe Run, as provided below) and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors of Doe Run may

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designate any Subsidiary of Doe Run (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary, unless such Subsidiary owns any Capital Stock of, or owns, or holds any Lien on, any property of, any Restricted Subsidiary of Doe Run which is not a Subsidiary of the Subsidiary to be so designated; PROVIDED that (a) Doe Run certifies that such designation complies with the "Limitation on Restricted Payments" covenant and (b) each Subsidiary to be so designated and each of its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of Doe Run or any of the Restricted Subsidiaries. The Board of Directors of Doe Run may designate any Unrestricted Subsidiary to be a Restricted Subsidiary only if, immediately after giving effect to such designation, Doe Run and the Guarantors could incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the "Limitation on Indebtedness" covenant, on a pro forma basis taking into account such designation.

    "Warrants" means the Warrants issued by Doe Run in connection with the New Senior Credit Facility representing the right to purchase an aggregate of 20% of the shares of Common Stock of Doe Run determined on a fully diluted basis.

    "Wholly-Owned Restricted Subsidiary" means any Restricted Subsidiary which is a Wholly-Owned Subsidiary of Doe Run.

    "Wholly-Owned Subsidiary" means any Subsidiary of such person to the extent all of the Capital Stock or other ownership interests in such Subsidiary (other than (x) directors' qualifying shares, (y) with respect to Doe Run Peru, any shares purchased by employees of Doe Run Peru or Centromin in connection with the acquisition of Doe Run Peru by Doe Run, which retained amount shall not exceed 1% of the total interests in Doe Run Peru, and (z) an immaterial interest owned by other persons solely to comply with applicable law) is owned directly or indirectly by such person or a Wholly-Owned Subsidiary of such person.

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                            THE PROPOSED AMENDMENTS

    In connection with the Exchange Offer, Doe Run is soliciting Consents from Holders of the Old Notes to the Proposed Amendments. The primary purpose of the Proposed Amendments is to eliminate substantially all of the restrictive operating and financial covenants in each of the Old Notes Indentures and to modify certain of the event of default provisions and certain other provisions in each of the Old Notes Indentures. Upon receipt of the Requisite Consents, supplemental indentures relating to each of the Old Notes Indentures and reflecting the Proposed Amendments will be executed among Doe Run and the Trustee. The Proposed Amendments will make the following changes to the Old Notes Indentures:

         1. Delete in its entirety the covenant entitled "Maintenance of Office or Agency" (Section 4.02 of each of the Old Notes Indentures; references to sections following each of the Proposed Amendments set forth below, unless specified to the contrary, are to the identical sections of each of the Old Notes Indentures).

         2. Delete in its entirety the covenant entitled "Limitation on Restricted Payments" (Section 4.03).

         3. Delete in its entirety the covenant entitled "Corporate Existence" (Section 4.04).

         4. Delete in its entirety the covenant entitled "Payment of Taxes and Other Claims" (Section 4.05).

         5. Delete in its entirety the covenant entitled "Maintenance of Properties and Insurance" (Section 4.06).

         6. Delete in its entirety the covenant entitled "Compliance Certificates; Notice of Default" (Section 4.07).

         7. Delete in its entirety the covenant entitled "Compliance with Laws" (Section 4.08).

         8. Delete in its entirety the covenant entitled "SEC Reports and Other Information" (Section 4.09).

         9. Delete in its entirety the covenant entitled "Waiver of Stay, Extension or Usury Laws" (Section 4.10).

        10. Delete in its entirety the covenant entitled "Limitation on Transactions with Affiliates" (Section 4.11).

        11. Delete in its entirety the covenant entitled "Limitations on Indebtedness" (Section 4.12).

        12. Delete in its entirety the covenant entitled "Limitation on Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries" (Section 4.13).

        13. Delete in its entirety the covenant entitled "Limitation on Liens" (Section 4.14).

        14. Delete in its entirety the covenant entitled "Change of Control" (Section 4.15).

        15. Delete in its entirety the covenant entitled "Limitations on Sale of Assets" (Section 4.16).

        16. Delete in its entirety the covenant entitled "Limitation on Sale/Leaseback Transactions" (Section 4.17).

        17. Delete in its entirety the covenant entitled "Limitation on Preferred Stock of Restricted Subsidiaries" (Section 4.18).

        18. Delete in its entirety the covenant entitled "Qualifying Investment Requirements" (Section 4.19).

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        19. Delete in its entirety the covenant entitled "Future Guarantees"
    (Section 4.20).

        20. Delete in its entirety the covenant entitled "Conduct of Business" (Section 4.21).

        21. Delete in its entirety the covenant entitled "Impairment of Security Interest" (Section 4.22 of the Senior Secured Notes Indenture).

        22. Delete in its entirety the covenant entitled "Amendment to Collateral Documents" (Section 4.23 of the Senior Secured Notes Indenture).

        23. Delete in its entirety the covenant entitled "Release of Released Real Property" (Section 4.25 of the Senior Secured Notes Indenture).

        24. Delete in their entirety the Events of Default found in
    Section 6.01(3), (4) and (5).

        25. Delete in their entirety the definitions in the Old Notes Indentures that related solely to the deleted covenants and the deleted events of default.

    All Holders tendering Old Notes into the Offers shall be required to execute waivers, contained in the applicable Letter of Transmittal and Consent to Proposed Amendments, to any and all Events of Default arising on or occurring prior to, or on, the Exchange Offer Closing Date.

    Although the supplemental indentures will be entered into upon receipt of the Requisite Consents, the Proposed Amendments will not become operative unless and until the Closing Date occurs.

    The remaining sections of each of the Old Notes Indentures will not be changed by the Proposed Amendments. Copies of the Old Notes Indentures are available upon request.

    If a Holder does not tender its Old Notes and the Exchange Offer is consummated, Doe Run may leave such unexchanged Old Notes outstanding. With respect to such Old Notes not tendered, Doe Run also reserves the right (but is under no obligation) to purchase such Old Notes (whether pursuant to open market purchases, negotiated transactions or otherwise and whether for consideration similar to or different from that offered in this Exchange Offer), defease such Old Notes pursuant to the terms of the applicable Old Notes Indentures or as otherwise agreed with the Holders of such Old Notes or to redeem such Old Notes in accordance with their terms.

    Adoption of the Proposed Amendments may have adverse consequences for Holders that elect not to tender Old Notes in the Exchange Offer since Holders of Old Notes outstanding after the Closing Date will not be entitled to the benefit of substantially all of the restrictive operating and financial covenants and certain of the default provisions presently contained in the Old Notes Indentures, and may be subject to certain adverse tax consequences. See "Risk Factors--Risks Relating to the Offers." The elimination of these restrictive operating and financial covenants and other provisions would permit Doe Run to, among other things, incur indebtedness, pay dividends or make other payments that would otherwise have been restricted, and incur liens or make investments which would otherwise not have been permitted. It is possible that any such actions that Doe Run would be permitted to take as a result of the proposed Amendments to the Old Notes Indentures will adversely affect the interests of the non-tendering Holders. The Old Notes are currently in default, as Doe Run has not made a required interest payment and, as of April 15, 2002, all applicable grace periods under the Old Notes Indentures have expired.

    To the extent Old Notes are tendered and accepted in the Exchange Offer, the trading market, if any, for the untendered Old Notes could be adversely affected.

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                   DESCRIPTION OF CERTAIN OTHER INDEBTEDNESS

    Upon consummation of the Transactions, in addition to any Old Notes untendered which remain outstanding and in addition to new Exchange Notes issued in the Exchange Offer, Doe Run will have the following indebtedness outstanding:

    - New Senior Credit Facility;

    - Congress/CIT Credit Facility; and

    - BCP Revolving Credit Facility.

NEW SENIOR CREDIT FACILITY

    Pursuant to the New Senior Credit Facility, Doe Run will borrow an aggregate principal amount of $35.7 million (subject to increase under certain conditions described herein). The Initial Senior Loan will initially accrue and bear interest at the rate of 11.25% per annum ("Regular Interest") and will mature on the fourth anniversary of the Closing Date in 2006 (the "Maturity Date"). Concurrently with the Offers, Doe Run is offering Holders who initially elect to participate in the Exchange Offer the opportunity to participate as Co-Lenders in the Initial Senior Loan on a pro rata basis in accordance with their respective ownership of Old Notes tendered in the Exchange Offer, subject to Regiment's right, in its sole and absolute discretion, to lend at least 60% of the Initial Senior Loan. Upon the request of Doe Run, and subject to the consent of the Required Lenders, additional credit may be extended to Doe Run from time to time after the Closing Date, up to an aggregate amount of $20 million, on terms and conditions satisfactory to the Required Lenders. Holders who elect to participate in the Initial Senior Loan must also participate as Co-Lenders in any Subsequent Senior Loan approved by the Required Lenders, pro rata in accordance with such Required Lenders' respective percentage interests in the Initial Senior Loan.

    Upon the commencement of the Offers, Doe Run will pay Regiment a commitment fee of $175,000. Doe Run will pay Regiment and the Co-Lenders participating in the Initial Senior Loan, on a pro rata basis in accordance with their respective percentage participation, a funding fee at the Closing Date equal to $875,000 in the aggregate, and thereafter a yearly anniversary fee equal to an aggregate of $175,000. In addition to monthly payments of regular interest, Doe Run will be required to pay Regiment and the Co-Lenders, on a pro rata basis in accordance with their respective percentage participation, contingent interest at repayment in amounts ranging from $3.0 million if the Initial Senior Loan is repaid in full on or before the first anniversary of the Closing Date, to $8.0 million if the Initial Senior Loan is repaid in full after the third anniversary of the Closing Date. Fees and interest payable with respect to any Subsequent Senior Loan will be determined at the time of such subsequent issuance.

    Doe Run will be required to repay the Initial Senior Loan in accordance with the following repayment schedule: $2 million on the first anniversary of the Closing Date; $5.0 million on each of the second and third anniversary of the Closing Date; and the balance of the outstanding aggregate principal amount of the Initial Senior Loan, together with all accrued and unpaid premium, interest and fees, on the Maturity Date or any accelerated maturity date. In addition, Doe Run may be required to make certain contingent repayments of the Initial Senior Loan prior to the Maturity Date under circumstances set forth in agreements governing the New Senior Credit Facility. Doe Run may voluntarily repay all or any portion of the Initial Senior Loan at any time without premium or penalty, in a minimum amount of $2.5 million and an integral multiple of $500,000 or such lesser amount as is then outstanding.

    The closing of the Initial Senior Loan will be subject to the completion of definitive documents governing the New Senior Credit Facility on terms satisfactory to Regiment, as well as certain other conditions, including: the valid tender (without subsequent withdrawal) of at least $125.0 million of

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aggregate principal amount of Old Notes in the Cash Offer; the Minimum Tender in the Exchange Offer; receipt of the Requisite Consents to the Proposed Amendments to the Old Notes Indentures; amendment of the Congress/CIT Credit Facility and the Banco de Credito del Peru Credit Facility on terms satisfactory to Regiment; and Renco's purchase of $20,000,000 of Series A Preferred Stock of Doe Run.

    The definitive documents governing the Initial Senior Loan will contain covenants requiring Doe Run, among other things, to maintain certain EBITDA and interest coverage ratios, as well as restricting Doe Run's ability to enter into certain transactions with affiliates, make distributions and investments, and incur additional indebtedness.

GUARANTEES AND SECURITY

    The loans under the New Senior Credit Facility will be guaranteed by certain of the subsidiaries of Doe Run. Doe Run's obligations under the New Senior Credit Facility will be secured by:

    - a first priority lien on the shares of capital stock, both common and preferred, of Doe Run owned directly or indirectly by Renco;

    - a first priority lien on all of the assets of Doe Run and its subsidiaries (including a pledge of all of the capital stock of Doe Run's domestic subsidiaries and 65% of the capital stock of Doe Run's foreign subsidiaries) except for (x) the assets pledged under the Congress/CIT Credit Facility and (y) the assets pledged under the Senior Secured Notes Indenture, and (z) the assets of Doe Run Peru and its Subsidiaries;

    - a second priority lien on certain of the assets of Doe Run pledged under the Congress/CIT Credit Facility;

    - upon the purchase, exchange or payment in full (whether pursuant to the Exchange Offer, the Cash Offer or otherwise) of the Senior Secured Notes, a first priority lien on the assets currently pledged to secure the Senior Secured Notes; and

    - mortgage liens on certain of Doe Run's real estate interests. The Deed of Trust will cover the Buick Resources Recycling Facility, which includes surface rights (but not mineral rights) to approximately two hundred and twenty-six acres of land located in the Mark Twain National Forest, Town of Boss, Iron County, Missouri, as well as certain other real estate located in Iron County (including the former Cominco Mill adjacent to the Buick Resources Recycling Facility), Jefferson County, Reynolds County and Washington County, Missouri, all as more particularly described in the Deed of Trust.

Notwithstanding the foregoing, the indebtedness of Doe Run Peru evidenced by its guarantee will be contractually subordinated to the indebtedness under the BCP Revolving Credit Facility.

BUICK ASSET TRANSFER

    As a condition precedent to the closing of the New Senior Credit Facility, Doe Run is required to form the Buick LLC and to transfer promptly after the Closing Date the assets of its Buick Division other than employees and certain other excluded assets as described below. The entire membership interest of Buick LLC will be pledged by Doe Run, and Buick LLC will grant a first priority lien on all of its assets, to secure the obligations of Doe Run under the New Senior Credit Facility and of Buick LLC of its guarantee of the New Senior Credit Facility, and Buick LLC will grant a second priority lien on its assets to secure the obligations of Doe Run under the Exchange Notes (except, in each case, for inventory, receivables and related property of the Buick LLC pledged to secure Buick LLC's obligations as borrower under the Congress/CIT Credit Facility). On May 20, 2002, a certificate of formation was filed with the Secretary of State of Delaware pursuant to which this Subsidiary was

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formed under the name of The Buick Resource Recycling Facility LLC. Doe Run is
required to transfer to the Buick LLC (a) all fixed assets pertaining to the Buick Division of Doe Run and (b) all other material assets (including contractual rights) pertaining to the Buick Division of Doe Run, but excluding employees and certain other excluded assets to be determined mutually by Doe Run and the Required Lenders. Doe Run shall continue to operate the Buick facility following the transfer under a Facility Operating Agreement. It shall be an event of default under the New Senior Credit Facility if (i) Doe Run fails to file, within 90 days after the Closing Date, all applications required to obtain all required consents, approvals and authorizations of all applicable governmental authorities in order to accomplish the Required Buick Transfer or
(ii) Doe Run fails to use its best efforts to effectuate the Required Buick Transfer.

    If Doe Run fails to effectuate the Required Buick Transfer within six months after the Closing Date, then the interest rate on the New Senior Credit Facility will increase to 12.50% from 11.25%. If the Required Buick Transfer is not effectuated prior to the first anniversary of the Closing Date, then the interest rate on the New Senior Credit Facility will increase to 14.0% from 12.50%.

WARRANTS IN CONNECTION WITH NEW SENIOR CREDIT FACILITY

    Participants in the New Senior Credit Facility will also be issued Warrants, on a pro rata basis in accordance with their respective percentage participation in the Initial Senior Loan, (which will expire by their terms 10 years from their issuance and have an initial total aggregate exercise price of $2.0 million) exercisable for 20% of Doe Run's outstanding capital stock, on a fully diluted basis. Upon any additional issuance of common stock of Doe Run, holders of Warrants will be able to purchase additional shares to maintain their original equity percentage (assuming exercise of the warrants) at a price equal to the lesser of (x) the issuance price and (y) the fair market value of the shares additionally issued.

    At any time after March 31, 2004, and on or prior to the date the Warrants expire, holders of the Warrants will have the right to require Doe Run or, at Renco's election, Renco to repurchase all, but not less than all, of the Warrants at a price equal to 20% of Doe Run's equity value (as determined pursuant to a formula specified in such Warrants) MINUS the exercise price of $2.0 million (the "Warrants Put"). If Doe Run is unable to meet certain financial conditions after giving effect to the Warrants Put, and Renco does not satisfy any balance due to holders of the Warrants upon the exercise of the Warrants Puts, the payment of amounts due to holders of the Warrants pursuant to the exercise of the Warrants Put may be deferred. Such a deferral of the purchase price would require interest to accrue on any unpaid amounts and, upon the third anniversary of the exercise of the Warrants Put with such purchase price still unpaid, the holders of the Warrants will have the right to cause the stockholders of Doe Run to elect a Special Director to serve on Doe Run's Board of Directors for the remainder of the period such purchase price remains unpaid. The Special Director will have the ability to cause certain significant transactions and will have super-voting rights. See "Description of Equity Investment, Corporate Governance and Other Related Party Transactions--Doe Run Corporate Governance."

    Doe Run and Renco will each have the right to call all, but not less than all, of the Warrants at any time prior to the expiration of the Warrants (assuming the New Senior Credit Facility is not then outstanding) at a price equal to the greater of (x) the total of 20% of Doe Run's equity value (as determined to pursuant to a formula specified in such Warrants) minus the aggregate exercise price of $2.0 million or (y) $5.0 million.

CONGRESS/CIT CREDIT FACILITY

    Concurrently with the closing of the Transactions, Doe Run will enter into the Congress/CIT Credit Facility. The Congress/CIT Credit Facility will amend and restate the existing credit facility (the

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"Existing Congress Credit Facility") between Doe Run and Fabricated Products, as borrowers, and Congress, as lender. Each of Doe Run, Fabricated Products and Buick LLC will be borrowers under the Congress/CIT Credit Facility, which will allow the borrowers to borrow up to $75.0 million, based upon a borrowing base consisting of certain accounts receivable and eligible inventories.

    The Congress/CIT Credit Facility will mature on the third anniversary of the Closing Date and will bear interest at a per annum rate equal to the "prime rate" plus 100 basis points, subject to the following fees:

    - an unused credit line fee equal to 25 basis points of the unused credit line based upon a credit line of $75 million;

    - a letter of credit fee of 200 basis points per annum based upon the daily outstanding balance of letter of credit accommodations;

    - a monthly servicing fee equal to $12,000;

    - an early termination fee equal to 100 basis points of the maximum credit line; and

    - a closing fee equal to $750,000.

    The Congress/CIT Credit Facility will contain covenants concerning minimum net worth, EBITDA, and Fixed Charge Coverage Ratios. A condition precedent to the closing of the Congress/CIT Credit Facility is a minimum excess availability of $7.5 million (exclusive of any sums available pursuant to the Renco Credit Support Agreement) at closing which, if the Closing Date occurred on the date hereof, Doe Run would be unable to meet.

    On the Closing Date, Renco will enter into the Renco Credit Support Agreement among Renco, Doe Run, Congress and CIT, pursuant to which, at certain times, advances in excess of the amounts otherwise available pursuant to the Borrowers' borrowing base under the Congress/CIT Credit Facility would be made available to the borrowers thereunder up to an aggregate amount of $10.0 million.

    The restatement of the Existing Congress Credit Facility by the Congress/CIT Credit Facility in the manner described above (or in a manner otherwise satisfactory to Regiment and Doe Run) is a condition precedent to the consummation of the New Senior Credit Facility which, in turn, is a condition precedent to the consummation of the Offers.

BCP REVOLVING CREDIT FACILITY

    At the Closing Date, Doe Run Peru will enter into the BCP Revolving Credit Facility. Pursuant to the BCP Revolving Credit Facility, and assuming full syndication, Doe Run will be able to borrow (i) up to a maximum amount of $45.0 million (including a $5.0 million letter of credit sub-facility which may be drawn in whole or in part under the $13.0 million bond facility described below) based upon a borrowing base consisting of certain accounts receivable and eligible inventories and (ii) up to $13.0 million as a bond facility for the issuance of certain payment and performance bonds. As of the date hereof, the lender under the BCP Revolving Credit Facility has only committed to lend an aggregate of $40.0 million and has given a best efforts undertaking to syndicate the balance of the $58.0 million aggregate credit facility. No assurance can be given that this syndication will be fully accomplished prior to the Closing Date if at all.

    The BCP Revolving Credit Facility will have maturities of 1, 3 or 6 months for each drawing thereunder (at the option of the Doe Run Peru), with a final maturity for the total facility three years from the Closing Date and bear interest at a per annum rate equal to the London Interbank Offer

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Rate based upon duration's of one, three or six months, plus 350 basis points, and be subject to the following fees:

    - an unused credit line fee equal to 37.5 basis points of the undrawn aggregate amount (which aggregate amount may initially be up to $58.0 million if the credit facility is fully syndicated as discussed herein) of the BCP Revolving Credit Facility;

    - a structuring fee equal to 25 basis points of the aggregate amount of the BCP Revolving Credit Facility for an amount of up to $40.0 million, 37.5 basis points of the amount syndicated over $40 million and up to $50 million, in each case, payable on the Closing Date and 50 basis points of the aggregate amount in excess of $50 million, payable when syndicated;

    - an up front fee equal to 75 basis points of the aggregate amount of the BCP Revolving Credit Facility of the sum of $40.0 million, plus any excess over $40.0 million that has been syndicated, if any, by the Closing Date, plus 75 basis points of the excess amount syndicated after the Closing Date, if any, payable when syndicated;

    - an agency fee of $30,000 payable on the Closing Date and on each anniversary thereof;

    - performance and payment bond fees equal, in each case, to 150 basis points of such amounts issued, annually; and

    - Letter of Credit fees equal to 25 basis points at issuance each quarter, 25 basis points upon the negotiation of the applicable shipping documents and 150 basis points at acceptance.

    The BCP Revolving Credit Facility will contain standard covenants concerning among other things, (i) the incurrence of additional indebtedness other than permitted indebtedness by Doe Run Peru, (ii) the entrance by Doe Run Peru into certain transactions with affiliates and (iii) the maintenance by Doe Run Peru of certain financial measures including EBITDA, interest coverage and debt service leverage with affiliates, and negative pledges on the principal assets and the quota shares of Doe Run Peru in excess of 66.67% of the outstanding quota shares. Furthermore, the BCP Revolving Credit Facility will contain covenants which will significantly restrict Doe Run Peru's ability to make distributions to Doe Run in excess of an annual $4 million management fee.

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                  DESCRIPTION OF EQUITY INVESTMENT, CORPORATE
                GOVERNANCE AND OTHER RELATED PARTY TRANSACTIONS

THE RENCO INVESTMENT

    On the Closing Date, Renco, as a condition to the closing of the New Senior Credit Facility, will purchase $20 million of the Series A Preferred Stock. The Series A Preferred Stock will accrue dividends at a rate of 12.5% per annum, but such dividends will be paid in kind until (x) the Warrants have expired or have been repurchased and (y) no amounts are outstanding under the New Senior Credit Facility. The Series A Preferred Stock will rank senior to all other classes of capital stock of Doe Run for purposes of liquidation preference and dividends and will be redeemable, at the option of Renco, at any time after the date which is six months after the maturity date of the Exchange Notes.

DOE RUN CORPORATE GOVERNANCE

    INVESTOR RIGHTS AGREEMENT

    Pursuant to the Investor Rights Agreement to be executed at the Closing, at any time when the New Senior Credit Facility and Warrants are outstanding, Doe Run's Board of Directors will consist of three individuals, of whom:

    - two will be selected by the stockholders of Doe Run (Mr. Rennert may be one of the directors) and

    - one, the Independent Director, will be nominated by the holders of (a) a majority in principal amount of the New Senior Credit Facility then outstanding or (b) if the New Senior Credit Facility is no longer outstanding, a majority of shares issuable upon exercise of all the Warrants, and Doe Run's stockholders shall elect such individual.

    Pursuant to the Investor Rights Agreement, Doe Run may not take, nor permit any of its subsidiaries to take, certain actions without the approval of the Independent Director. These actions include:

    - filing a voluntary bankruptcy petition;

    - merging or consolidating with another entity;

    - issuing capital stock or securities convertible into capital stock;

    - making certain changes to its charter documents; or

    - incurring certain levels of indebtedness.

    SPECIAL DIRECTOR

    In the event that:

    - Doe Run defaults on its payment obligations under the New Senior Credit Facility or Warrants (including the failure to pay the repurchase price in full pursuant to the Warrants Put on or prior to the third anniversary of the exercise thereof;

    - Doe Run is the subject of certain insolvency proceedings; or

    - Renco defaults in its commitment to provide standby credit to Doe Run under the Renco Credit Support Agreement (as described under "Congress/CIT Credit Facility");

then the Required Lenders or Majority Holders, as the case may be, will have the right to elect a special director (the "Special Director") who will be entitled to cast a majority of the votes at all

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meetings of directors. Doe Run will take any of the following actions if approved by the Special Director:

    - sell all of the capital stock of Doe Run or of any of its subsidiaries;

    - merge or consolidate Doe Run or any of its subsidiaries with another entity; and

    - sell off any or all of the assets of Doe Run or any of its subsidiaries and apply the proceeds of such sale to cure the payment default which caused the appointment of the Special Director.

RENCO MANAGEMENT COMPENSATION; OTHER REIMBURSEMENTS

    Pursuant to the Management Agreement between Renco and Doe Run, Doe Run is obligated to pay Renco a management fee equal to $2.4 million per fiscal year. Pursuant to the terms of the New Senior Credit Facility, until such time as Doe Run's obligations under the New Senior Credit Facility have been satisfied and the Warrants are no longer outstanding, Doe Run's ability to pay Renco management fees in any fiscal year will be limited to (a) $100,000 per month and
(b) if (x) Consolidated Domestic EBITDA (as measured pursuant to the terms of the New Senior Credit Facility) in such fiscal year of Doe Run exceeds
$30.0 million and (y) the aggregate amount of cash distributed by Doe Run Peru to Doe Run during such fiscal year exceeds $12.0 million, an additional amount, not to exceed $1.2 million, equal to the excess, if any, of the aggregate amount of cash distributed by Doe Run Peru to Doe Run in such fiscal year over $12.0 million. Pursuant to the terms of the Indenture, until such time as Doe Run's obligations under the Exchange Notes have been satisfied, Doe Run's ability to pay Renco management fees in any fiscal year will be limited to
(a) $100,000 per month and (b) if (x) Consolidated EBITDA (as measured pursuant to the terms of the Indenture) less EBITDA generated by Doe Run Peru in such fiscal year of Doe Run exceeds $35.0 million or (y) the shares, or substantially all the assets, of Doe Run Peru have been sold in an arms length transaction to an unaffiliated third party in such fiscal year or a prior fiscal year, an additional $1.2 million.

    To obtain advantages of volume, Renco purchases certain insurance coverages for its subsidiaries including Doe Run. These subsidiaries reimburse Doe Run for the cost of such insurance. The total insurance cost so reimbursed in fiscal 2001 was approximately $5.3 million, of which Doe Run financed $900,000 directly with insurance premium finance companies. Renco may continue to purchase on behalf of, and be reimbursed by Doe Run for, the cost of such insurance, provided, however, that (x) the cost of such insurance shall be no greater than that which could be obtained by Doe Run pursuant to an arms length transaction with an unaffiliated third party and (y) all such reimbursements shall be otherwise subject to the terms and provisions of the New Senior Credit Facility.

TAX SHARING ARRANGEMENTS

    At the Closing Date, Doe Run will enter into a Tax Sharing Agreement with Renco which will supercede any and all prior such agreements and, pursuant to which, Doe Run will agree to make distributions to Renco in an amount equal to the net income tax liability (exclusive of any such liabilities actually paid by Doe Run) of Doe Run assuming Doe Run were a "C" corporation income tax purposes. Distributions made while the New Senior Credit Facility or Warrants or Exchange Notes, are outstanding will be limited to liabilities generated subsequent to the Closing Date without any benefit or expense for items created by or occurring prior to the Closing Date and will be otherwise subject to any restriction on the payment of such tax distributions contained therein.

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                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

    The following discussion is a summary of certain federal income tax consequences of the Exchange Offer and the Cash Offer to the Holders, but does not purport to be a comprehensive description of all of the tax considerations relevant to the Exchange Offer and the Cash Offer. The following discussion deals only with Holders that are:

    - citizens or residents of the United States or any State thereof,

    - corporations (or other entities that are treated as corporations for U.S. federal tax purposes) created or organized in or under the laws of the United States or any State thereof (including the District of Columbia),

    - estates the income of which is subject to U.S. federal income taxation regardless of its source, or

    - trusts if a court within the United States is able to exercise primary supervision over their administration and one or more United States persons is able to control all their substantial decisions.

    An individual may, subject to certain exceptions, be deemed to be a resident of the United States by reason of being present in the United States for at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year (counting for such purposes all of the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year).

    If a partnership (including for this purpose any entity treated as a partnership for U.S. federal tax purposes) is a beneficial owner of the Old Notes and the Exchange Notes, the treatment of a partner in the partnership will generally depend upon the status of the partner and upon the activities of the partnership. A Holder that is a partnership and partners in such a partnership should consult their tax advisors about the U.S. federal income tax consequences of the Exchange Offer and the Cash Offer.

    This summary is based on interpretations of the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury regulations issued thereunder, and rulings and decisions currently in effect (or in some cases proposed), all of which are subject to change. Any such change may be applied retroactively and may adversely affect the federal income tax consequences described herein. Due to the lack of definitive judicial or administrative authority in a number of areas, substantial uncertainty may exist with respect to some of the tax consequences described below. No rulings have been or will be requested or received from the Internal Revenue Service ("IRS") with respect to any of the matters discussed herein. No tax opinions have been or will be requested or received from Doe Run's tax advisors with respect to any of the matters discussed herein.

    This summary deals only with Holders that hold the Old Notes as capital assets, and not as part of a "straddle" or a "conversion transaction" for federal income tax purposes, or otherwise as part of an integrated transaction. This summary does not discuss all of the tax consequences that may be relevant to particular classes of Holders that are subject to special treatment under the federal income tax laws (such as banks, tax-exempt entities, Subchapter S corporations, insurance companies, retirement plans, regulated investment companies, securities dealers, and investors whose functional currency is not the U.S. dollar). Consequently, such Holders may be subject to special rules not discussed below.

    THE FEDERAL INCOME TAX CONSEQUENCES OF THE EXCHANGE OFFER AND THE CASH OFFER ARE COMPLEX. ALL HOLDERS SHOULD CONSULT WITH THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE EXCHANGE OFFER AND THE CASH OFFER AND THE OWNERSHIP AND DISPOSITION OF THE OLD NOTES AND THE EXCHANGE NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND OF ANY CHANGE IN APPLICABLE TAX LAWS.

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THE EXCHANGE OFFER

    The exchange of the Old Notes for Exchange Notes should qualify as a reorganization within the meaning of Section 368(a)(1)(E) of the Code. The U.S. federal income tax consequences of the exchange of the Old Notes for the Exchange Notes and the Accrued Interest Payment depends in part on whether both the Old Notes and the Exchange Notes constitute "securities" for purposes of sections 354 and 356 of the Code (i.e., "tax securities"). The Code and the Treasury regulations thereunder do not provide any guidance on whether debt instruments, such as the Old Notes and the Exchange Notes, qualify as tax securities. In general, whether a debt instrument is classified as a tax security depends on an overall evaluation of the nature and terms of the debt instrument at the time it is issued. Debt instruments with a weighted average maturity of five years or less generally have not qualified as tax securities, whereas debt instruments with a weighted average maturity of ten years or more generally have qualified as tax securities. The Old Notes and the Exchange Notes have terms in excess of five years, but less than ten years, and other features consistent with tax securities.

    Although it is not free from doubt, Doe Run intends to take the position that the Old Notes and the Exchange Notes qualify as tax securities. If so treated, a Holder should not recognize gain or loss on the exchange, except to the extent the "principal amount" of the Exchange Notes (less any such amount allocable to accrued interest or original issue discount ("OID") that the Holder has not previously included in taxable income, after taking into account the Accrued Interest Payment) exceeds the "principal amount" of the Old Notes. There is some uncertainty with respect to the meaning of "principal amount" as used in Sections 354 and 356 of the Code. If "principal amount" means the stated principal amount of the Old Notes and the Exchange Notes, then Holders should not recognize any gain on the exchange because the stated principal amount of the Exchange Notes will be less than the stated principal amount of the Old Notes exchanged therefor. In addition, in this case, the Holder's tax basis in the Exchange Notes received (and which is not allocable to accrued but unpaid interest or OID) will equal the Holder's adjusted tax basis in the Old Notes surrendered, and the Holder's holding period in such Exchange Notes will include its holding period for the Old Notes surrendered.

    However, it is possible that the meaning of "principal amount" with respect to the Old Notes is their "adjusted issue price" and, with respect to the Exchange Notes, their "issue price." The adjusted issue price of the Old Notes would be equal to their original issue price, increased by any OID previously includible in the income of the Holders, minus any payments to the Holders in respect of such accrued OID. There is some uncertainty with respect to the issue price of the Exchange Notes, depending upon whether they (or the Old Notes) are treated as publicly traded. The Treasury regulations provide that property is treated as publicly traded if, among other things, it appears on a system of general circulation (including a computer listing disseminated to subscribing brokers, dealers, or traders) that provides a reasonable basis to determine fair market value by disseminating either recent price quotations of one or more identified brokers, dealers or traders, or actual prices of recent sales transactions. Alternatively, a debt instrument may be treated as publicly traded if price quotations are readily available from dealers, brokers or traders, unless one of the safe harbors provided under the Treasury regulations apply to the debt instrument, in which case it may not be treated as publicly traded property. Doe Run intends to treat the Old Notes as publicly traded. There is no assurance, however, that the IRS would agree with our position.

    If the Old Notes (or the Exchange Notes) are publicly traded, the issue price of the Exchange Notes would be equal to the fair market value (i.e., the trading price) of the Exchange Notes or the Old Notes as of the Closing Date. In this case, if the fair market value of the Exchange Notes or the Old Notes exchanged therefor is greater than the adjusted issue price of the Old Notes surrendered, a Holder would be treated as receiving boot on the exchange to the extent of such excess. However, Doe Run believes that this possibility is remote. If neither the Old Notes nor the Exchange Notes are treated as publicly traded, the issue price of the Exchange Notes would be equal to their stated principal amount.

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    If the Old Notes or the Exchange Notes are not treated as tax securities, then a Holder should recognize capital gain or loss equal to the difference between the issue price of the Exchange Notes received in the exchange which is not allocable to accrued but unpaid interest or OID (determined as described above), and the Holder's tax basis in the Old Notes surrendered. The Holder's tax basis in such Exchange Notes received will be equal to the issue price of such Exchange Notes, and the Holder's holding period in such Exchange Notes will begin on the day after the Closing Date. Holders are urged to consult their tax advisors regarding the classification of the debt instruments involved in the Exchange Offer as tax securities and the resulting tax consequences if the Old Notes or the Exchange Notes are not treated as tax securities. The balance of this discussion generally assumes that the Old Notes and the Exchange Notes qualify as tax securities.

ACCRUED BUT UNTAXED INTEREST AND OID

    Under section 354(a)(2)(B) of the Code, to the extent that the Exchange Notes or the Accrued Interest Payment is treated as exchanged for accrued but unpaid interest or OID on the Old Notes during the period the Holder held such Old Notes, any portion of the Exchange Notes or the Accrued Interest Payment that is attributable to accrued but unpaid interest or OID will be treated as a payment of such accrued but unpaid interest or OID received outside the recapitalization exchange.

    It is unclear whether and/or to what extent the Exchange Notes or the Accrued Interest Payment will be considered to be received in exchange for accrued but unpaid interest or OID on the Old Notes. Doe Run intends to take the position that the Accrued Interest Payment will be allocated to accrued but unpaid interest or OID on the Old Notes, and that the Exchange Notes transferred in the exchange will not be allocable to accrued but unpaid interest or OID on the Old Notes. In accordance with this allocation, Holders will agree to waive their rights to any payments with respect to interest accruing after March 15, 2002. Doe Run intends to report interest and OID in its information filing to the Holders of the Old Notes, if applicable, and to the IRS in a manner consistent with the above allocation and waiver. See "--Original Issue Discount," below.

    If the intended allocation and the waiver are respected, 100% of the Accrued Interest Payment would be treated as paid for accrued but unpaid interest or OID on the Old Notes and no portion of the Exchange Notes being treated as exchanged for accrued but unpaid interest or OID. In such event, none of the amount realized in the exchange would be allocable to post-March 15th interest, Holders would not realize or recognize ordinary income with respect to the waived interest and, to the extent that Holders accrued interest or OID with respect to the Old Notes that has not been received and is not treated as received in the Exchange, Holders would be permitted to recognize a loss. The IRS, however, may take a contrary view, and may challenge Doe Run's intended allocations and contend that some other allocation is required.

    Each Holder of Old Notes should consult its own tax advisor regarding the timing of income recognition and the allocation of Exchange Notes and the Accrued Interest Payment to accrued but unpaid interest or OID, and make its own determination regarding whether any portion of the Exchange Notes received should be treated as received in exchange for accrued but unpaid interest or OID and regarding the timing and tax consequences of such determination.

ORIGINAL ISSUE DISCOUNT

    Doe Run intends to treat the Exchange Notes as issued with OID for U.S. federal income tax purposes. The total amount of such OID will equal the sum of all payments to be received under the Exchange Notes less their issue price, which will be the trading price of the Old Notes or the Exchange Notes on the date of the exchange if either are treated as publicly traded, as discussed above, or will be their stated principal amount if neither the Old Notes nor the Exchange Notes are treated as publicly traded. Holders will be required to include OID in income as it accrues on a constant yield basis,

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without regard to their regular method of accounting and without regard to the timing of actual payments.

    If a Holder's adjusted tax basis in an Exchange Note, immediately after the exchange, exceeds its adjusted issue price, but is equal to or less than the sum of all amounts payable on the Exchange Note after the exchange, the Holder will be considered to have acquired the Exchange Note with an "acquisition premium" in an amount equal to such excess. For these Holders, the Holder's daily portion of OID with respect to the Exchange Note will be reduced by an amount equal to the daily portion multiplied by a fraction, the numerator of which is the amount of such acquisition premium and the denominator of which is the OID remaining for the period from the date the Exchange Note was acquired to its maturity date.

    The information that Doe Run will report to the Holders of the Exchange Notes on an annual basis will not account for an offset against OID for any premium or portion of any acquisition premium. Accordingly, each Holder should consult its tax advisor as to the determination of any premium or acquisition premium amount and the resulting adjustments to the amount of reportable OID.

    In the event that Doe Run's intended allocation of the Accrued Interest Payment entirely to accrued but unpaid interest or OID is not respected, the issue price of the Exchange Notes and the total amount of OID on the Exchange Notes could be other than as described above. Accordingly, each Holder should consult its own tax advisors concerning the effects of the Accrued Interest Payment allocation on the issue price and on OID with respect to the Exchange Notes, and the specific federal, state, local, and foreign tax consequences applicable to it with respect to the Exchange Offer.

MARKET DISCOUNT

    A Holder that acquired an Old Note subsequent to original issuance with more than a de minimis amount of market discount will be subject to the market discount rules of sections 1276 through 1278 of the Code. If the Old Notes and the Exchange Notes qualify as tax securities, any accrued but untaxed market discount with respect to an Old Note should be carried over to Exchange Notes and be treated as accrued market discount on the Exchange Notes. If the Old Notes and the Exchange Notes do not qualify as tax securities, and no election was made to include market discount in income on a current basis, any gain recognized on the exchange will be characterized as ordinary income to the extent of the accrued market discount as of the date of the exchange.

    In addition, if a Holder's adjusted tax basis in an Exchange Note is less than its issue price, the amount of the difference generally will be treated as market discount, unless such difference is less than a de minimis amount ( 1/4 of 1 percent of the stated redemption price at maturity multiplied by the number of complete years to maturity from the date of purchase). The issue price of the Exchange Notes will generally be their fair market value (i.e., the trading price of the Exchange Notes or the Old Notes exchanged therefor) if either are treated as publicly traded on the date of the exchange, or otherwise will generally be their principal amount of the Exchange Notes.

    A Holder will be required to treat any gain recognized on the sale, exchange, redemption, retirement or other disposition of an Exchange Note as ordinary income to the extent of any accrued market discount that has not previously been included in income at the time of such disposition. If a Holder disposes of an Exchange Note, other than in a nonrecognition transaction as provided in sections 1276(c) and 1276(d) of the Code, such Holder must include as ordinary income the accrued market discount as if such Holder had disposed of the Exchange Note at its fair market value. In addition, the Holder may be required to defer, until the maturity of the Exchange Note or its earlier disposition (including a disposition in a nonrecognition transaction as provided under sections 1276(c) or 1276(d) of the Code) the deduction of all or a portion of the interest expense on any indebtedness incurred or continued to purchase or carry such Exchange Note.

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    Market discount accrues ratably ("ratable method") during the period from the date of acquisition to the maturity date of an Exchange Note, unless the Holder elects to accrue market discount on a constant interest method. A Holder may elect to include market discount in income currently as it accrues, under either the ratable or constant interest method. The election to include market discount in income currently, once made, applies to all market discount obligations acquired in or after the first taxable year to which the election applies, and may not be revoked without the consent of the IRS. Special rules and limitations apply to taxpayers who make this election, therefore, Holders should consult with their tax advisors before making this election.

CASH OFFER

    Old Notes that are tendered for cash under the Cash Offer or the Exchange Offer will be treated as sold for federal income tax purposes. Holders that tender Old Notes for cash should recognize the portion of the proceeds that is allocable to accrued but unpaid interest or OID as ordinary income. In addition, a portion of the cash proceeds may be allocable to the Consent Fee, which likely will be treated as ordinary income to the Holder.

    Each Holder that tenders Old Notes for cash will recognize capital gain or loss equal to the difference between the proceeds received under the Cash Offer (except for any amounts allocable to accrued but unpaid interest or OID or market discount, which would be treated as such, as well as any Consent Fee treated as ordinary income) and its adjusted tax basis in the Old Notes tendered under the Cash Offer. Such capital gain or loss will be short-term or long-term depending upon the Holder's holding period for the Old Notes.

HOLDERS THAT DO NOT TENDER THEIR OLD NOTES

    If a Holder of Old Notes elects not to participate in the Exchange Offer or the Cash Offer, the tax consequences to such Holder will be dependent on whether the modifications to the Old Notes described in the Exchange Offer result in a "significant modification" of the Old Notes resulting in the Old Notes being considered materially different in kind or in extent.

    The applicable Treasury regulations provide that a modification of a debt instrument is "significant" if, based on the facts and circumstances, the legal rights or obligations that are altered and the degree to which they are altered are economically significant. Specific rules under the applicable Treasury regulations provide that a change in the priority of a debt instrument relative to other debt is a significant modification if it results in a change in payment expectations. A change in payment expectation occurs if the modification substantially enhances or impairs the debtor's capacity to meet its payment obligations and such capacity to meet the payment obligations was adequate prior to the modification and is speculative after the modification.

    Based on all the facts and circumstances surrounding Doe Run's financial situation at the time of the Exchange Offer, it is anticipated that the modifications to the Old Notes will be considered "economically significant" within the meaning of the general rule of the applicable Treasury regulations. However, this conclusion is not free from doubt and no assurance can be given that the IRS or a court of competent jurisdiction will not take a different or contrary position.

    If the Proposed Amendments to the Old Notes are considered significant modifications, the tax consequences to a Holder would depend upon whether the unmodified Old Notes and the modified Old Notes constitute tax securities. As discussed above under "--The Exchange Offer", in general, whether a debt instrument is classified as a tax security depends on an overall evaluation of the nature and terms of the debt instrument at the time it is issued. Debt instruments with a weighted average maturity of five years or less generally have not qualified as tax securities, whereas debt instruments with a weighted average maturity of ten years or more generally have qualified as tax securities. The unmodified Old Notes originally had terms in excess of five years, but less than ten years, and other

                                       95
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features consistent with tax securities. However, as of the date of the exchange, the maturity of the modified Old Notes will be less than five years. Accordingly, Doe Run believes the modified Old Notes will not constitute tax securities. If either the unmodified or modified Old Notes are not tax securities, the amount of gain or loss would be equal to the difference between
(i) the issue price of the modified Old Notes as of the date of modification, and (ii) the adjusted issue price in the unmodified Old Notes (less any amounts attributable to accrued but unpaid interest or OID). Subject to the treatment of accrued market discount, any such gain or loss should be capital gain or loss, and such capital gain or loss will be long-term capital gain or loss if the Holder held the Old Notes for more than twelve (12) months at the date of the modification. A Holder's aggregate tax basis in the modified Old Notes will be equal to their fair market value as of the date of the modification, and the holding period for the modified Old Notes will begin on the day immediately following the date of modification. The issue price of the modified Old Notes will equal either the adjusted issue price of the unmodified Old Notes if the Old Notes are not treated as publicly traded, or their trading price on the date of the modification if they are treated as publicly traded.

    If the Proposed Amendments to the Old Notes are considered significant modifications and both the modified and unmodified Old Notes constitute tax securities, a Holder that does not tender its Old Notes should not be required to recognize gain as the modifications should not result in the Holder receiving any boot, unless the issue price of the modified Old Notes is greater than the adjusted issue price of the unmodified Old Notes.

    A Holder will recognize ordinary income to the extent of interest payments received. In addition, Holders will be required to include OID in gross income over the remaining life of the modified Old Notes. Finally, Holders that acquired Old Notes with market discount will be subject to the market discount rules as discussed under "--Market Discount", above.

HOLDERS THAT RECEIVE WARRANTS

    Holders that elect to participate in the New Senior Credit Facility will also be issued Warrants to purchase Doe Run common stock. The treatment of the Warrants for U.S. federal income tax purposes is unclear. Doe Run intends to take the position that the Warrants should be treated as debt instruments that are convertible into common stock of Doe Run (or cash equal to the approximate value of the stock) and are issued with OID. The balance of this summary assumes that the Warrants are so treated. Based on this treatment, Holders should include OID with respect to the Warrants in income as it accrues on a constant yield basis. The amount of aggregate OID will be equal to the difference between the Expiration Exercise Price of a Warrant and the issue price of a Warrant. The issue price of a Warrant will be equal to its fair market value at issuance. For information regarding OID in respect of the Warrants, Holders should call Mr. Marv Kaiser, the Chief Financial Officer of Doe Run at 314-453-7130.

    Upon a sale, exchange, or other taxable disposition of a Warrant (including an exercise of the Warrants Put or a call of the Warrants for cash), a Holder should recognize gain or loss in an amount equal to the difference between the amount realized on the disposition and the Holder's adjusted basis in the Warrant. A Holder's adjusted basis in the Warrant generally should be equal to its issue price, increased by any OID in respect of the Warrant previously includible in the income of the Holder. Any such gain or loss should generally be capital gain or loss, and should be long-term capital gain or loss if the Holder owned the Warrant for more than twelve months at the time of the disposition.

    The exercise of a Warrant for common stock of Doe Run should not be a taxable event (except with respect to cash received in lieu of a fractional share). A Holders' tax basis in the common stock received in the exchange should be equal to the Holder's adjusted basis in the Warrant (excluding any basis in the Warrant attributable to a fractional share for which the Holder receives cash). The holding period for the common stock received should include the holding period of the Warrant, except that

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the holding period of any common stock in respect of accrued OID may commence on the day following the exercise date (or on the date the OID accrued). Any cash received in respect of a fractional share should be treated as a payment in exchange for the fractional share and should generally give rise to capital gain equal to the difference between the cash received for the fractional share and the Holder's adjusted basis in the Warrant attributable to the fractional share.

    If at any time Doe Run makes a distribution of property to its shareholders that is taxable to the shareholders as a dividend for federal income tax purposes and the conversion ratio of the Warrants is increased, the increase may be treated as the payment of a taxable dividend to holders of the Warrants.

    Other characterizations and treatments with respect to the Warrants are possible. Holders should consult with their own tax advisors regarding the federal income tax consequences to them of the Warrants.

BACKUP WITHHOLDING AND INFORMATION REPORTING

    A backup withholding tax and certain information reporting requirements may apply to payments of principal, premium and interest (including any OID) made to, and the proceeds of disposition of an Old Note or an Exchange Note by, a Holder. Backup withholding will apply only if:

    - the Holder fails to furnish its Taxpayer Identification Number ("TIN") to the payor in the manner required;

    - the IRS notifies the payor that the Holder has furnished an incorrect TIN;

    - the IRS notifies the payor that the Holder has failed to report properly payments of interest and dividends; or

    - under certain circumstances, the Holder fails to certify, under penalty of perjury, that it has both furnished a correct TIN and not been notified by the IRS that it is subject to backup withholding for failure to report interest and dividend payments.

    Backup withholding will not apply with respect to payments made to certain exempt recipients, such as corporations and financial institutions. Holders should consult their tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining such an exemption.

    Backup withholding tax is not an additional tax. The amount of any backup withholding from a payment to a Holder will be allowed as a credit against the Holder's federal income tax liability and may entitle the Holder to a refund, PROVIDED that the required information is furnished to the IRS. Reports will be made to the IRS and to Holders that are not excepted from the reporting requirements.

TAXATION OF NON-U.S. HOLDERS

    The following discussion is limited to the U.S. federal income and estate tax consequences to a Holder of an Old Note or an Exchange Note that is a beneficial owner of an Old Note or an Exchange Note and that is an individual, corporation, estate or trust other than a U.S. Holder (a "Non-U.S. Holder"). For purposes of the discussion below, interest (including OID, if any, on the Exchange Notes) and gain on the sale, exchange or other disposition of Old Notes or Exchange Notes will be considered to be "U.S. trade or business income" if such income or gain is: (1) effectively connected with the conduct of a U.S. trade or business, or (2) in the case of a treaty resident, attributable to a U.S. permanent establishment (or, in the case of an individual, a fixed base) in the United States.

INTEREST

    Generally, interest (including OID, if any, on the Exchange Notes) paid to a Non-U.S. Holder of notes will not be subject to United States federal income or withholding tax if such interest is not U.S. trade or business income and is "portfolio interest." Generally, interest on the notes will qualify as portfolio interest if the Non-U.S. Holder:

    - is not a bank receiving interest on the extension of credit made pursuant to a loan agreement made in the ordinary course of its trade or business; and

    - certifies, under penalties of perjury, that such Holder is not a United States person and provides such Holder's name and address.

    The gross amount of payments of interest that do not qualify for the portfolio interest exception and that are not U.S. trade or business income will be subject to U.S. withholding tax at a rate of 30% unless a treaty applies to reduce or eliminate withholding. U.S. trade or business income will be taxed at regular graduated U.S. rates rather than the 30% gross rate. In the case of a Non-U.S. Holder that is a corporation, such U.S. trade or business income also may be subject to the branch profits tax. To claim an exemption from withholding in the case of U.S. trade or business income, or to claim the benefits of a treaty, a Non-U.S. Holder must provide a properly executed Form W-8ECI (in the case of U.S. trade or business income) or Form W-8BEN (in the case of a treaty), or any successor form, as applicable, prior to the payment of interest. These forms must be periodically updated. A Non-U.S. Holder who is claiming the benefits of a treaty may be required, in certain instances, to obtain a U.S. taxpayer identification number and to provide certain documentary evidence issued by foreign governmental authorities to prove residence in the foreign country. Also, special procedures are provided under applicable regulations for payments through qualified intermediaries.

SALE, EXCHANGE OR REDEMPTION OF EXCHANGE NOTES

    Except as described below and subject to the discussion concerning backup withholding, any gain realized by a Non-U.S. Holder on the sale, exchange or redemption of Exchange Notes generally will not be subject to U.S. federal income tax, unless:

    - such gain is U.S. trade or business income;

    - subject to certain exceptions, the Non-U.S. Holder is an individual who holds the notes as a capital asset and is present in the United States for 183 days or more in the taxable year of the disposition; or

    - the Non-U.S. Holder is subject to tax pursuant to the provisions of U.S. tax law applicable to certain U.S. expatriates.

FEDERAL ESTATE TAX

    Exchange Notes held (or treated as held) by an individual who is a Non-U.S. Holder at the time of his death will not be subject to U.S. federal estate tax, PROVIDED that the individual does not actually or constructively own 10% or more of the total voting power of our voting stock and income on the Exchange Notes was not U.S. trade or business income.

INFORMATION REPORTING AND BACKUP WITHHOLDING

    Doe Run must report annually to the IRS and to each Non-U.S. Holder any interest (including OID, if any, on the Exchange Notes) that is paid to the Non-U.S. Holder. Copies of these information returns also may be made available under the provisions of a specific treaty or other agreement to the tax authorities of the country in which the Non-U.S. Holder resides.

    Treasury regulations provide that the backup withholding tax and certain information reporting will not apply to such payments of interest with respect to which either the requisite certification, as described above, has been received or an exemption otherwise has been established.

    The payment of the proceeds from the disposition of the Exchange Notes to or through the United States office of any broker, U.S. or foreign, will be subject to information reporting and possible backup withholding unless the owner certifies as to its non-U.S. status under penalties of perjury or otherwise establishes an exemption. The payment of the proceeds from the disposition of the Exchange Notes to or through a non-U.S. office of a non-U.S. broker will not be subject to information reporting or backup withholding unless the non-U.S. broker has certain types of relationships with the United States (a "U.S. related person"). In the case of the payment of the proceeds from the disposition of the Exchange Notes to or through a non-U.S. office of a broker that is either a U.S. person or a U.S. related person, the treasury regulations require information reporting (but not back-up withholding) on the payment unless the broker has documentary evidence in its files that the owner is a Non-U.S. Holder and the broker has no knowledge to the contrary.

    Backup withholding is not an additional tax. Any amounts withheld under the back withholding rules may be refunded or credited against the Non-U.S. Holder's United States federal income tax liability, PROVIDED that the required information is provided to the IRS.

    All certifications described above under the heading "Taxation of Non-U.S. Holders" are subject to special rules with respect to reliance standards, under which certifications provided by Holders may not be relied on under certain circumstances (for example, if Doe Run, our paying agent or the broker had actual knowledge or reason to know that the certification is false).

                                    ADVISORS

FINANCIAL ADVISOR AND INFORMATION AGENT

    Doe Run has retained Jefferies & Company, Inc. ("Jefferies") as its financial advisor and MacKenzie Partners, Inc. as its information agent in connection with the Offers. Doe Run has agreed to pay Jefferies a monthly retainer equal to $100,000 for three months (the "Monthly Retainers") and a success fee (the "Success Fee") equal to the lesser of (a) $1 million or
(b) the sum of (x) .5% of the aggregate principal amount of Senior Notes and Floaters restructured pursuant to the Offers plus (y) 1.0% of the aggregate principal amount of Senior Secured Notes restructured pursuant to the Offers; PROVIDED, HOWEVER, that the foregoing Success Fee shall not be payable on account of up to $100 million aggregate principal amount of Senior Notes and Floaters held by Regiment which are tendered for participation in, and restructured pursuant to, the Offers. The Monthly Retainers shall be credited against the Success Fee. Doe Run has also agreed to reimburse Jefferies for its reasonable out of pocket expenses incurred in connection with its engagement as Doe Run's financial advisor.

LEGAL MATTERS

    The validity of the Exchange Notes offered hereby and certain other legal matters regarding the Exchange Notes, the offers and the transactions will be passed upon for Doe Run by Cadwalader, Wickersham & Taft, New York, New York, counsel to Doe Run.

INDEPENDENT ACCOUNTANTS

    The consolidated financial statements and notes thereto of Doe Run as of October 31, 2001 incorporated by reference in this Exchange Offer, Cash Offer, Consent Solicitation and Senior Loan Participation, have been audited by KPMG LLP, independent auditors, as stated in their reports with respect thereto.

                                                                        APPENDIX

                             FINANCIAL PROJECTIONS

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

    This Exchange Offer, Cash Offer, Consent Solicitation and Senior Loan Participation (including the Projections provided below) includes forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact included in this Exchange Offer, Cash Offer, Consent Solicitation and Senior Loan Participation (including the Projections provided below), including, without limitation, statements regarding financial position, budgets and plans and objectives for future operations are forward-looking statements. Although Doe Run believes that the expectations reflected in such forward-looking statements are reasonable, Doe Run can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from Doe Run's expectations ("Cautionary Statements") are disclosed in the section captioned "Risk Factors" and elsewhere in this Exchange Offer, Cash Offer, Consent Solicitation and Senior Loan Participation. All subsequent written and oral forward-looking statements attributable to Doe Run or any person acting on its behalf are expressly qualified in their entirety by the Cautionary Statements.

RESPONSIBILITY FOR AND PURPOSE OF THE PROJECTIONS

    In connection with the development of the Offers, management has, through the development of the financial projections, contained herein (the "Projections"), analyzed the effect of the consummation of the Offers and the related transactions on Doe Run's liquidity and financial condition and future prospects. References herein to the "Restructured Doe Run" refer to the financial condition of Doe Run after giving effect to the consummation of the Transactions. These Projections were also prepared to assist the Holders in their evaluation of the Offers.

    The accompanying Projections should be read in conjunction with the assumptions, qualifications and footnotes to tables containing the Projections set forth herein, the historical consolidated financial information (including the notes and schedules thereto) and the other information set forth in Doe Run's Annual Report on Form 10-K for the fiscal year ended October 31, 2001, and Doe Run's Quarterly Report on Form 10-Q for the quarter ended January 31, 2002, and pro forma historical consolidated financial information contained in the Exchange Offer, Cash Offer, Consent Solicitation and Senior Loan Participation. The Projections were prepared in good faith based upon assumptions believed to be reasonable and applied in a manner consistent with past practice. Most of the assumptions about the operations of the business after the assumed Closing Date which are utilized in the Projections are based, in part, on economic, competitive, and general business conditions prevailing at the time they were prepared. While such conditions have not materially changed as of the date of this Exchange Offer, Cash Offer, Consent Solicitation and Senior Loan Participation in future changes in these conditions may materially impact the ability of Doe Run to achieve the Projections.

    The Projections were not prepared with a view towards complying with the guidelines for prospective financial statements published by the American Institute of Certified Public Accountants. Doe Run's independent auditors have neither compiled nor examined the accompanying prospective financial information to determine the reasonableness thereof and, accordingly, have not expressed an opinion or any other form of assurance with respect thereto.

    Doe Run does not as a matter of course make public projections as to future sales, earnings, or other results. In the view of Doe Run's management, the accompanying prospective financial information was prepared on a reasonable basis, reflects the best currently available estimates and judgments, and presents, to the best of management's knowledge and belief, the expected course of action and the expected future financial performance of Doe Run. However, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this Exchange Offer, Cash Offer, Consent Solicitation and Senior Loan Participation are cautioned not to place undue reliance on the prospective financial information. Accordingly, Doe Run does not intend, and disclaims any obligation, to
(a) furnish updated Projections to Holders prior to the Closing Date or to new holders of Securities of Doe Run or any other party after the Effective Date,
(b) include such updated information in any documents that may be required to be filed with the Securities and Exchange Commission, or (c) otherwise make such updated information publicly available.

SUMMARY OF SIGNIFICANT ASSUMPTIONS

    The Company has developed the Projections (summarized below) to assist Holders in their evaluation of the Offers and to analyze their feasibility. The projections are based upon a number of significant assumptions described below. Actual operating results and values may and will vary from those projected.

    FISCAL YEARS

    The Doe Run's fiscal year ends on October 31 of the same calendar year. Any reference to "Fiscal" immediately followed by a specific year means the period ending on October 31 of such year. For example, Fiscal 2001 means the last twelve months ended October 31, 2001.

    THE TRANSACTIONS

    The projections give effect to the Transactions as follows:

    - the receipt of $35.7 million from the Initial Senior Loan and the issuance of the Warrants to the Participants exercisable for 20% of the fully-diluted common stock of Doe Run, at an initial aggregate exercise price of $2.0 million;

    - the issuance of $20.0 million of redeemable Preferred Stock to Renco pursuant to the Renco Investment;

    - the exchange of $112.6 million aggregate principal amount of the Exchange Notes for $164.0 million of the aggregate principal amount of Old Notes;

    - the distribution of $44.0 million to the Holders tendering Old Notes in an aggregate principal amount of $125.7 million in the Cash Offer, at an assumed price of $350 per $1,000 face amount of Old Notes tendered;

    - either exchange or tender of 95% of the outstanding aggregate principal amount of Old Notes; and

    - the payment of accrued but unpaid interest and penalty through March 15, 2002 on the Old Notes either exchanged for Exchange Notes or remaining outstanding

    The Projections also give effect to another event related to the Transactions. In 1998, Doe Run used $125.0 million of the proceeds from the sale of the Senior Notes and Floaters to make the Special Term Deposit with BCOL. BCOL then loaned an amount equal to the Special Term Deposit to Doe Run Peru in the form of the Note Payable to Foreign Bank. Concurrently with the closing of the new BCP Revolving Credit Facility, Doe Run will apply the Special Term Deposit towards the repayment of the Note Payable to Foreign Bank, and, in return, Doe Run Peru will deliver an intercompany promissory note to Doe Run in an equivalent amount. This Intercompany Note will not bear interest and will be pledged by Doe Run as collateral to secure Doe Run's obligations under the New Senior Credit Facility and also as collateral to secure Doe Run's obligations under the Exchange Notes.

    TERMS AND CONSUMMATION

    The Projections assume a Closing Date of June 30, 2002. If consummation of the Offers does not occur on or before June 30, 2002, there is no guarantee that, among other things, Doe Run's liquidity will be adequate to meet Doe Run's obligations. A material reduction in Doe Run's liquidity could impact Doe Run's ability to achieve the projected results.

    ACCOUNTING TREATMENT.

    The Projections have been prepared using the basic principles of Statement of Financial Accounting Standard No. 15--Accounting by Debtors and Creditors for Troubled Debt Restructurings for periods after June 30, 2002 (Statement
No. 15). A restructuring of debt constitutes a troubled debt restructuring for purposes of Statement No. 15 if a creditor, for economic or legal reasons related to the debtor's financial difficulties grants a concession to the debtor that it would not otherwise consider. Under Statement No. 15, a debtor may not change the carrying amount of the payable at the time of restructuring unless the total future cash payments, including interest, specified by the new terms are less than the carrying amount of the payable at the time of restructuring. If the total future cash payments specified by the new terms are less than the carrying amount of the restructured payable, then the carrying amount is reduced to that amount and a gain on restructuring is recognized. The premise of Statement No. 15 is that the creditor is interested in protecting its unrecovered investment and, if possible, earning a return. To the extent the total future cash payments under the restructured terms are less than the carrying amount of that investment, the creditor will be sacrificing its return (i.e. interest) in order to recover what it can of its original investment.

    Under the terms of the Initial Senior Loan and the Exchange Notes, total expected future payments will be less than the carrying amount of the Old Notes after deducting the cash paid to holders of the Old Notes in the Cash Offer. As a result, the Company is required to record the Initial Senior Loan and the Exchange Notes on its balance sheet at a carrying amount equal to the total expected future cash payments, including stated and contingent interest, required by their terms. STATEMENT NO. 15 RESULTS IN THE CARRYING AMOUNT OF THE EXCHANGE NOTES AND INITIAL SENIOR LOAN ON DOE RUN'S BALANCE SHEET EXCEEDING THE FACE AMOUNT OF SUCH INDEBTEDNESS BY $106.9 MILLION ON THE CLOSING DATE. The future effect of this accounting treatment is that the Company will not recognize interest expense related to the Initial Senior Loan and the Exchange Notes during their term, because the interest payments will be reflected in the carrying amount of the Initial Senior Loan and the Exchange Notes, which RESULTS IN FINANCIAL STATEMENT INTEREST EXPENSE BEING SUBSTANTIALLY LESS THAN THE INTEREST DUE ON SUCH OBLIGATION DURING FUTURE PERIODS. See "Historical Pro Forma Financial Information--Accounting Treatment". All cash payments, both interest and principal, under the terms shall be accounted for as reductions of their carrying amounts. In addition, instead of being amortized over the term of the related debt, all expenses of the restructuring must reduce the gain on restructuring. Any contingent amounts payable are assumed payable in the application of Statement No. 15. As a result, a gain may result in future periods if contingent amounts payable are not required.

    REVENUES

    Revenues are modeled separately for each business unit. Continuation of the current weak economic conditions in the commodities markets is forecast for the 2002 and 2003 periods. The following assumptions for commodities pricing were used for revenue Projections:

                                                                                            PROJECTED
                                      ACTUAL AVERAGE PRICE FOR THREE MONTHS ENDED   -------------------------
                                                   JANUARY 31, 2002                 FISCAL 2002   FISCAL 2003
                                      -------------------------------------------   -----------   -----------
Lead ($/lb.)........................                     0.2213                       0.2232        0.2250
Zinc ($/lb.)........................                     0.3481                       0.3619        0.3500
Copper ($/lb.)......................                     0.6602                       0.7051        0.7000
Silver ($/troy ounce)...............                     4.1933                       4.4808        4.5000
Gold ($/troy ounce).................                     276.75                       293.62        270.00

    GROSS MARGIN

    Consolidated gross margins are projected at 11.3% of net sales in 2002 and 11.5% in 2003. Improvement in gross margin is primarily driven by continued operating improvements and cost-cutting initiatives, the full year effect of cost-cutting initiatives implemented in fiscal 2001 and the slight projected improvement in lead pricing from $0.2213 per pound to $0.2250 per pound.

    SELLING, GENERAL AND ADMINISTRATIVE

    Selling, general and administrative expenses have been forecasted consistent with the cost structure currently in place, which approximates 4% of sales.

    EXPLORATION EXPENSES

    Exploration expenses are forecasted at 0.2% of sales in 2002 and 0.3% in 2003, below historical averages.

    INCOME TAXES

    The tax expense reflects the provision for Doe Run's Peruvian subsidiaries. As a result of Doe Run's qualified subchapter S subsidiary tax status in the U.S., Doe Run is not generally subject to federal and most state income taxes. Doe Run's income is recognized as taxable income on Renco's tax return. Pursuant to a tax sharing agreement to be entered into between Doe Run and Renco on the Closing Date, Doe Run will pay certain tax distributions to Renco based upon the income tax it would have had to pay had it been a C Corporation. It is anticipated that no such tax distributions will be paid during any of the periods for which forecasts are provided herein. Distributions made while the New Senior Credit Facility or Warrants or Exchange Notes are outstanding will be limited to liabilities generated subsequent to the Closing Date without any benefit or expense for items created by or occurring prior to the Closing Date. See "Description of Equity Investment, Corporate Governance and Other Related Party Transactions--Tax Sharing Arrangements."

    CAPITAL EXPENDITURES

    Capital expenditures consist primarily of investments in environmental and operational improvements to support ongoing operations. The Projections assume a level of capital expenditures that, consistent with management's business plan, can be supported by the capital structure and forecasted operating results of the Restructured Doe Run.

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    INTEREST EXPENSE

    Interest expense reflects interest on the Congress/CIT Credit Facility, BCP Revolving Credit Facility, the outstanding Old Notes and other debt. Note that due to the application of Financial Accounting Standard No. 15 (see ACCOUNTING TREATMENT above), Doe Run's interest accruing on the Exchange Notes and Initial Senior Loan shall substantially exceed the interest expense projected to be reflected in Doe Run's financial statements.

    EBITDA

    EBITDA is defined, for purposes of the Projections, as earnings before interest expense, income taxes, depreciation, depletion, and amortization. Doe Run has included EBITDA in the Projections because such data is commonly used by investors to measure a company's ability to service debt. EBITDA is not, and should not be used as, an alternative to operating income, net income or cash flow as reflected in Doe Run's consolidated financial statements incorporated by reference herein and/or as included in the Projections. EBITDA is not a measure of financial performance under generally accepted accounting principles and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles.

    WORKING CAPITAL

    Components of working capital are projected primarily on the basis of historic patterns applied to projected levels of operation.

    BASIS FOR PROJECTIONS PRIOR TO JUNE 30, 2002

    The Projections reflect actual results of operations for periods through January 31, 2002, preliminary results of operations for February and March 2002 and management's estimates of operational results thereafter. Working capital and other balance sheet assumptions are consistent with those outlined above.

FINANCIAL PROJECTIONS

    The financial Projections prepared by management are summarized in the following tables. Specifically, the attached tables include:

        A. The Doe Run Resources Corporation and Subsidiaries Projected Consolidated Balance Sheet as of June 30, 2002 Reflecting Restructuring Adjustments;

        B. The Doe Run Resources Corporation and Subsidiaries Projected Consolidated Balance Sheet as of October 31, 2002 and October 31, 2003;

        C. The Doe Run Resources Corporation and Subsidiaries Projected Consolidated Statements of Operations for the Fiscal Years Ending October 31, 2002 and October 31, 2003; and

        D. The Doe Run Resources Corporation and Subsidiaries Projected Consolidated Statement of Cash Flows for the Fiscal Years Ending October 31, 2002 and October 31, 2003.

Captions in the attached Projections do not correspond exactly to Doe Run's historical external reporting; some captions have been combined for presentation purposes.

               THE DOE RUN RESOURCES CORPORATION AND SUBSIDIARIES

            PROJECTED CONSOLIDATED BALANCE SHEET AS OF JUNE 30, 2002

                      REFLECTING RESTRUCTURING ADJUSTMENTS
                             (DOLLARS IN THOUSANDS)

                                                                                                PRO FORMA
                                          PROJECTED AT    ADJUSTMENTS FOR     FAS NO. 15     BALANCE SHEET AT
                                         JUNE 30, 2002    THE TRANSACTION   ADJUSTMENTS(8)    JUNE 30, 2002
                                         --------------   ---------------   --------------   ----------------
ASSETS
Current assets:........................
  Cash.................................     $  1,432         $      --        $      --          $  1,432
  Trade accounts receivable, net.......       59,008                --               --            59,008
  Inventories..........................      124,477                --               --           124,477
  Prepaid expenses and other current
    assets.............................       16,558            (1,065)(2)         (620)           14,873
                                            --------         ---------        ---------          --------
    Total current assets...............      201,475            (1,065)            (620)          199,790
Property, plant and equipment, net.....      259,894                                              259,894
Special term deposit...................      125,000          (125,000)(3)           --                --
Other noncurrent assets, net...........        4,381               254 (2)       (1,930)            2,705
                                            --------         ---------        ---------          --------
    Total assets.......................     $590,750         $(125,811)       $  (2,550)         $462,389
                                            ========         =========        =========          ========
LIABILITIES AND SHAREHOLDER'S DEFICIT
Current liabilities:
  Current maturities of long term
    debt(1)............................      110,390          (101,337)(3)        4,191            13,244
  Accounts payable.....................       59,213                --               --            59,213
  Accrued liabilities..................       69,360           (20,620)(4)           --            48,740
                                            --------         ---------        ---------          --------
    Total current liabilities..........      238,963          (121,957)           4,191           121,197

Long-term debt, less currrent
  maturities(1)........................      375,994          (159,698)(3)      103,152           319,448
Other noncurrent liabilities...........       62,033               371 (5)           --            62,404
                                            --------         ---------        ---------          --------
    Total liabilities..................      676,990          (281,284)         107,343           503,049
Preferred stock........................           --            20,000 (6)           --            20,000

Shareholder's deficit:
  Common stock, $.10 par value, 1,000
    shares authorized, issued, and
    outstanding........................        5,238                --               --             5,238
  Accumulated deficit and accumulated
    other comprehensive losses.........      (91,478)          135,473 (7)     (109,893)          (65,898)
                                            --------         ---------        ---------          --------
    Total shareholder's deficit........      (86,240)          135,473         (109,893)          (60,660)
                                            --------         ---------        ---------          --------
      Total liabilities and
        shareholder's deficit..........     $590,750         $(125,811)       $  (2,550)         $462,389
                                            ========         =========        =========          ========

      See Notes to Unaudited Pro Forma Consolidated Financial Statements.

                 NOTES TO PROJECTED CONSOLIDATED BALANCE SHEET

                      REFLECTING RESTRUCTURING ADJUSTMENTS

                             (DOLLARS IN THOUSANDS)

Note: The face amount of outstanding Old Notes is $305,000, of which it is assumed 95% or $287,350 will be refinanced, and new debt issued with a face amount of approximately $148,342 resulting in a deleveraging of the Company by approximately $139,000. A portion of this deleveraging, approximately $107,000, will continue to be shown as a liability of the Company for capitalized future interest payments.

(1) Under the application of Statement No. 15, the Company is required to record the Exchange Notes and Initial Senior Loan at amounts that include future interest payments such that the related carrying amounts on Doe Run's balance sheet under Statement No. 15 will substantially exceed the outstanding principal amount due on such obligations. See "Summary of Significant Assumptions--Accounting Treatment".

                           PRINCIPAL AMOUNT
                           AT JUNE 30, 2002
LONG-TERM DEBT (INCLUDING       BEFORE        PRINCIPAL AMOUNT    FINANCIAL STATEMENT AMOUNT
CURRENT PORTION)            RESTRUCTURING     AT JUNE 30, 2002         AT JUNE 30, 2002
-------------------------  ----------------   -----------------   --------------------------
Congress/CIT Credit
  Facility..............       $ 32,868           $ 35,782                 $ 35,782
BCP Revolving Credit
  Facility..............         18,220             18,970                   18,970
New Senior Credit
  Facility..............             --             35,700                   58,103
Exchange Notes..........             --            112,642                  197,211
Unsecured Senior Notes..        200,000             10,000                   10,000
Floating Rate Senior
  Secured Notes.........         55,000              2,750                    2,750
Secured Senior Notes....         50,000              2,500                    2,391
Note Payable to Foreign
  Bank..................        125,000                 --                       --
Other...................          7,485              7,485                    7,485
                               --------           --------                 --------
    Total Long-Term Debt
      (including current
      maturities).......       $488,573           $225,829                 $332,692
                               ========           ========                 ========

(2) Represents write-off of $4,861 of unamortized deferred financing costs of the Company associated with the Old Notes and the addition of $4,050 associated with costs of the Restructuring and other transactions.

(3) Represents (1) the write-off of Old Notes, adjusted as follows and (2) the application of the Special Term Deposit by Doe Run to the repayment of Doe Run Peru's $125,000 Back to Back Loan and the concurrent delivery by Doe Run Peru to Doe Run of a promissory note in an

                 NOTES TO PROJECTED CONSOLIDATED BALANCE SHEET

                             (DOLLARS IN THOUSANDS)

    equivalent amount (to be recorded as inter-company accounts and be eliminated in the consolidated financial statements):

(i)    Cancellation of the Old Notes, net of original issue
         discount..................................................  $(287,670)
(ii)   Proceeds from Initial Senior Loan...........................     35,700
(iii)  Allocation of proceeds to the Warrants Put..................       (371)
(iv)   Additional borrowings under existing credit facilities......      3,664
(v)    Issuance of Exchange Notes..................................    112,642
(vi)   Elimination of Back to Back Loan/Special Term Deposit.......   (125,000)
                                                                     ---------
       Total adjustment to long-term debt (including current
         maturities)...............................................  $(261,035)
                                                                     =========

       ADJUSTMENT TO CURRENT MATURITIES............................  $(101,337)
       ADJUSTMENT TO LONG-TERM DEBT (LESS CURRENT MATURITIES)......  $(159,698)

(4) Represents the adjustment of accrued interest on the Old Notes for the following:

(i)    To pay interest accrued on the Old Notes....................  $  (9,814)
(ii)   To write off interest accrued on the Old Notes..............    (10,806)
                                                                     ---------
                                                                     $ (20,620)
                                                                     =========

(5) Represents the issuance of the Warrants at their fair value of $371 to the purchasers of the Initial Senior Loan. The Holders of the Warrants will have the ability to require that the Warrants be repurchased, by Doe Run or Renco. Doe Run is required to account for the value of such rights as a noncurrent liability. See "Description of Certain Other Indebtedness--Warrants in Connection with New Senior Credit Facility."

(6) Reflects the issuance of $20,000 of Series A Preferred Stock to Renco.

(7) Reflects the adjustment of retained deficit for (a) the gain on extinguishment of debt related to the tender and exchange of the Old Notes
    (b) and the expense of the fees paid to amend the terms of the domestic credit facility:

(i)    Cancellation of the Old Notes, net of original issue
         discount..................................................  $ 287,670
(ii)   Cash to tender for Old Notes accepted in Cash Offer.........    (44,000)
(iii)  Issuance of Exchange Notes..................................   (112,642)
(iv)   Write-off of the accrued interest on the Old Notes..........     10,806
(v)    Unamortized current fees on the Old Notes...................     (2,185)
(vi)   Unamortized noncurrent fees on the Old Notes................     (2,676)
(vii)  Restructuring fees to retire the Old Notes..................     (1,500)
                                                                     ---------
       TOTAL CHANGE IN RETAINED DEFICIT............................  $ 135,473
                                                                     =========

                 NOTES TO PROJECTED CONSOLIDATED BALANCE SHEET

                             (DOLLARS IN THOUSANDS)

(8) Under the STATEMENT OF FINANCIAL ACCOUNTING STANDARD NO. 15--ACCOUNTING BY DEBTORS AND CREDITORS FOR TROUBLED DEBT RESTRUCTURINGS, if the total future payments under the terms of the Exchange Notes and Initial Senior Loan are less than the carrying amount of the exchanged Old Notes, the Company is required to record the Exchange Notes and the Initial Senior Loan at an amount equal to total future cash payments (including principal and interest) specified by their terms. The following reflects the offset of the gain on extinguishment for the application of Statement No. 15 as follows:

(i)    Write-off of financing fees related to the Initial Senior
         Loan and Exchange Notes...................................  $  (2,550)
(ii)   Increase in debt for value allocated to the Warrants........       (371)
(iii)  Increase in debt for future interest payments, including amounts contingently payable, on the Initial Senior
         Loan......................................................    (22,403)
(iv)   Increase in debt for future interest payments, including
         amounts contingently payable, on the Exchange Notes.......    (84,569)
                                                                     ---------
                                                                     $(109,893)
                                                                     =========

               THE DOE RUN RESOURCES CORPORATION AND SUBSIDIARIES

                     PROJECTED CONSOLIDATED BALANCE SHEETS

                  AS OF OCTOBER 31, 2002 AND OCTOBER 31, 2003
                             (DOLLARS IN THOUSANDS)

                                                                 PROJECTED AT
                                                                  OCTOBER 31,
                                                              -------------------
                                                                2002       2003
                                                              --------   --------
ASSETS
Current assets:
  Cash......................................................  $  1,505   $  1,481
  Trade accounts receivable, net............................    84,932     82,535
  Inventories...............................................   112,506    113,118
  Prepaid expenses and other current assets.................    14,715     14,547
                                                              --------   --------
    Total current assets....................................   213,658    211,681

Property, plant and equipment, net..........................   260,697    259,889
Deferred financing costs....................................     1,146        531
Other noncurrent assets, net................................     2,327      1,907
                                                              --------   --------
    Total assets............................................  $477,828   $474,008
                                                              ========   ========
LIABILITIES AND SHAREHOLDER'S DEFICIT
Current liabilities:
  Current maturities of long-term debt(1)...................    21,143     26,017
  Accounts payable..........................................    55,886     60,353
  Accrued liabilities.......................................    45,913     48,205
                                                              --------   --------
    Total current liabilities...............................   122,942    134,575

Long-term debt, less current maturities(1)..................   327,826    301,584
Other noncurrent liabilities................................    62,130     65,027
                                                              --------   --------

Total liabilities...........................................   512,898    501,186

Preferred stock.............................................    20,833     23,438

Shareholder's deficit:
  Common stock, $.10 par value, 1,000 shares authorized,
    issued, and outstanding.................................     5,238      5,238
  Accumulated deficit and accumulated other comprehensive
    losses..................................................   (61,141)   (55,854)
                                                              --------   --------
  Total shareholder's deficit...............................   (55,903)   (50,616)
                                                              --------   --------
  Total liabilities and shareholder's deficit...............  $477,828   $474,008
                                                              ========   ========

Note: The face amount of outstanding Old Notes is $305,000, of which it is assumed 95% or $287,350 will be refinanced, and new debt issued with a face amount of approximately $148,342 resulting in a deleveraging of the Company by approximately $139,000. A portion of this deleveraging, approximately $107,000, will continue to be shown as a liability of the Company for capitalized future interest payments.

               THE DOE RUN RESOURCES CORPORATION AND SUBSIDIARIES

                     PROJECTED CONSOLIDATED BALANCE SHEETS

                  AS OF OCTOBER 31, 2002 AND OCTOBER 31, 2003
                             (DOLLARS IN THOUSANDS)

(1) Under the application of Statement No. 15, the Company is required to record the Exchange Notes and Initial Senior Loan at amounts that include future interest payments, such that carrying amounts on Doe Run's balance sheet under Statement No. 15 will substantially exceed the outstanding principal amount due on such obligations. See "Summary of Significant Assumptions-- Accounting Treatment".

                                                   AT OCTOBER 31, 2002     AT OCTOBER 31, 2003
                                                  ---------------------   ---------------------
                                                              FINANCIAL               FINANCIAL
                                                  PRINCIPAL   STATEMENT   PRINCIPAL   STATEMENT
TOTAL LONG-TERM DEBT (INCLUDING CURRENT PORTION)   AMOUNT      AMOUNT      AMOUNT      AMOUNT
------------------------------------------------  ---------   ---------   ---------   ---------
Revolving Credit Facility.....................    $ 73,756    $ 73,756    $ 73,495    $ 73,495
New Senior Credit Facility....................      35,700      56,764      33,700      50,648
Exchange Notes................................     123,361     197,211     130,173     189,401
Old 11.25% Unsecured Senior Notes.............      10,000      10,000      10,000      10,000
Floating Rate Senior Secured Notes............       2,750       2,750          --          --
Secured Senior Notes..........................       2,404       2,404       2,440       2,440
Other.........................................       6,084       6,084       1,617       1,617
                                                  --------    --------    --------    --------
  Total Long-Term Debt (including current
    maturities)...............................    $254,055    $348,969    $251,425    $327,601
                                                  ========    ========    ========    ========

               THE DOE RUN RESOURCES CORPORATION AND SUBSIDIARIES
                PROJECTED CONSOLIDATED STATEMENTS OF OPERATIONS
           FISCAL YEARS ENDING OCTOBER 31, 2002 AND OCTOBER 31, 2003
                             (DOLLARS IN THOUSANDS)

                                                       PROJECTED FISCAL YEAR      PROJECTED FISCAL YEAR
                                                      ENDING OCTOBER 31, 2002    ENDING OCTOBER 31, 2003
                                                      ------------------------   ------------------------
Net sales...........................................          $696,749                   $717,932

Costs and expenses:
  Cost of sales.....................................           617,902                    635,162
  Depletion, depreciation and amortization..........            30,724                     29,990
  Selling, general and administrative...............            27,207                     30,299
  Exploration.......................................             1,327                      1,884
                                                              --------                   --------
    Total costs and expenses........................           677,160                    697,335
                                                              --------                   --------
    Income from operations..........................            19,589                     20,597

Other expense:
  Interest, net(1)..................................            31,436                      8,989
  Other, net........................................              (299)                     1,145
                                                              --------                   --------
Income (loss) before income tax expense.............           (11,548)                    10,463

Provision for income taxes..........................             3,307                      2,571
                                                              --------                   --------
Income before extraordinary items...................           (14,855)                     7,892
Extraordinary gain on extinguishment of debt........           (25,580)                        --
                                                              --------                   --------
Net income..........................................            10,725                      7,892
Preferred dividends.................................              (833)                    (2,604)
                                                              --------                   --------
    Net income allocable to common shareholder......          $  9,892                   $  5,288
                                                              ========                   ========
EBITDA
  Doe Run U.S. EBITDA...............................          $ 28,900                   $ 28,429
  Doe Run Peru EBITDA...............................            20,336                     21,013
                                                              --------                   --------
    Consolidated EBITDA.............................          $ 49,236                   $ 49,442
                                                              ========                   ========

------------------------

(1) Under the application of Statement No. 15, the Company is required to record financial statement interest expense as above that is substantially less than the interest due on such obligations during future periods. See "Summary of Significant Assumptions--Accounting Treatment".

      PROJECTED FISCAL YEAR ENDING                PROJECTED FISCAL YEAR ENDING
            OCTOBER 31, 2002                            OCTOBER 31, 2003
-----------------------------------------   -----------------------------------------
 INTEREST EXPENSE                            INTEREST EXPENSE
EXCLUDING STATEMENT   FINANCIAL STATEMENT   EXCLUDING STATEMENT   FINANCIAL STATEMENT
  NO. 15 EFFECTS            EXPENSE           NO. 15 EFFECTS       INTEREST EXPENSE
-------------------   -------------------   -------------------   -------------------
$39,487                     $31,442               $32,611                $8,938

               THE DOE RUN RESOURCES CORPORATION AND SUBSIDIARIES
                 PROJECTED CONSOLIDATED STATEMENT OF CASH FLOWS
           FISCAL YEARS ENDING OCTOBER 31, 2002 AND OCTOBER 31, 2003
                             (DOLLARS IN THOUSANDS)

                                                              PROJECTED FISCAL   PROJECTED FISCAL
                                                                YEAR ENDING        YEAR ENDING
                                                                OCTOBER 31,        OCTOBER 31,
                                                                    2002               2003
                                                              ----------------   ----------------
Cash flows from operating activities:
Net Income allocable to common shareholder..................       $ 9,892           $  5,288
Adjustments to reconcile net income to net cash:
  Depreciation, depletion and amortization..................        30,618             29,990
  Imputed interest and amortization of financing costs......         2,627                651
  Deferred income taxes.....................................         3,379              2,572
  Deferred profit sharing...................................           979                 29
  Extraordinary gain on debt retirement.....................       (25,580)                --
  (Gain) loss on disposal...................................           (94)              (650)
  Increase (decrease) resulting from changes in:
    Trade accounts receivable...............................       (11,927)             2,397
    Inventories.............................................        (5,099)              (612)
    Prepaid expenses and other current assets...............         4,619                168
    Accounts payable........................................         3,856              4,467
    Accrued liabilities.....................................       (10,813)             2,292
    Other noncurrent assets and liabilities, net............          (142)             3,248
                                                                   -------           --------
      Net cash provided by operating activities.............         2,315             49,840

Cash flows from investing activities:
  Capital expenditures--Doe Run U.S.........................        (9,673)            (9,360)
  Capital expenditures--Doe Run Peru........................       (17,432)           (19,900)
  Proceeds from asset disposals.............................           196                800
                                                                   -------           --------
    Net cash used by investing activities...................       (26,909)           (28,460)

Cash from financing activities:
  (Paid) borrowed on Congress/CIT Credit facility and BCP
    Revolving Credit Facility (Net).........................        15,377               (260)
  Payments on Old Notes.....................................       (44,000)            (2,750)
  Paid on Exchange Notes....................................            --             (7,811)
  Borrowed on New Senior Credit Facility....................        35,700                 --
  Paid on New Senior Credit Facility........................        (1,337)            (6,116)
  Paid on other debt........................................        (4,404)            (4,467)
  Payment of deferred financing costs.......................        (1,500)                --
  Preferred stock issued....................................        20,000                 --
                                                                   -------           --------
    Net cash provided (used) by financing activities........        19,836            (21,404)

Decrease in cash............................................        (4,758)               (24)

Cash at beginning of period.................................         6,263              1,505
                                                                   -------           --------
Cash at end of period.......................................       $ 1,505           $  1,481
                                                                   =======           ========

                       THE DOE RUN RESOURCES CORPORATION

 EXCHANGE OFFER, CASH OFFER, CONSENT SOLICITATION AND SENIOR LOAN PARTICIPATION
                              FOR ALL OUTSTANDING
                11.25% SENIOR SECURED NOTES DUE 2005, SERIES B;
                  11.25% SENIOR NOTES DUE 2005, SERIES B; AND
             FLOATING INTEREST RATE SENIOR NOTES DUE 2003, SERIES B

Facsimile copies of the Letters of Transmittal, properly completed and duly executed, will be accepted. The Letters of Transmittal and any other required documents should be sent or delivered by each holder or his broker, dealer, commercial bank or other nominee to the Depositary/Exchange Agent at its address set forth below.

    THE DEPOSITARY/EXCHANGE AGENT FOR THE EXCHANGE OFFER AND CASH OFFER IS:

                      STATE STREET BANK AND TRUST COMPANY

   BY HAND DELIVERY OR OVERNIGHT COURIER:                        BY MAIL:

            2 Avenue de LaFayette                          2 Avenue de LaFayette
                  5th Floor                        Corporate Trust Department, 5th Floor
              Boston, MA 02111                               Boston, MA 02111

                            FACSIMILE TRANSMISSION:
                                 (617) 662-1452

                             CONFIRM BY TELEPHONE:
                                 (617) 662-1603

    Questions or requests for assistance or additional copies of this Exchange Offer, Cash Offer, Consent Solicitation and Senior Loan Participation or the Letters of Transmittal may be directed to the Information Agent at its address and telephone numbers set forth below. Beneficial Owners may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Exchange Offers.

        THE INFORMATION AGENT FOR THE EXCHANGE OFFER AND CASH OFFER IS:

                                     [LOGO]

                               105 Madison Avenue
                            New York, New York 10016
                         (212) 929-5500 (Call Collect)
                                       or
                           (800) 322-2885 (Toll Free)

                       Email: proxy@mackenziepartners.com